                                                          Pursuant to Rule 424B5
                                        Registration Statement Numbers 333-68937
                                                                    333-68937-01

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                   SUBJECT TO COMPLETION, DATED JUNE 25, 1999

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 7, 1999)
                                     [LOGO]

                                  $300,000,000
                                             UNITS

                      % ADJUSTABLE CONVERTIBLE TRUST SECURITIES
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THE COMPANY:

- We are a leading diversified energy company operating in the United States and around the world.

- CMS Energy Corporation
  Fairlane Plaza South, Suite 1100
  330 Town Center Drive
  Dearborn, Michigan 48126
  (313) 436-9200

- New York Stock Exchange Symbol: CMS

THE OFFERING:

- We are offering     units of Adjustable Convertible Trust Securities.

- This is an initial public offering of Adjustable Convertible Trust Securities and no public market currently exists for these securities.

- We will apply to list the units on the New York Stock Exchange under the
  symbol     .

- We intend to use the proceeds from the offering to repay various lines of credit and our existing revolving credit facility.

- Closing:            , 1999.

THE ADJUSTABLE CONVERTIBLE TRUST SECURITIES:

- Each unit of Adjustable Convertible Trust Securities consists of a purchase contract for not more than shares of our common stock and a preferred security of CMS Energy Trust II, a Delaware business trust.

- Each unit obligates the holder to purchase from us not more than     and not
  less than    shares, based on the average trading price of our common stock during a 20-day period ending before July 1, 2002.

- The trust will use the proceeds from the sale of the trust preferred
  securities to buy our     % subordinated deferrable debentures due 2004.

- The trust preferred securities will mature on July 1, 2004.

- The trust will pay annual distributions of     % on the trust preferred
  securities. Such distributions will be paid quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 1999.

- Each trust preferred security will be subject to a call option granted by the holder of the unit to Donaldson, Lufkin & Jenrette Securities Corporation.

- We will pay annual contract payments of     % on each purchase contract. Such
  payments will be paid quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 1999.

- The trust may defer distributions on the trust preferred securities and we may defer contract payments on the purchase contracts. Distribution and contract payment deferrals will bear additional distributions and contract payments at
      % and     %, respectively.

- Each holder will pledge the trust preferred securities to secure its obligation under the purchase contract. Unless a holder substitutes another pledged security for this collateral, and as long as a purchase contract is effective for a unit, a holder cannot separate or separately transfer the purchase contract and the trust preferred securities (or other pledged securities).

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
                                                                    PER UNIT                TOTAL
----------------------------------------------------------------------------------------------------------
Public offering price of units:                                    $                      $
Proceeds from sale of call options:                                $                      $
Underwriting fees:                                                 $                      $
Proceeds to us and the trust:                                      $                      $
----------------------------------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING PAGE S-14.
--------------------------------------------------------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING BASE PROSPECTUS IS TRUTHFUL OR COMPLETE, NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          JOINT BOOK-RUNNING MANAGERS

SALOMON SMITH BARNEY                                 DONALDSON LUFKIN & JENRETTE

                         BANC OF AMERICA SECURITIES LLC

We will amend and complete the information in this prospectus supplement. This prospectus supplement and a base prospectus are part of an effective registration statement filed with the SEC. This prospectus supplement and the base prospectus are not offers to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                               TABLE OF CONTENTS

                                    PAGE
      PROSPECTUS SUPPLEMENT
Forward-Looking Statements........     i
Prospectus Supplement Summary.....   S-1
Risk Factors......................  S-14
Use of Proceeds...................  S-21
Ratio of Earnings to Fixed
  Charges.........................  S-22
Accounting Treatment..............  S-22
Price Range of Common
  Stock and Dividend Record.......  S-23
Capitalization....................  S-27
The Company.......................  S-28
Description of Units..............  S-31
Description of the Purchase
  Contracts.......................  S-34
Description of the Call Options...  S-39
Pledged Securities and Pledge
  Agreement.......................  S-40
Termination of Purchase
  Contracts.......................  S-41
Book-Entry System.................  S-42
Certain Provisions of the
  Principal Agreements............  S-43
Description of the Trust Preferred
  Securities......................  S-46
Description of the Junior
  Subordinated Debentures.........  S-56
Governing Law.....................  S-60
Information Concerning the
  Trustee.........................  S-60
Description of the Guarantee......  S-60

                                    PAGE
Relationship Among the Trust
  Preferred Securities, the Junior
  Subordinated Debentures and the
  Guarantee.......................  S-63
Certain Federal Income Tax
  Consequences....................  S-65
ERISA Considerations..............  S-72
Underwriting......................  S-73
Legal Opinions....................  S-75
Experts...........................  S-75
Unaudited Pro Forma Financial
  Information.....................   F-1
            PROSPECTUS
Available Information.............     2
Incorporation of Certain Documents
  by Reference....................     3
CMS Energy Corporation............     4
CMS Energy Trusts.................     6
Use of Proceeds...................     8
Ratio of Earnings to Fixed Charges
  and Ratio of Earnings to Fixed
  Charges and Preferred Stock
  Dividends.......................     8
Description of Securities.........     9
Legal Opinions....................    29
Experts...........................    29
Plan of Distribution..............    29

                           FORWARD-LOOKING STATEMENTS

     The prospectus supplement and the accompanying base prospectus contain or incorporate by reference forward-looking statements. The factors identified under "Risk Factors" are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us (or our subsidiaries).

     Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, we, or our management, express an expectation or belief as to future results, this expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "BELIEVE", "EXPECT," "ESTIMATE," "PROJECT" and "ANTICIPATE" and similar expressions identify forward-looking statements.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying base prospectus, including the financial data and related notes, before making an investment decision. The terms "CMS", "CMS ENERGY", "COMPANY", "OUR" and "WE" as used in this prospectus supplement and the accompanying base prospectus refer to CMS Energy Corporation and its subsidiaries.

                                  THE COMPANY

     We are a leading diversified energy company operating in the United States and around the world. Our two principal subsidiaries are Consumers Energy Company ("CONSUMERS") and CMS Enterprises Company ("ENTERPRISES"). Consumers is a public utility that provides natural gas and electricity to almost six million of the nine and one-half million residents in Michigan's Lower Peninsula. Enterprises, through subsidiaries, is engaged in several domestic and international energy businesses including:

          - Natural gas transmission, storage and processing;

          - Independent power production;

          - Oil and gas exploration and production;

          - International energy distribution; and

          - Energy marketing, services and trading.

     Our consolidated operating revenue in 1998 was $5.1 billion. 51% of our operating revenue was generated from our electric utility operations, 21% from our gas utility operations, 18% from our energy marketing, services and trading operations, 6% from our independent power production and other non-utility activities, 3% from natural gas transmission, storage and processing and 1% from our oil and gas exploration and production activities. Our acquisition of the Panhandle Companies described below will significantly increase our percentage of operating revenues from natural gas transmission, storage and processing.

     Consumers' consolidated operations account for a majority of our total assets, revenues and income. Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries. At December 31, 1998, Consumers provided service to 1.64 million electric customers and 1.55 million gas customers. Consumers' consolidated operating revenue in 1998 was $3.7 billion. 70% of Consumers' operating revenue was generated from its electric utility business, 29% from its gas utility business and 1% from its non-utility business.

     We routinely evaluate, invest in, acquire, construct and divest energy-related assets and/or businesses both domestically and internationally. Cash or securities are routinely the consideration for such transactions.

     We were incorporated in Michigan in 1987 and our world wide web address is http://www.cmsenergy.com. Our web site is not part of this prospectus supplement. Our telephone number is (313) 436-9200.

                               BUSINESS STRATEGY

     We seek to be a leader in the domestic and international energy industry, focusing our growth primarily in three energy sectors: electric utility, natural gas and diversified energy. As a result of our acquisition of the Panhandle Companies described below, approximately one-third of our assets is in each of these three energy sectors. Our Consumers subsidiary is a leading producer and distributor of electricity and natural gas in Michigan's Lower Peninsula. Our acquisition of the Panhandle Companies significantly enhanced our domestic natural gas assets. Through our Enterprises subsidiary, we intend to become a leading diversified energy company with operations in virtually all segments of the North American and worldwide energy industry.

     In pursuing these business objectives, we intend to:

          - generate stable earnings and cash flow from our regulated businesses through maximization of retail electricity and natural gas services and natural gas transportation revenues, as well as active cost management;

          - invest in energy-related projects which complement and expand our non-regulated and diversified energy business, as well as in selected projects in regulated businesses which management believes are capable of generating favorable risk-adjusted returns; and

          - pursue new areas for energy-related business expansion, including strategic acquisitions and joint ventures.

     We expect to continue to capitalize on emerging trends in the energy industry, including the growing worldwide demand for energy infrastructure and the privatization of existing government energy assets, as well as the deregulation of the natural gas and electricity industries in the United States.

     We believe that our recent acquisition of Panhandle Eastern Pipe Line Company ("PANHANDLE") and its principal subsidiaries, Trunkline Gas Company ("TRUNKLINE") and Pan Gas Storage Company, as well as its affiliates Panhandle Storage Company and Trunkline LNG Company ("TRUNKLINE LNG" and, collectively, the "PANHANDLE COMPANIES"), as further described below enhances our ability to achieve our business objectives. See "-- Recent Developments". In fact, we are implementing our business strategy to capitalize on the ownership of the Panhandle Companies by: (i) participating in the construction, ownership and operation of a 710 megawatt natural gas-fired cogeneration facility in Dearborn, Michigan which will require approximately 130 million cubic feet of natural gas per day which we will seek to transport using the Panhandle Companies; and (ii) integrating the operations of the Panhandle Companies with those of our existing and in-development natural gas distribution, transmission, processing and storage operations. This integration includes connecting our natural gas gathering and processing systems in the mid-continent region to our Midwestern markets. It also includes expanding into new markets through the pending development of the TriState Pipeline running from a natural gas transportation hub outside Chicago through a combination of new and existing pipelines to ultimately connect to a natural gas transportation hub in southwest Ontario as well as the pending development of the Guardian Pipeline running from the Chicago hub to southeast Wisconsin.

                              RECENT DEVELOPMENTS

ACQUISITION OF THE PANHANDLE COMPANIES

     On March 29, 1999 we acquired all of the outstanding common stock of the Panhandle Companies from Duke Energy Corporation. We paid $1.9 billion in cash to Duke Energy Corporation and assumed approximately $300 million of existing Panhandle debt.

     The Panhandle Companies are primarily engaged in the interstate transmission and storage of natural gas. The Panhandle Companies operate one of the nation's largest natural gas pipeline networks, providing customers in the Midwest and Southwest with a comprehensive array of transportation services. This interconnected 10,400 mile system accesses virtually all major natural gas regions in the United States.

     Panhandle's transmission system consists of four large-diameter parallel pipelines and extends approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through the states of Missouri, Illinois, Indiana and Ohio into Michigan. Panhandle's system connects with the Trunkline system at Tuscola, Illinois.

     Trunkline's transmission system consists principally of three large-diameter parallel pipelines extending approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through the states of Arkansas, Mississippi, Tennessee, Kentucky, Illinois and Indiana to a point on the Indiana-Michigan border. Trunkline also owns and operates two offshore Louisiana natural gas supply systems consisting of 337 miles of pipeline extending approximately 81 miles into the Gulf of Mexico.

     Panhandle's major customers include approximately 20 utilities located in the Midwest market area that encompasses large portions of Michigan, Ohio, Indiana, Illinois and Missouri. Trunkline's major customers include six utilities located in portions of Illinois, Indiana, Michigan, Ohio and Tennessee. Transportation service for Consumers accounted for approximately 10% of the combined revenue of the Panhandle Companies.

     The Panhandle Companies own and operate five underground gas storage fields located in Illinois, Michigan, Kansas, Oklahoma and Louisiana with a combined maximum working gas storage capacity of 70 billion cubic feet.

     Trunkline LNG owns a liquified natural gas ("LNG") regasification plant and related LNG tanker port, unloading facilities and LNG and gas storage facilities located at Lake Charles, Louisiana. The LNG plant has the capacity to deliver 700 million cubic feet per day but has been operated on a limited basis for a number of years.

     The rates and services of the Panhandle Companies are subject to regulation by the Federal Energy Regulatory Commission.

     We used approximately $600 million in bridge financing, $500 million in long term debt and $800 million of senior unsecured notes issued by CMS Panhandle Holding Company to fund the cash portion of the purchase price for the acquisition of the Panhandle Companies.

     Please refer to our Forms 8-K dated January 20 and April 6, 1999 for further information concerning this transaction.

CONSUMERS' REGULATORY MATTER

     On May 27, 1999, the Michigan Public Service Commission ("MPSC") issued an order in a matter arising from the Michigan-based Association of Business Advocating Tariff Equity's ("ABATE") November 1997 complaint alleging that Consumers' earnings are in excess of its authorized rate of return and seeking an immediate reduction in Consumers' electric rates. The MPSC staff conducted an investigation and concluded in an April 1998 report that no formal rate proceeding was warranted at that time. The May 1999 order reversed an April 1999 decision of an administrative law judge which had restricted the scope of this matter to a determination whether there should be a subsequent proceeding to examine Consumers' electric rates. However, the order confirmed that ABATE and intervenors bear the burden of persuading the MPSC in this matter that a rate reduction is warranted. In the absence of meeting the burden that a reduction is warranted, Consumers' rates will remain unchanged. This matter has now been scheduled for further proceedings which should lead to more definitive MPSC resolution in the first quarter of 2000.

ISSUANCE OF RHINOS

     On June 11, 1999, an affiliated trust of ours privately placed $250 million of Redeemable Hybrid Income Overnight Shares (the "RHINOS") through Banc of America Securities LLC. The entire issue of trust preferred securities, which pays quarterly distributions at a floating rate, was purchased by a trust organized by Banc of America Securities LLC. We have guaranteed the obligations of our affiliated trust, including payments of distributions. The $250 million proceeds to the trust were used to purchase our subordinated notes, which pay quarterly interest payments at the same floating rate. We used the proceeds of the sale of the RHINOS to pay off a portion of the bridge loan used to finance the acquisition of the Panhandle Companies. In addition, we also agreed with Banc of America Securities LLC to sell $250 million of our common stock within the next two years, with the proceeds required to be used to retire the trust preferred securities.

ISSUANCE OF SENIOR NOTES

     On June 22, 1999, we sold $400 million of senior notes/reset put securities in two tranches in a registered offering. $250 million of the senior notes mature in 2011 and pay interest at 8%, and $150 million mature in 2013 and pay interest at 8 3/8%. The 2011 senior notes and the 2013 senior notes are subject to a call option and mandatory put in 2001 and 2003, respectively. We used the proceeds of the sale of the senior notes to pay off the balance of the bridge loan used to finance the acquisition of the Panhandle Companies.

                                   THE TRUST

     CMS Energy Trust II is a Delaware business trust with no prior operations. The trust will sell its preferred securities to the Underwriters and its common securities to us. The Trust will use the proceeds from these sales to buy our
  % subordinated deferrable debentures due 2004 (the "JUNIOR SUBORDINATED DEBENTURES"). We will, on a subordinated basis, fully and unconditionally guarantee the junior subordinated debentures. There are four trustees of the trust. Two of the trustees are our employees, and the Bank of New

York will act as the property trustee and one of its affiliates will act as the Delaware trustee.

                                  RISK FACTORS

     You should carefully consider all the information set forth in this prospectus supplement and the accompanying base prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors" beginning on page S-14 to ensure that you understand the risk associated with an investment in the Adjustable Convertible Trust Securities. Please be aware when reading the accompanying base prospectus that information contained in the base prospectus may have been updated or superceded by information in this prospectus supplement or reports that we have filed with the SEC.

                                  THE OFFERING

                                   THE UNITS

Securities Offered...........     % Adjustable Convertible Trust Securities (the
                                "UNITS").

Issuers......................  CMS Energy Corporation and CMS Energy Trust II.

Stated Amount................  $   per unit.

Distributions................  Annual rate:    %.

Quarterly Payment Date.......  Every three months on January 1, April 1, July 1 and October 1.

First Payment................  October 1, 1999.

Stock Purchase Date..........  July 1, 2002.

Stock Purchase
  upon Settlement............  On the stock purchase date, a holder of a unit must purchase, for the stated amount in cash, a number of newly issued shares of common stock, or fraction thereof, equal to the settlement rate.

Settlement Rate..............  The settlement rate per unit will be not more than
                                newly issued shares and not less than    newly
                                issued shares of common stock, depending on the average trading price of the common stock during a 20-day period ending before July 1, 2002 and will be determined as described under "Description of the Purchase
                                Contracts--General." The following table illustrates the applicable settlement rate and approximate market value of the common stock receivable upon settlement of the units at certain assumed applicable market values:

                                                                          VALUE OF SHARES
                                                                           RECEIVED PER
       IF THE APPLICABLE                   SETTLEMENT                        UNIT UPON
        MARKET VALUE IS                       RATE                         SETTLEMENT(*)
-------------------------------  -------------------------------  -------------------------------
         $   per share                                                           $
       (that is, 150% of                                                 (that is,    % of
        stated amount)                                                    stated amount)
         $   per share                                                           $
     (that is, "THRESHOLD                                                (that is,    % of
     APPRECIATION PRICE")                                                 stated amount)
         $   per share                                                           $
       (that is, 1/2 way                                                 (that is,    % of
        between stated                                                    stated amount)
     amount and threshold
      appreciation price)
         $   per share                                                           $
       (that is, stated                                                  (that is,    % of
            amount)                                                       stated amount)
         $   per share                                                           $
       (that is, 1/2 way                                                 (that is,    % of
      between floor price                                                 stated amount)
      and stated amount)
         $   per share                                                           $
         (that is, the                                                   (that is,    % of
        "FLOOR PRICE")                                                    stated amount)
         $   per share                                                           $
       (that is, 50% of                                                  (that is,    % of
        stated amount)                                                    stated amount)

-------------------------
(*) Assumes that applicable market value accurately reflects fair market value on the stock purchase date.

Components of the units......  Each unit will initially consist of:

                                (1) a purchase contract under which (a) the
                                    holder will purchase, on the stock purchase
                                    date, a newly issued share of common stock,
                                    or fraction thereof, equal to the settlement
                                    rate and (b) the Company will pay contract
                                    payments to the holder at      % of the
                                    stated amount per year; and

                                (2) a trust preferred security of the trust
                                    having a liquidation amount equal to the
                                    stated amount, a distribution rate of      %
                                    of the stated amount per year and mandatory redemption date of July 1, 2004, subject to a call option granted by the holder of the unit to Donaldson, Lufkin & Jenrette Securities Corporation (in its capacity as the holder of the call options, and together with any transferee of the call options in such capacity, the "CALL OPTION HOLDER"). Under the call option, the call option holder is entitled to acquire, on or before the last quarterly payment date before the stock purchase date, the trust preferred securities underlying the units.

                               The trust preferred securities and any
                               substituted securities will be pledged to The Chase Manhattan Bank, as collateral agent for the Company and the call option holder, to secure the holder's obligations to the Company and the call option holder under the purchase contract and call option underlying the unit. If a holder of units fails to provide cash for the purchase of the shares of common stock as required by the corresponding purchase contracts, the purchase obligation will be funded by the proceeds from the sale of pledged securities.

Normal Units and Stripped
  Units......................  We sometimes refer to the above units as "normal units" in this prospectus supplement. These
                               normal units will become "stripped units" if a holder of normal units substitutes Treasury Securities for trust preferred securities, as collateral under the purchase contract.

Contract Payments............  We will be required to pay contract payments to the holders of units. Contract payments payable by us may be deferred and will bear additional
                               contract payments at the rate of      % per year,
                               as adjusted for the period after the call option expiration date to reflect adjustments to the distribution rate on the trust preferred securities until paid.

Listing......................   We will apply to list the units on the New York
                                Stock Exchange under the symbol           .

Termination..................  The purchase contract will automatically terminate if we become subject to certain events of bankruptcy, insolvency or reorganization. If the purchase contract is terminated, the call options also will terminate and the collateral agent will release the pledged securities held by it to the unit agent for distribution to the holders.

                         THE TRUST PREFERRED SECURITIES

The Trust Preferred
Securities...................  Each trust preferred security represents an undivided beneficial ownership interest in the assets of the trust. Each trust preferred security will entitle the holder to receive quarterly cash distributions as described in this prospectus supplement. The trust is offering trust
                                preferred securities at a price of $
                                for each trust preferred security.

Distributions................  If you purchase the trust preferred securities, you are entitled to receive cumulative cash
                               distributions at an annual rate of      % of the
                               liquidation amount of $     per trust preferred
                               security, as adjusted for the period after the call option expiration date to reflect adjustments thereon. Distributions will accumulate from the date the trust issues the trust preferred securities and will be paid quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning October 1, 1999.

Distribution Rate Reset......  On the call option expiration date, a nationally recognized investment banking firm chosen by us may be required to reset the distribution rate on the trust preferred securities to the rate that it determines is sufficient to cause the then current aggregate market value of such trust preferred securities to be approximately equal to 100.75% of the cash equivalent of the aggregate call option exercise consideration; provided, that we may limit such rate to the maximum trust preferred securities and debenture rate, and provided, further that such rate shall in no event exceed the maximum rate permitted by applicable law.

Distribution Deferral
Provisions...................  We can defer interest payments on the junior subordinated debentures. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures (which is July 1, 2004). If we defer interest payments on the junior subordinated debentures, the trust will also defer distributions on the trust preferred securities. In addition, the deferred distributions will themselves accrue interest at an annual rate of
                                    % (to the extent permitted by law).

Maturity.....................  The trust will redeem all of the outstanding trust preferred securities when the junior subordinated debentures are paid at maturity on July 1, 2004.

                       THE JUNIOR SUBORDINATED DEBENTURES

Indenture....................  We will issue the junior subordinated debentures under the indenture between The Bank of New York, as trustee, and us, in an aggregate principal amount equal to the aggregate stated amount.

Interest.....................       % of the principal amount. Interest will be
                               payable quarterly in arrears on each quarterly payment date, subject to the deferral provisions described below.

Interest Rate Reset..........  On the call option expiration date, a nationally recognized investment banking firm chosen by us may be required to reset the interest rate on the junior subordinated debentures to the rate that it determines is sufficient to cause the then current aggregate market value of such junior subordinated debentures to be approximately equal to 100.75% of the cash equivalent of the aggregate call option exercise consideration; provided, that we may limit such rate to the maximum trust preferred securities and debenture rate, and provided, further that such rate shall in no event exceed the maximum rate permitted by applicable law.

Interest Deferral
Provisions...................  As noted above, we may defer the payments of interest on the junior subordinated debentures. Any deferred payments of interest will bear additional interest at a rate per year equal to
                               the deferral rate of      % until paid.

Maturity.....................  We must repay the principal amount plus unpaid accrued interest on the junior subordinated debentures on July 1, 2004. We do not have the option to redeem the junior subordinated debentures before this date.

Junior Subordinated
Debentures Put Options.......  In the event the call option is not exercised, each holder of junior subordinated debentures may elect to require us to repurchase the junior subordinated debentures on the stock purchase date or in the event of certain mergers involving cash, at a price equal to the principal amount plus unpaid accrued interest, but only if the cash received on the exercise of such option is used to settle the purchase contracts.

                               Each holder of trust preferred securities will have the option to require the trust to distribute the underlying junior subordinated debentures to the put agent, who is the same as the collateral agent, on the stock purchase date, in exchange for such trust preferred securities, in connection with the concurrent exercise by the put agent on behalf of such holder of the junior subordinated debenture put option related thereto as described above.

Exchange of the Trust
Preferred
  Securities for Junior
  Subordinated Debentures....  We will have the right at any time to terminate the trust and cause the junior subordinated debentures to be distributed to the holders of the trust preferred securities and trust common securities in liquidation of the trust.

The Guarantee................  Pursuant to a guarantee agreement between us and
                               Bank of New York, as the "GUARANTEE TRUSTEE", we will guarantee the payment of distributions and other payments on the

                                Trust Preferred Securities to the extent that the Trust has funds on hand sufficient therefor.

Federal Income Tax
  Consequences...............   Provided we do not exercise our right to defer
                                interest payments on the junior subordinated debentures, a holder of units and trust preferred securities will include in gross income its pro rata share of stated interest on the junior subordinated debentures when the interest is paid or accrued in accordance with the holder's regular method of tax accounting.
                                We intend to report contract payments as income to holders of units, but holders should consult their tax advisors concerning the possibility that the contract payments may be treated as loans, purchase price adjustments, rebates or option premiums rather than being includible in income on a current basis. Upon the creation of stripped units or the exercise of the call option by the call option holder, a holder will be required to include in gross income any items of income with respect to the Treasury
                                Securities. See "Certain Federal Income Tax
                                Consequences."

                       SELECTED HISTORICAL AND PRO FORMA
                             FINANCIAL INFORMATION

     The following selected historical and pro forma financial information has been derived from our historical consolidated financial statements. We have prepared pro forma financial information to reflect our acquisition of the common stock of Panhandle Eastern Pipe Line Company, Panhandle Storage Company and Trunkline LNG Company (the "ACQUISITION"). Please refer to our Form 8-K dated April 6, 1999 which is incorporated by reference. The financial information set forth below should be read in conjunction with our consolidated financial statements, related notes and other financial information incorporated by reference in the accompanying base prospectus. See "Where to Find More Information" in the base prospectus.

                                                                     THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                   MARCH 31,
                          ------------------------------------   ---------------------------
                                                     PRO FORMA                     PRO FORMA
                           1996     1997     1998     1998(1)     1998     1999      1999
                          ------   ------   ------   ---------   ------   ------   ---------
                                                                             (UNAUDITED)
                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Operating revenue.....  $4,324   $4,781   $5,141    $5,566     $1,374   $1,538    $1,650
  Operating expenses....   3,648    4,065    4,366     4,625      1,177    1,293     1,345
  Pretax operating
     income.............     676      716      775       941        197      245       305
  Income taxes..........     137      108      100       128         19       37        50
  Consolidated net
     income before
     cumulative effect
     of change in
     accounting
     principle..........     224      244      242       277         45       98       119
  Cumulative effect of
     change in
     accounting for
     property taxes, net
     of tax(1)..........      --       --       43        43         43       --        --
  Consolidated net
     income.............     224      244      285       320         88       98       119
  Net income
     attributable to
     common stocks(2)
     CMS Energy.........     210      229      272       307         79       88       109
     Class G............      14       15       13        13          9       10        10
  Average common shares
     outstanding
     CMS Energy.........      92       96      102       116        101      108       121
     Class G............       8        8        8         8          8        8         8
  Earnings per average
     common share(2)
     CMS Energy
       Basic............  $ 2.27   $ 2.39   $ 2.65    $ 2.66     $ 0.79   $ 0.82    $ 0.90
       Diluted..........    2.26     2.37     2.62      2.63       0.77     0.80      0.88
     Class G Basic and
       Diluted..........    1.82     1.84     1.56      1.56       1.09     1.19      1.19
  Dividends declared per
     common share
     CMS Energy.........  $ 1.02   $ 1.14   $ 1.26    $ 1.26     $ 0.30   $ 0.33    $ 0.33
     Class G............    1.15     1.21     1.27      1.27       0.31     0.33      0.33

                                          AS OF DECEMBER 31,             AS OF MARCH 31,
                                 -------------------------------------   ----------------
                                                             PRO FORMA
                                  1996     1997     1998      1998(1)     1998     1999
                                 ------   ------   -------   ---------   ------   -------
                                                                           (UNAUDITED)
                                                  (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents....  $   58   $   69   $   101    $   101    $   72   $   104
  Net plant and property.......   5,029    5,144     6,040      7,616     5,114     7,089
       Total assets............   8,363    9,508    11,310     13,784     9,505    13,767
  Long-term debt, excluding
     current maturities........   2,842    3,272     4,726      6,344     3,755     7,258
  Non-current portion of
     capital leases............     103       75       105        105        74        99
  Notes payable................     333      382       328        328       245       139
  Other liabilities............   3,093    3,361     3,304      3,560     2,933     3,342
  Company-obligated mandatorily
     redeemable trust preferred
     securities of Consumers
     Power Company Financing
     I(3)......................     100      100       100        100       100       100
  Company-obligated mandatorily
     redeemable trust preferred
     securities of Consumers
     Energy Company Financing
     II(3).....................      --      120       120        120       120       120
  Preferred stock of
     subsidiary................     356      238       238        238       238       244
  Company-obligated convertible
     trust preferred securities
     of CMS Energy Trust
     I(4)......................      --      173       173        173       173       173
  Common stockholders'
     equity....................  $1,536   $1,787    $2,216     $2,816    $1,867    $2,292

-------------------------

(1) The pro forma selected financial information illustrates the effects of (i) various restructuring, realignment, and elimination of activities between the Panhandle Companies and Duke Energy Corporation prior to the closing of the acquisition of the Panhandle Companies by CMS Energy; (ii) the adjustments resulting from the Acquisition; and (iii) certain Panhandle and CMS Energy financing transactions which have been or will be completed, including the issuance of $800 million of senior notes by Panhandle, $780 million of senior debt by CMS Energy and 13 million shares of common stock (representing an estimated per share offering price of $45) by CMS Energy aggregating approximately $600 million.

(2) During the first quarter of 1998, our subsidiary, Consumers implemented a change in the method of accounting for property taxes which had the cumulative effect of increasing other income by $66 million, including $18 million attributable to the portion of our business relating to Class G Common Stock. Earnings, net of tax, increased by $43 million or $0.40 per share for CMS Energy Common Stock and $12 million or $0.36 per share for Class G Common Stock.

(3) The primary asset of Consumers Power Company Financing I is $103 million principal amount of 8.36% subordinated deferrable interest notes due 2015 from Consumers. The primary asset of Consumers Energy Company Financing II is $124 million principal amount of 8.20% subordinated deferrable interest notes due 2027 from Consumers.

(4) The primary asset of CMS Energy Trust I is $178 million principal amount of 7.75% convertible subordinated debentures due 2027 from us.

                                  RISK FACTORS

     In addition to the information in the accompanying base prospectus and this prospectus supplement, you should carefully consider the risks described below before making an investment in the units. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

RISK OF DECLINE IN EQUITY VALUE

     The market value of the common stock that will be received upon settlement of the purchase contracts may be materially different from the price you are required to pay for such common stock as established at the time of this offering. If the applicable market value of the common stock on the stock
purchase date is less than the floor price (that is, less than $       , or
     % of the closing price of the common stock on the date of this prospectus supplement), you will, on the stock purchase date, be required to purchase our shares of common stock for an amount in excess of the value of those shares. Accordingly, you, as a holder of units, assume the risk that the market value of our common stock may decline below the floor price. Any such decline could be substantial. See "Prospectus Supplement-Summary-The Offering- Settlement Rate" for a tabular presentation of the settlement rate and the approximate market value of our common stock receivable upon settlement of the units at certain assumed applicable market values.

LIMITATION ON EQUITY APPRECIATION POTENTIAL

     The number of shares of common stock that will be issued upon settlement of
each purchase contract may decline by up to      % as the applicable market
value increases. Therefore, your opportunity for equity appreciation provided by an investment in the units is less than that provided by a direct investment in common stock. Assuming the applicable market value accurately reflects fair market value, the applicable market value on the stock purchase date must exceed
the threshold appreciation price of $     per share before you, as a holder of
the units, will realize any equity appreciation.

LIMITATION ON VALUE OF THE TRUST PREFERRED SECURITIES (OR JUNIOR SUBORDINATED DEBENTURES) AS A RESULT OF CALL OPTIONS

     If the value of the trust preferred securities or the junior subordinated debentures underlying the normal units is greater than the value of the aggregate call option exercise consideration (as is expected), it is likely that the call option holder will exercise its call options. In that case, the call option holder rather than you, as a holder of normal units, will realize the benefit of that greater value. See "Description of the Junior Subordinated Debentures-Market Rate Reset."

LIMITATIONS ON RIGHT TO CREATE STRIPPED UNITS

     As a holder of normal units, you will have the right to substitute, as pledged securities, Treasury Securities that will generate cash payments matching your obligations under the underlying purchase contracts, in return for the trust preferred securities that had been the pledged securities. As long as the call options underlying the normal units remain exercisable, the holder may exercise its substitution right only if the holder pays an amount in cash to the call option holder equal to the present value of the portion of the call option relating to the trust preferred securities that the holder wishes to have released. See "Description of Units-Formation of the Units." Upon such payment, the call option holder will deliver to the holder a document releasing its security interest in the pledged securities.

PLEDGED SECURITIES ENCUMBERED

     Although you, as a holder of units, will be a beneficial owner of the underlying pledged securities, those pledged securities will be pledged with the collateral agent to secure your obligation under the purchase contracts and the call options. Therefore, so long as the purchase contracts remain in effect, you, as a holder, will not be allowed to withdraw your pledged securities from this pledge arrangement except in the limited circumstances described in this prospectus supplement.

SUBORDINATION OF COMPANY OBLIGATIONS

     The ability of the trust to pay amounts due on the trust preferred securities is dependent upon our making payments on the junior subordinated debentures as and when required.

     Our obligations under the junior subordinated debentures and the guarantee will be unsecured and subordinate and rank junior in right of payment to all of our present and future senior indebtedness as described in the indenture and the guarantee, respectively. We cannot make payments of principal of or interest on the junior subordinated debentures (including payments on exercise of junior subordinated debenture put options) if (1) we are in default under any payment obligation with respect to senior indebtedness beyond any applicable grace period, (2) we are otherwise in default with respect to any senior indebtedness permitting the holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, unless such default has been cured or waived or has ceased to exist and such acceleration has been rescinded or annulled, or (3) any judicial proceeding is pending with respect to any default as described in the indenture and this prospectus supplement.

     In the event of the acceleration of the maturity of junior subordinated debentures, the holders of all senior indebtedness outstanding at that time will first be entitled to receive payment in full of all amounts due in respect of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of junior subordinated debentures.

     None of the indenture, the guarantee, the declaration under which the Trust will issue the trust preferred securities (the "DECLARATION") or the agreement relating to the units (the "MASTER UNIT AGREEMENT") places any limitation on the amount of additional secured or unsecured debt, including senior indebtedness, that may be incurred by us.

     See "Description of Securities--Subordinated Debentures-Subordination" in the accompanying base prospectus.

OPTION TO DEFER PAYMENTS

     We will generally have the right to defer interest payments on the junior subordinated debentures at any time or from time to time. We cannot defer payments beyond the trust preferred securities' redemption date and junior subordinated debentures maturity date.

Deferred payments of interest on the junior subordinated debentures will bear additional interest at a rate per year equal to the deferral rate (compounding on each following quarterly payment date) until paid. See "Description of the Junior Subordinated Debentures--Interest" and "--Option to Extend Interest Payment Date."

     We will generally have the right to defer the payment of contract payments on the purchase contracts at any time or from time to time. We cannot defer payment of contract payments beyond the stock purchase date. Deferred payments of contract payments will bear additional contract payments at a rate per annum equal to the deferral rate (compounding on each following quarterly payment date) until paid. You will have no right to receive contract payments, including deferred contract payments, if the purchase contracts are terminated. The purchase contracts will terminate if we experience certain events of bankruptcy, insolvency, or reorganization.

     Should we exercise our right to defer payments of interest on the junior subordinated debentures or contract payments, the market price of the trust preferred securities or, for so long as the purchase contracts remain in effect, the Units, is likely to decrease. As such, if you, as a holder, dispose of your trust preferred securities or units during such deferral period you might not receive the same return on your investment as if you had continued to hold the trust preferred securities or units. In addition, the mere existence of our right to defer such payments may cause the market price of the trust preferred securities or units to be more volatile than the market prices of other securities that are not subject to such deferrals rights.

     For information about the taxation of holders in the event that we exercise our right to defer payments, see "Certain Federal Income Tax Consequences--Trust Preferred Securities."

MASTER UNIT AGREEMENT NOT QUALIFIED UNDER TRUST INDENTURE ACT; LIMITED OBLIGATIONS OF UNIT AGENT

     Although the trust preferred securities portion of the normal units will be issued pursuant to the declaration, the master unit agreement will not be qualified under the Trust Indenture Act. The unit agent who will act as the agent and the attorney-in-fact for you, as a holder of the units, will not be qualified as a trustee under the Trust Indenture Act. Accordingly, you, as a holder of the units, will not have the benefits of the protections of the Trust Indenture Act. Under the terms of the master unit agreement, the unit agent will have only limited obligations to you, as a holder of the units. See "Description of the Units--Certain Provisions of the Principal Agreements--Information Concerning the Unit Agent."

RIGHTS UNDER THE GUARANTEE

     The guarantee will guarantee payments due by the trust to you, as a holder of the trust preferred securities (including if you are a holder of normal units so long as the normal units include the trust preferred securities), but only to the extent that the trust has sufficient and legally available funds on hand. If we default on our obligation to pay amounts payable under the junior subordinated debentures, the trust will not have sufficient funds to make the corresponding payments due under the trust preferred securities. If this were to happen, you, as a holder of the trust preferred securities (including if you are a holder of normal units so long as the normal units include trust preferred securities) will not be able to rely upon the guarantee for payment of such amounts.

ENFORCEMENT RIGHTS IN RESPECT OF JUNIOR SUBORDINATED DEBENTURES

     If a junior subordinated debenture event of default occurs and is continuing and such event is attributable to our failure to pay principal or interest on the junior subordinated debentures on the dates they are due, then you, as a holder of record of the trust preferred securities, may institute a legal proceeding directly against us for payment of the portion of principal or interest attributable to the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by you (or held as part of your normal units) (a "DIRECT ACTION"). Except as described herein, you, as a holder of trust preferred securities, will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures or to assert directly any other rights in respect of the junior subordinated debentures. See "Description of the Trust Preferred Securities-Events of Default; Notice." The declaration will provide that you, as a holder of the trust preferred securities, by acceptance thereof agree to the provisions of the indenture and the guarantee.

LIMITED VOTING AND OTHER RIGHTS

     You, as a holder of trust preferred securities, generally will have voting rights with respect to the trust preferred securities relating only to the modification of the terms of the trust preferred securities and the exercise of the trust's rights as holder of the junior subordinated debentures. You, as a holder of trust preferred securities, will not be entitled to vote to appoint, remove or replace, change the number of trustees. These voting rights are vested exclusively in the holder of the trust common securities, except as described under "Description of the Trust Preferred Securities-Voting Rights; Amendment of the Declaration."

     You, as a holder of units, will not be entitled to any rights with respect to the common stock until we have delivered shares of common stock upon settlement of the purchase contracts on the stock purchase date.

ABSENCE OF PUBLIC MARKET FOR THE UNITS

     Prior to this offering, there has been no public market for the units and the units are being sold by us exclusively to the underwriters. We cannot assure you that any market for the units will develop or, if one does develop, that it will be maintained. If an active market for the units fails to develop or be maintained, the trading price of the units could be adversely affected. No assurance can be given as to the liquidity of the trading market for the units.

TAX MATTERS

     No statutory, judicial or administrative authority directly addresses the treatment of the units or instruments similar to the units for United States federal income tax purposes. As a result, certain United States federal income tax consequences of the purchase, ownership and disposition of units are not entirely clear. See "Certain Federal Income Tax Consequences."

LEVERAGE, DEBT SERVICE AND ABILITY TO PAY DIVIDENDS

     We, as a parent holding company, have substantial leverage and significant debt service obligations which must be serviced by dividends or other distributions and cash transfers from our subsidiaries or jointly owned enterprises. As of March 31, 1999, we had outstanding $4.208 billion of unsecured senior debt. On a consolidated basis, we and our subsidiaries had outstanding $8.504 billion of long-term indebtedness and mandatorily redeemable trust preferred securities. On a consolidated basis our debt was 74% of total capitalization as of March 31, 1999. As a result of restrictions contained in Consumers' mortgage bond indenture and preferred stock provisions, and other legal restrictions, Consumers' ability to pay dividends or acquire its own stock from us is limited. Based upon the most restrictive provision, as of March 31, 1999, Consumers would be able to pay an aggregate of $55 million in dividends to us. In the four years ending December 31, 1998, Consumers paid out $729 million or 60% of its earnings in cash dividends to us. Enterprises is also limited in the amount of dividends it is able to pay since it is expanding its developing businesses at a rapid rate and also has various restrictions on its ability to pay dividends or acquire its own stock. Adverse financial or other economic circumstances affecting our subsidiaries may adversely affect our ability to meet our obligations to make payments on the junior subordinated debentures.

     Our high debt leverage as well as restrictions on the issuance of additional debt in our financing agreements, could limit our ability to obtain additional capital for future operating requirements and capital expenditures. Our ability to take full advantage of opportunities and to adjust to rapidly changing conditions in the markets we now serve or plan to enter and to react to possible adverse national and international financial markets also could be adversely affected. In turn, these factors could adversely affect our ability to make payments on the junior subordinated debentures.

STRUCTURAL SUBORDINATION

     Due to our holding company structure and the restrictions on dividend and other types of payments by our subsidiaries to us as the parent company, the junior subordinated debentures are effectively subordinated to the payment of interest, principal and preferred distributions on the debt, preferred securities and other liabilities of Consumers and Enterprises and each of their subsidiaries. None of these entities will be obligated to pay amounts due on the junior subordinated debentures.

DOMESTIC COMPETITION AND REGULATORY RESTRUCTURING

     Federal and state regulation of electric and natural gas utilities, interstate pipelines and independent electric power producers has changed dramatically in the last two decades and could continue to change over the next several years. In general, such regulatory changes have resulted and will continue to result in increased competition in our domestic energy businesses.

     The regulatory changes have been particularly significant in our natural gas businesses. As a result of these changes, gas distribution companies like Consumers deliver the natural gas which is sold directly to customers by gas producers, marketers and others, some of whom are our competitors for these sales. While Consumers' current rates allow it to charge gas delivery rates which enable Consumers to maintain its margins in retail gas service, the full impact of competition remains to be seen, particularly if and when Consumers' existing pilot program providing other gas suppliers direct access to

Consumers' customers is extended to all of Consumers' gas customers. Our unregulated gas marketing subsidiary is an experienced and successful competitor in this new market environment, but rapidly changing competitive conditions could adversely affect its margins and market share and add volatility to its financial results. Further changes in federal and state regulation of the natural gas industry could also adversely affect Consumers' gas utility business and Enterprises' non-utility gas marketing business.

     Since we have completed the acquisition of the Panhandle Companies, a significant portion of our domestic cash flow and revenue comes from our interstate pipeline business. Federal Energy Regulatory Commission ("FERC") policy allows the issuance of certificates authorizing the construction of new interstate pipelines which are competitive with existing pipelines. A number of new pipeline and pipeline expansion projects have been approved or are pending approval by the FERC in order to transport large additional volumes of natural gas to the Midwest from Canada. These pipelines will be able to compete with Panhandle and Trunkline. Increased competition could reduce the volumes of gas transported by Panhandle and Trunkline to their existing markets or cause them to lower rates in order to meet competition. This could lower the financial benefits we expect from the acquisition of the Panhandle Companies.

     Federal regulation of wholesale sales and transmission of electricity and state regulation of the retail sale and distribution of electricity have also changed significantly. This is particularly true since 1992 when the Energy Policy Act was enacted. This legislation and FERC regulations which followed it have effectively granted independent power producers and electricity marketers "direct access" to the interstate electric transmission systems owned by electric utilities. All electric utilities are required to offer transmission services to new market entrants on a non-discriminatory basis. As a result, wholesale electricity markets have become much more competitive. While this has not adversely affected us to date, and does present us with opportunities to expand our market reach for electric power sales by both Consumers and our non-utility generating facilities, the rapidly changing nature of the marketplace creates the opportunity for competitors to market electricity to our wholesale customers, such as municipal systems in Michigan. Ultimately, these new power suppliers may sell power directly to our retail customers when Consumers' electric distribution system is open for competitors to transmit power to Consumers' retail markets. While Consumers would be allowed under current regulations to charge compensatory rates for distributing electricity supplied by others, it is uncertain whether Consumers' profit margins on retail electric service will be maintained over the long run.

     The MPSC issued several orders in 1997, 1998 and 1999 restructuring the electric power industry in Michigan. Under these orders as currently in effect, Consumers is required to allow certain customers to elect to purchase electric power directly from other suppliers, such as independent power producers, power marketers and other utilities. This direct access program is expected to commence in September this year and will be phased in to cover 750 megawatts of Consumers' retail market by 2001. By January 1, 2002, all of Consumers' customers will have this option. It is not possible at this time to predict the extent to which Consumers' customers will elect this option or what the ultimate financial impact will be to Consumers. Under the current orders, however, Consumers believes it will be able to maintain its profit margins on and continue to expand its retail electric service.

     In 1998, the Governor of Michigan supported legislation introduced to restructure the electric power industry in Michigan in a manner similar to the MPSC's restructuring orders. The legislation was not enacted, but electric industry restructuring legislation may be reconsidered in 1999. While Consumers supported the legislation supported by the Governor, the uncertainty as to whether legislation will be enacted and what effect any enacted legislation will have on Consumers represents a risk to investors purchasing the units. Similar uncertainty exists with respect to the possibility that federal legislation restructuring the electric power industry will be enacted. A variety of bills changing existing federal regulation of the industry and, in some cases, affecting state regulation have been introduced in the Congress in recent years but none has been enacted.

     Adverse federal or state legislation or adverse future rate determinations by the MPSC in the electric markets could result in Consumers being unable to collect rates sufficient to recover fully its current investment in electric generating facilities and the cost of purchased power.

INTERNATIONAL PROJECT RISKS AND EXCHANGE RATE FLUCTUATIONS

     Our international investments in 22 countries in electric generating facilities, oil and gas exploration, production and processing facilities, natural gas pipelines and electric distribution systems face a number of risks inherent in acquiring, developing and owning these types of facilities. There is significant time and expense in preparing proposals or competitive bids, obtaining the numerous required permits, licenses and approvals, negotiating the necessary agreements with governmental and private parties and obtaining financing. Money spent for these purposes is at risk until all these elements are successfully finalized and it is often impractical to finalize all elements before significant sums have been spent. As a result, there is a risk that these up-front expenditures will be of little value if one of the required approvals or other elements is not finally achieved and the project does not go forward or is not completed. More importantly, international investments of the type we are making are subject to the risk that they may be expropriated or that the required agreements, licenses, permits and other approvals may be changed or terminated in violation of their terms. In addition, the local foreign currency may be devalued or the conversion of the currency may be restricted or prohibited or other actions may be taken which adversely affect the value and the recovery of the investment such as taxes, royalties, or import duties being increased. In some cases the investment may have to be abandoned or disposed of at a loss. These factors could significantly adversely affect the financial results of the affected subsidiary and, in turn, our growth plans for Enterprises' international investments and our financial position and results of operations.

RISK OF YEAR 2000 NONCOMPLIANCE

     Many existing computer programs were designed and developed without considering the upcoming change in the century, which could lead to the failure of computer applications or create erroneous results by or at the year 2000. This issue is referred to as the "YEAR 2000 ISSUE." The Year 2000 Issue is a broad business issue, whose impact extends beyond traditional computer hardware and software to possible failure of automated plant systems and instrumentation as well as to business third parties. Also, there can be no guarantee that third parties of business importance to the Company will successfully reprogram or replace, and test, all of their own computer hardware, software and process control systems to ensure such systems are Year 2000 compliant. Failure by the Company, third parties of business importance to the Company and/or other constituents such as governments to become Year 2000 compliant on a timely basis could have a material adverse effect on the Company's financial position and results of operations.

RESULTS COULD DIFFER MATERIALLY FROM CERTAIN FORWARD-LOOKING STATEMENTS

     From time to time, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as "FORWARD-LOOKING STATEMENTS" under the Private Securities Litigation Reform Act of 1995. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Some of the factors that could cause actual achievements and events to differ materially from those expressed or implied in any forward-looking statements are:

          - the ability to achieve operating synergies and revenue enhancements;

          - international, national, regional and local economic, competitive and regulatory conditions and developments;

          - capital and financial market conditions, including currency exchange controls, interest rates and availability of non recourse financing;

          - weather conditions;

          - adverse regulatory or legal decisions, including environmental laws and regulations;

          - the pace of deregulation of the natural gas and electric industries;

          - energy markets, including the timing and extent of changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity and certain related products;

          - the timing and success of business development efforts;

          - potential disruption, expropriation or interruption of facilities or operations due to accidents or political events;

          - nuclear power performance and regulation;

          - technological developments in energy production, delivery and usage; and

          - other uncertainties, all of which are difficult to predict and many of which are beyond our control.

                                USE OF PROCEEDS

     We will apply the net proceeds from the sale of the units being offered hereby to repay outstanding balances under various lines of credit and our $600 million revolving credit facility with The Chase Manhattan Bank, as administrative agent (the "REVOLVING CREDIT FACILITY"). The Revolving Credit Facility has a weighted average interest rate of 6.24%. In addition to borrowings used for working capital, the lines of credit and Revolving Credit Facility have been drawn over the past year to fund various investments in our subsidiaries. The most significant such investments include $150 million and $100 million capital contributions to Consumers in June 1999 and December 1998, respectively, and a $500 capital contribution to Enterprises in connection with our March 1999 acquisition of the Panhandle Companies.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for each of the years ended December 31, 1994 through 1998 and for the three months ended March 31, 1999 are as follows:

                                         YEAR ENDED DECEMBER 31,
                                     --------------------------------   THREE MONTHS ENDED
                                     1994   1995   1996   1997   1998     MARCH 31, 1999
                                     ----   ----   ----   ----   ----   ------------------
                                                                           (UNAUDITED)
Ratio of earnings to fixed
  charges..........................  2.07   1.90   1.96   1.78   1.59          1.97
Ratio of earnings to fixed charges
  and preferred stock dividends....  1.88   1.74   1.75   1.59   1.43          1.78

     For the purpose of computing the ratio, earnings represent net income before income taxes, net interest charges and the estimated interest portions of lease rentals.

                              ACCOUNTING TREATMENT

     The purchase contracts are forward transactions in the common stock. Under generally accepted accounting principles, the purchase contracts will not be recorded on the Company's consolidated balance sheets but will be disclosed in the notes to the Company's consolidated financial statements. Upon settlement of a purchase contract, the Company will receive the stated amount of such purchase contract and will issue the requisite number of shares of common stock. The stated amount thus received will be credited to holders' equity allocated between the common stock and additional paid-in capital accounts.

     Prior to the issuance of shares of common stock upon settlement of the purchase contracts, it is anticipated that the units will be reflected in the Company's diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by the Company in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, it is anticipated there will be no dilutive effect on the Company's diluted earnings per share except during periods when the average market price of common stock is above the threshold appreciation price described below.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND RECORD

     The closing price of our common stock on June 25, 1999, as reported on the New York Stock Exchange ("NYSE") was $42 13/16 per share. As of May 31, 1999, there were 108,797,274 shares of common stock held by 90,716 holders of record. The Company's common stock is traded on the NYSE under the symbol "CMS." The following table sets forth, for the periods indicated, the high and low sales prices for the common stock, as reported on the NYSE Composite Transactions Tape, and quarterly cash dividends declared on shares of common stock.

                                                                 COMMON STOCK
                                                                    PRICES
                                                        -------------------------------
                                                            HIGH              LOW         CASH DIVIDENDS
                                                        -------------    --------------   --------------
1997:
  First Quarter.....................................    $34 1/2          $31 1/2              $0.27
  Second Quarter....................................    $35 5/8          $31 1/8              $0.27
  Third Quarter.....................................    $38 1/16         $34 7/8              $0.30
  Fourth Quarter....................................    $44 1/16         $35 11/16            $0.30
1998:
  First Quarter.....................................    $47 5/16         $41 7/8              $0.30
  Second Quarter....................................    $47 3/16         $40 11/16            $0.30
  Third Quarter.....................................    $44 3/4          $38 3/4              $0.33
  Fourth Quarter....................................    $50 1/8          $43 3/16             $0.33
1999:
  First Quarter.....................................    $48 7/16         $39 9/16             $0.33
  Second Quarter (through June 25, 1999)............    $47 1/16         $39 1/4              $0.33

     On May 28, 1999, the Company's Board of Directors approved an increase in the cash dividend to an annualized rate of $1.46 per share ($0.365 per quarter). The increase will be effective with the next scheduled quarterly dividend payment in August 1999.

RESTRICTIONS AND LIMITATIONS ON ABILITY TO PAY DIVIDENDS

     Reference is made to "Description of Securities -- Common Stock -- Dividend Rights and Policy; Restrictions on Dividends" and "-- Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends" in the accompanying base prospectus for information about CMS Energy's dividend policies and other matters relating to dividends on the Common Stock, including restrictions and limitations on CMS Energy's ability to pay such dividends.

     In addition to the restrictions and limitations on payment of dividends described in the accompanying base prospectus, CMS Energy is subject to the following contractual restrictions on its ability to pay dividends:

     Under the terms of the Revolving Credit Facility among CMS Energy and certain banks, CMS Energy has agreed that it will not, and will not permit certain of its subsidiaries, directly or indirectly, to (i) declare or pay any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any share of any class of capital stock of CMS Energy or such subsidiaries, or (ii) purchase, redeem, retire or otherwise acquire for value any such capital stock (a "RESTRICTED PAYMENT"), unless: (1) no event of default under the Revolving Credit Facility, or event that with the lapse of time or giving of notice would constitute such an event of default, has occurred and is continuing, or would occur as a result of such Restricted Payment and (2) after giving effect to any such Restricted Payment, the aggregate amount of all such Restricted Payments since September 30, 1993 shall not have exceeded the sum of: (a) $120,000,000, (b) 100% of CMS Energy's consolidated net income (as defined in the SENIOR DEBT INDENTURE as defined below) since September 30, 1993 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit), and (c) the aggregate net proceeds (as defined in the Senior Debt Indenture) received by CMS Energy for the issuance or sale of, or contribution with respect to, its capital stock subsequent to September 30, 1993. At March 31, 1999, CMS Energy could pay cash dividends of $1.850 billion pursuant to this restriction.

     Under the terms of an Indenture dated as of September 15, 1992, as amended and supplemented, between CMS Energy and NBD Bank, as Trustee, (the "SENIOR DEBT INDENTURE") pursuant to which CMS Energy's 6.75% Senior Notes Due 2004, 8 1/8% Unsecured Notes Due 2002, 7 5/8% Unsecured Notes Due 2004, 7 3/8% Unsecured Notes Due 2000, 8% Senior Notes Due 2011, 8 3/8% Senior Notes Due 2013, and X-TRAS(SM) Pass-Through Trust I Certificates Due 2005 were issued, so long as any of the Notes are outstanding and until the Notes are rated BBB -- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency (as defined therein), at which time CMS Energy will be permanently released from the provisions of this limitation, CMS Energy has agreed that it will not, and will not permit any of its Restricted Subsidiaries as defined in the Senior Debt Indenture, directly or indirectly, to (i) declare or pay any dividend or make any distribution on the Capital Stock (as defined in the Senior Debt Indenture) of CMS Energy to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock (as defined in the Senior Debt Indenture) or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to CMS Energy or a subsidiary; (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of CMS Energy, or (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness (as defined in such Indenture) (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement being hereinafter referred to as a "SENIOR DEBT INDENTURE RESTRICTED PAYMENT") if at the time CMS Energy or such Subsidiary makes such Senior Debt Indenture Restricted Payment: (1) an Event of Default (as defined in the Senior Debt Indenture), or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Senior Debt Indenture Restricted Payment and all other Senior Debt Indenture Restricted Payments made since May 6, 1997 would exceed the sum of: (a) $100,000,000 plus 100% of Consolidated Net Income of CMS Energy (as defined in the Senior Debt Indenture) from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Senior Debt Indenture Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and
(b) the aggregate Net Cash Proceeds received by CMS Energy (as defined in such Indenture) from the issue or sale of or contribution with respect to its Capital Stock after May 6, 1997. At March 31, 1999, CMS Energy could pay cash dividends of $885 million pursuant to this restriction.

     The Indenture, dated as of January 15, 1994, as amended and supplemented, between CMS Energy and The Chase Manhattan Bank, as Trustee (the "GTN INDENTURE"), pursuant to which CMS Energy's General Term Notes, Series A, Series B, Series C,

Series D or Series E ("GTNS") have been issued, provides that so long as any GTNs issued thereunder are outstanding and are rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency (as defined in the GTN Indenture), at which time CMS Energy will be permanently released from the provisions of this limitation, CMS Energy will not, and will not permit any of its Restricted Subsidiaries (as defined in the GTN Indenture), directly or indirectly, to, (i) declare or pay any dividend or make any distribution on the Capital Stock (as defined in the GTN Indenture) (except dividends or distributions payable solely in Non-Convertible Capital Stock (as defined in the GTN Indenture) of CMS Energy or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to CMS Energy or a Subsidiary (as defined in the GTN Indenture)) or (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of CMS Energy (any such dividend, distribution, purchase, redemption, repurchase, other acquisition or retirement, being hereinafter referred to as a "GTN RESTRICTED PAYMENT") if at any time CMS Energy or such Subsidiary makes such GTN Restricted Payment: (1) an Event of Default (as defined in the GTN Indenture), or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such GTN Restricted Payment and all other GTN Restricted Payments made since September 30, 1993, would exceed the sum of: (a) $120,000,000 plus 100% of Consolidated Net Income (as defined therein) from September 30, 1993 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such GTN Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate Net Proceeds (as defined therein) received by CMS Energy from the issue or sale of or contribution with respect to its Capital Stock after September 30, 1993. At March 31, 1999, CMS Energy could pay cash dividends of $1.850 billion pursuant to this restriction.

     The foregoing provisions relating to restricted payments do not prohibit:
(i) dividends or other distributions paid by CMS Energy in respect of the capital stock issued in connection with the acquisition of any business or assets by CMS Energy where such payments are payable solely from the net earnings of such business or assets; (ii) any purchase or redemption of capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of CMS Energy (other than certain redeemable stock or exchangeable stock); (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with the aforementioned limitations; or (iv) payments pursuant to the tax sharing agreement among CMS Energy and its subsidiaries.

     In June 1997, a CMS Energy affiliated trust issued $172.5 million of 7 3/4% convertible Trust Preferred Securities ("PREFERRED SECURITIES"). The Preferred Securities are convertible at the option of the holder thereof into shares of Common Stock. Such Preferred Securities are convertible at an initial conversion rate of 1.2255 shares of CMS Energy Common Stock for each Preferred Security (equivalent to a purchase price of $40.80 per share of CMS Energy Common Stock), subject to certain adjustments. On or after July 16, 2001, CMS Energy may, at its option, cause the conversion rights of the holders of the Preferred Securities to expire upon certain conditions.

     Under the terms of the Indenture dated June 1, 1997 between CMS Energy and The Bank of New York, as Trustee, as amended and supplemented (the "SUBORDINATED DEBT INDENTURE") and the Guarantee Agreement dated June 20, 1997 among CMS Energy and The Bank of New York relating to the Preferred Securities of CMS Energy Trust I pursuant to which the Preferred Securities and the related Convertible Subordinated Debentures due 2027 ("SUBORDINATED DEBENTURES") were issued, CMS Energy will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock, if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an Event of Default (as defined in the Subordinated Debt Indenture) and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure, (ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantee or (iii) CMS Energy shall have given notice of its selection of an Extension Period (as defined in the Subordinated Debt Indenture) as provided in the Subordinated Debt Indenture with respect to the Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, CMS Energy would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the articles permit otherwise, the amount that would be needed, if CMS Energy were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of Preferred Stock, if any). CMS Energy's net assets available for payment of dividends under the Michigan Business Corporation Act at March 31, 1999, were $2.291 billion.

     Consumers' ability to pay dividends to CMS Energy is restricted by Consumer's Articles of Incorporation and certain agreements to which it is a party, as described under "Description of Securities -- Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends" in the accompanying base prospectus.

     Under the provisions of the Michigan Business Corporation Act, at March 31, 1999, Consumers' net assets available for payment of dividends were $1.719 billon. Under the most restrictive of the conditions on dividend payments to which Consumers is subject, and Consumers' dividend policies, in each case as described herein and in the accompanying base prospectus, at March 31, 1999, $55 million of Consumers' retained earnings were available to pay cash dividends on its common stock. In May 1999, Consumers declared and paid a $76 million common dividend.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company at March 31, 1999, and as adjusted to reflect the sale of the units offered hereby, and the sale of the senior notes and the RHINOS discussed in "Prospectus Supplement Summary -- Recent Developments" and the application of the net proceeds from such sales and certain other items referred to below. See "Use of Proceeds." The table should be read in conjunction with the Company's consolidated financial statements and notes thereto included in the incorporated documents as described under "Where to Find More Information" in the accompanying base prospectus.

                                                                 AS OF MARCH 31, 1999
                                                                ----------------------
                                                                ACTUAL     AS ADJUSTED
                                                                -------    -----------
                                                                     (UNAUDITED)
                                                                (DOLLARS IN MILLIONS)
Non-current portion of capital leases.......................    $    99      $    99
                                                                -------      -------
Long-term debt:
  Other long-term debt (excluding current maturities)(1)....      7,258        6,358
  Senior Notes, 8% Reset Put Securities, Due 2011...........         --          250
  Senior Notes, 8 3/8% Reset Put Securities, Due 2013.......         --          150
                                                                -------      -------
       Total long-term debt.................................      7,258        6,758
                                                                -------      -------
Total stockholders' equity:
  Company-obligated mandatorily redeemable preferred
     securities of:
     Consumers Power Company Financing I(2).................        100          100
     Consumers Energy Company Financing II(3)...............        120          120
     CMS RHINOS Trust(4)....................................         --          250
Company-obligated convertible preferred securities of:
  CMS Energy Trust I(5).....................................        173          173
  CMS Energy Trust II(6)....................................         --          300
Preferred stock of subsidiary(7)............................        244           --
Common stockholders' equity.................................      2,292        2,292
                                                                -------      -------
       Total stockholders' equity...........................      2,929        3,235
                                                                -------      -------
          Total capitalization..............................    $10,286      $10,092
                                                                =======      =======

-------------------------
(1) Adjusted to reflect the payment from the proceeds of the units offered hereby of $300 million of CMS Energy long-term debt as well as the payment from the proceeds of the Senior Notes and the RHINOS of the $600 million CMS Energy bridge loan used to finance the acquisition of the Panhandle Companies.

(2) The primary asset of Consumers Power Company Financing I is approximately $103 million principal amount of 8.36% subordinated interest notes due 2015 from Consumers.

(3) The primary asset of Consumers Energy Company Financing II is approximately $124 million principal amount of 8.20% subordinated interest notes due 2027 from Consumers.

(4) The primary asset of CMS RHINOS Trust is approximately $258 million principal amount of floating rate, subordinated interest notes due 2001 from CMS Energy.

(5) The primary asset of CMS Energy Trust I is approximately $178 million principal amount of 7.75% convertible subordinated debentures due 2027 from the Company.

(6) The primary asset of CMS Energy Trust II will be approximately $309 million principal amount of Junior Subordinated Debentures being issued in connection with the units being offered hereby.

(7) Adjusted to reflect the redemption of $200 million of Consumers' preferred stock on April 1, 1999.

                                    THE COMPANY

     We are a leading diversified energy company operating in the United States and around the world. Our two principal subsidiaries are Consumers and Enterprises. Consumers is a public utility that provides natural gas and electricity to almost six million of the nine and one-half million residents in Michigan's Lower Peninsula. Enterprises, through subsidiaries, is engaged in several domestic and international energy businesses including:

          - Natural gas transmission, storage and processing;

          - Independent power production;

          - Oil and gas exploration and production;

          - International energy distribution; and

          - Energy marketing, services and trading.

     Our consolidated operating revenue in 1998 was $5.1 billion. 51% of our consolidated operating revenue was derived from electric utility operations, 21% from gas utility operations, 18% from energy marketing, services and trading operations, 6% from independent power production and other non-utility operations, 3% from natural gas transmission, storage and processing operations, and 1% from oil and gas exploration and production operations. Our acquisition of the Panhandle Companies described below will significantly increase our percentage of operating revenues from natural gas transmission, storage and processing.

CONSUMERS

     Consumers, formed in Michigan in 1968, is the successor to a corporation organized in Maine in 1910 that did business in Michigan from 1915 to 1968. Consumers was named Consumers Power Company from 1910 to the first quarter of 1997, when Consumers changed its name to Consumers Energy Company. Consumers' consolidated operations currently account for a majority of our total assets, revenues and income. Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries. At year end 1998, Consumers provided service to 1.6 million electric customers and
1.5 million gas customers. Consumers' consolidated operating revenue in 1998 was $3.7 billion. 70% of Consumers' operating revenue was generated from its electric utility business, 29% from its gas utility business, and 1% from its non-utility business.

     Electric Utility Operation. Consumers' electric utility operation constitutes the twelfth largest electric company in the U.S. It serves 1.64 million customers in 61 of 68 of Michigan's Lower Peninsula counties. Principal cities served include Battle Creek, Flint, Grand Rapids, Jackson, Kalamazoo, Midland, Muskegon, and Saginaw. Consumers' electric utility customer base includes a mix of residential, commercial, and diversified industrial customers, the largest segment of which is the automotive industry. Consumers' electric operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers would not have a material adverse effect on its financial condition.

     Consumers' owned and operated an aggregate of 6,190 megawatts ("MW") of electric generating capacity in 1998. In 1998, Consumers purchased 2,545 MW of net capacity, which amounted to 34% percent of Consumers' total system requirements, from independent power producers, the largest being the MCV Facility. Consumers, through wholly-owned subsidiaries, owns a significant ownership and lessor interest in the MCV Facility, a natural gas-fueled cogeneration facility. Total electric sales in 1998 were 40 billion kilowatt hours ("KWH"), a 6% increase over 1997 levels. Consumers' electric operating revenue in 1998 was $2.6 billion, an increase of 3.6% from 1997.

     Gas Utility Operation. Consumers' gas utility operation purchases, transports, stores and distributes natural gas. It renders gas service to 1.55 million customers and is authorized to serve in 54 of the 68 counties in Michigan's Lower Peninsula. Principal cities served include Bay City, Flint, Jackson, Kalamazoo, Lansing, Pontiac and Saginaw, as well as the suburban Detroit area. Consumers owns gas transmission and distribution mains and other gas lines, compressor stations and facilities, storage rights, wells and gathering facilities in several storage fields in Michigan. Consumers and its wholly-owned subsidiary, Michigan Gas Storage, inject natural gas into storage during the summer months of the year for use during the winter months when demand is higher. Consumers' gas operation is not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers would not have a material adverse effect on its financial condition.

     Consumers' gas operation is seasonal to the extent that peak demand occurs in winter due to colder temperatures. Total deliveries of natural gas sold by Consumers and from other sellers over Consumers' pipeline and distribution network to ultimate customers, including the MCV Partnership, totaled 360 billion cubic feet ("BCF") in 1998. Consumers' gas operating revenue in 1998 was $1.1 billion, a decrease of 12.7% from 1997.

ENTERPRISES

     Transmission, Storage and Processing of Natural Gas. CMS Gas Transmission and Storage ("CMS GTS"), formed in 1988, owns, develops and manages domestic and international natural gas transmission, processing and storage projects consisting of a total of 12,996 miles of pipeline with a capacity of approximately 6.3 Bcf per day. In addition, CMS GTS has processing capabilities of over 760 million cubic feet per day ("MMCF/D") of natural gas. In our Michigan carbon dioxide removal plants, we process over 330 MMcf/d, representing more natural gas processed than by any other processor in the state.

     We have expanded the importance of this line of business with the recent acquisitions of the Panhandle Companies, a natural gas pipeline in Western Australia and gathering systems and processing plants in the panhandle region of Texas and Oklahoma. See "Prospectus Summary C Recent Developments C Acquisition of the Panhandle Companies."

     CMS GTS's operating revenue in 1998 was $160 million, an increase of 67% from 1997.

     Independent Power Production. CMS Generation, formed in 1986, acquires, develops, invests in, constructs and operates non-utility electric power generation projects both in the United States and internationally. As of December 31, 1998, CMS Generation had ownership interests in 32 operating power plants totaling 7,300 gross MW (3,236 net MW) throughout the United States and in Argentina, Australia, India, Jamaica, Morocco and the Philippines. Our net generating capacity has more than tripled since 1993. Projects range in size from 3 MW to 2,000 MW and are fueled by hydro, coal, natural gas, oil, wood, wind, and waste material. Additional projects totaling approximately 6,500 MW are under construction or advanced development.

     The rapid growth in our generating capacity has been matched by growth in this business segment's operating revenue. CMS Generation's operating revenue in 1998 was $277 million, an increase of 65% from 1997.

     Oil and Gas Exploration and Production. CMS Oil & Gas (formerly known as CMS NOMECO Oil & Gas), formed in 1967, conducts oil and gas exploration and development operations throughout the U.S. and seven other countries. Most of the domestic operations focus on gas exploration and production in Michigan and Louisiana while the international operations focus on oil exploration and production and are distributed across three other continents.

     CMS Oil & Gas achieved production levels in 1998 of 7.7 million barrels of oil, condensate and plant products and 26.5 Bcf of gas. CMS Oil & Gas' proven oil and gas reserves total 182.6 million net equivalent barrels reflecting a balanced portfolio of high-quality reserves, including 49% oil and condensate and 51% natural gas.

     CMS Oil & Gas' operating revenue, including sales between business segments, was $127 million in 1998, a decrease of 24% from 1997.

     International Energy Distribution. CMS Electric and Gas Distribution, formed in 1996, is our international energy distribution subsidiary. We have ownership interests in electric distribution companies which provide service in the states of Rio de Janeiro, Sergipe and Minas Gerais in Brazil, the province of Entre Rios in Argentina, and on Margarita Island in Venezuela. These electric distribution companies served a total of 992,000 customers with electricity sales of 4,790 GWh in 1998. We are currently negotiating on an exclusive basis for the acquisition of Turkey's Bursa-Yalova electric distribution system which distributes 3,300 GWh of electricity annually to 700,000 customers near Bursa, about 60 miles south of Istanbul.

     Energy Marketing, Services and Trading. CMS Marketing, Services and Trading ("CMS MST"), formed in 1996, provides gas, oil, coal and electric marketing, risk management and energy management services to industrial, commercial, utility and municipal energy users throughout the United States and internationally. CMS MST has grown dramatically since its inception. Currently, it has more than 7,000 customers, including 30 major gas distribution companies, and is active in 30 states and 3 countries. CMS MST's operating revenue in 1998 was $939 million, an increase of 36% from 1997.

                              DESCRIPTION OF UNITS

     The summaries of documents described below are not necessarily complete. Potential investors should read the description of the components of the Adjustable Convertible Trust Securities (the "UNITS") contained in the related base prospectus and the copies of such documents which are on file with the Securities and Exchange Commission (the "COMMISSION"). Wherever particular sections of, or terms defined in, such documents are referred to in this prospectus supplement, such sections or defined terms are incorporated by reference in this prospectus supplement. Capitalized terms not defined in this prospectus have the meanings set forth in the Principal Agreements (as defined herein). The following description of the specific terms of the Units, including underlying agreements, supplements and, to the extent inconsistent with, replaces the description of the general terms of the Units set forth in the related base prospectus. See "Description of Securities-Subordinated Debentures" and "Description of Stock Purchase Contracts and Stock Purchase Units" in the related base prospectus.

GENERAL

     Each Unit will have a Stated Amount of $          . Each Unit will
initially consist of:

     (1) a purchase contract (a "PURCHASE CONTRACT") under which (a) the holder will purchase from the Company on the stock purchase date of July 1, 2002 (the "STOCK PURCHASE DATE"), for cash in an amount equal to the
         Stated Amount, between                of a newly issued share and
         newly issued shares of common stock, par value of $0.01 per share, of the Company (the "COMMON STOCK"), which will have the terms set forth in the Company's certificate of incorporation, (depending on the Applicable Market Value of the Common Stock on the Stock Purchase Date, as described below) subject to adjustment in certain circumstances, and
         (b) the Company will pay the holders of Units Contract Payments at the
         Contract Payment Rate of                % of the Stated Amount per year
         as described below (see "--Description of the Purchase Contracts"), and

     (2) a preferred security (a "TRUST PREFERRED SECURITY") of CMS Energy Trust II (the "TRUST") having a Liquidation Amount equal to the Stated
         Amount, a distribution rate of      % of the Stated Amount per annum
         (until reset as set forth herein) and a mandatory redemption date of July 1, 2004 (see "--Description of the Trust Preferred Securities"), subject to a call option (the "CALL OPTION") granted by the holder of the Unit to the holder of the Call Option (the "CALL OPTION HOLDER") which (when aggregated with the Call Options underlying all other Units) will entitle the Call Option Holder to acquire the Trust Preferred Securities underlying the Units (or the Junior Subordinated Debentures substituted therefor) on or before the last Quarterly Payment Date prior to the Stock Purchase Date or, if such date is not a Trading Day, the next Trading Day (that is, the "CALL OPTION EXPIRATION DATE") in exchange for the Aggregate Call Option Exercise Consideration (see "--Description of the Call Options").

     The Trust Preferred Securities and any substituted securities (the "PLEDGED SECURITIES") will be pledged to The Chase Manhattan Bank, as collateral agent (the "COLLATERAL AGENT") for the Company and the Call Option Holder, to secure the holder's obligations to the Company and the Call Option Holder under the Purchase Contract and Call Option underlying the Unit. If a holder of Units fails to provide cash for the purchase of the shares of Common Stock as required by the corresponding Purchase Contracts, the purchase obligation will be funded by the proceeds from the sale of Pledged Securities.

     Unless and until substitution of the Pledged Securities is made as described herein, as long as a Purchase Contract remains in effect, such Purchase Contract and the Trust Preferred Securities or other Pledged Securities securing it (and, for so long as the Call Option relating to such Pledged Securities is exercisable, the obligations of the holder to the Call Option Holder) cannot be separated and may be transferred only as an integrated Unit.

     Between the date of issuance of the Units and the Stock Purchase Date, each holder of a Unit (other than a Stripped Unit) will be entitled to receive cash
payments of      % of the Stated Amount per year, payable in arrears on the
Quarterly Payment Dates of January 1, April 1, July 1 and October 1 of each year (unless deferred as described herein). Such payments will consist of payments on the Trust Preferred Securities or other Pledged Securities plus Contract Payments payable by the Company. See "--Description of the Call Options" and "--Description of the Purchase Contracts--Contract Payments." If a holder of a Unit does not provide cash to settle the underlying Purchase Contract in the manner described in this prospectus supplement, cash proceeds from the Trust Preferred Securities or other Pledged Securities will be applied on the Stock Purchase Date to the purchase of Common Stock pursuant to such Purchase Contract.

     Each holder will pledge the Trust Preferred Securities or other Pledged Securities underlying a Normal Unit to the Collateral Agent to secure the holder's obligations to the Company and the Call Option Holder under the Purchase Contract and Call Option underlying such Unit. If Treasury Securities are exchanged for Pledged Securities, upon exercise of the Call Options, the Treasury Securities will automatically be substituted as Pledged Securities.

     Each holder, by accepting the Units, will, under the terms of the Principal Agreements and the Purchase Contracts and Call Options underlying such Units, be deemed to have (1) irrevocably agreed to be bound by the terms of the Principal Agreements and such Purchase Contracts and Call Options for so long as such holder remains a holder of such Units, and (2) duly appointed the Unit Agent as such holder's agent and attorney-in-fact to enter into and perform such Purchase Contracts and Call Options on behalf of such holder.

     Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Units, in the open market or by private agreement.

FORMATION OF THE UNITS

     At the closing of the offering of the Units, Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Banc of America Securities LLC (the "UNDERWRITERS") will (1) enter into Purchase Contracts with the Company and (2) purchase Trust Preferred Securities from the Trust for cash. The Underwriters will fund that cash in part by the sale of the Units to the initial investors and in part by the sale of the Call Options (on behalf of such investors) to the Call Option Holder. The Trust will use the cash received from the sale of the Trust Preferred Securities to purchase

Junior Subordinated Debentures from the Company. The Trust Preferred Securities will then be pledged to the Collateral Agent to secure the obligations owed to the Company under the Purchase Contracts and the obligations owed to the Call Option Holder under the Call Options. The rights to purchase Common Stock under a Purchase Contract, together with the Trust Preferred Securities or other Pledged Securities, subject to (1) the obligations owed to the Company under such Purchase Contract, (2) the obligations owed to the Call Option Holder under the Call Option relating to such Trust Preferred Securities or other Pledged Securities and (3) the pledge arrangements securing the foregoing obligations, are collectively referred to in this prospectus supplement as a "NORMAL UNIT."

     Each holder of Normal Units will have the right, at any time on or prior to the second Business Day before the Stock Purchase Date, to substitute, as Pledged Securities, Treasury Securities that will generate payments matching such holder's obligations under the underlying Purchase Contracts, in return for the Trust Preferred Securities that until then had been the Pledged Securities underlying such Units. For so long as the Call Options underlying such Units remain exercisable, such substitution right may be exercised only if the holder pays for each Call Option an amount in cash to the Call Option Holder equal to the Present Value of each Call Option, at such time, relating to each Trust Preferred Security that the holder wishes to have released. Upon such payment, the Call Option Holder will deliver to the holder an instrument releasing the Call Option Holder's security interest in the Pledged Securities.

     "PRESENT VALUE" means, with respect to each Call Option relating to the Trust Preferred Securities which the holder of Normal Units seeks to replace with Treasury Securities, the present value of 0.60% of the Stated Amount on the Substitution Date of such Call Option, which shall be computed using a discount rate equal to the Treasury Rate. For purposes of this definition, the Present Value of the Call Option will be determined in good faith by the Call Option Holder in accordance with generally accepted principles of financial analysis.

     "TREASURY RATE" means the bond equivalent yield on United States Treasury notes or bills having a term interest nearest in length to the length of the period from the Substitution Date to the Call Option Expiration Date.

     "SUBSTITUTION DATE" means the date on which a holder of Normal Units exercises its right to substitute Treasury Securities for Pledged Securities.

     If a holder of Normal Units exercises its right to substitute Treasury Securities for Pledged Securities, the securities that until then had been the Pledged Securities will be released from the pledge arrangement and delivered to the holder. Such holder's remaining rights and obligations under such Normal Units will then become "STRIPPED UNITS" that will no longer generate cash payments (other than Contract Payments payable by the Company pursuant to the underlying Purchase Contracts) and will no longer be fungible with Normal Units.

     A holder of Normal Units may exercise the right referred to in the preceding paragraph by presenting and surrendering the certificate evidencing such Normal Units, at the offices of the Unit Agent, together with the completed and executed "Request to Create Stripped Units," and concurrently delivering to the Collateral Agent (1) Treasury Securities that will generate, on the Stock Purchase Date, an amount of cash equal to the aggregate Stated Amount of such Normal Units and (2) if the Call Options underlying any Normal Units remain exercisable, the instrument from the Call Option Holder referred to above. If Treasury Securities are the Pledged Securities underlying such Normal Units, such right to substitute Trust Preferred Securities must be exercised with respect to a number of Normal Units that will result in the release of Treasury Securities in denominations of $1,000 and integral multiples thereof. A certificate representing the newly created Stripped Units to replace the surrendered Normal Units will then be issued and delivered to such holder or such holder's designee. In addition, the securities that until then had been the Pledged Securities underlying such Normal Units will then be released from the pledge under the Pledge Agreement and delivered to such holder or such holder's designee, upon payment by the holder of any transfer or similar taxes payable in connection with the transfer of Units or the securities that until then had been Pledged Securities to any person other than such holder.

     The Company will enter into (1) the Master Unit Agreement with the Unit Agent, governing the appointment of the Unit Agent as the agent and attorney-in-fact for the holders of the Units, the Purchase Contracts, the transfer, exchange or replacement of certificates representing the Units and certain other matters relating to the Units and (2) an agreement (the "PLEDGE AGREEMENT") among the Company, the Collateral Agent and the Call Option Holder creating a pledge and security interest for the benefit of the Company to secure the obligations of holders of Units under the Purchase Contracts and a pledge and security interest for the benefit of the Call Option Holder to secure the obligations of the holders of Units under the Call Options. In addition, the Unit Agent will enter into an agreement (the "CALL OPTION AGREEMENT") with the Call Option Holder governing the Call Options. The Master Unit Agreement, the Pledge Agreement and the Call Option Agreement are collectively referred to herein as the "PRINCIPAL AGREEMENTS."

                     DESCRIPTION OF THE PURCHASE CONTRACTS

GENERAL

     The Purchase Contracts will be governed by the Master Unit Agreement.

     Each Purchase Contract underlying a Unit (unless earlier terminated) will require the holder of such Unit to purchase, and the Company to sell, on the Stock Purchase Date, for cash in an amount equal to the Stated Amount, a number of newly issued shares of Common Stock equal to the Settlement Rate. The Settlement Rate will be calculated as follows (subject to adjustment under the circumstances described below under "--Anti-Dilution Adjustments"):

     (a) if the Applicable Market Value is greater than or equal to the
         Threshold Appreciation Price of $       (that is,   % higher than the
         Stated Amount), the Settlement Rate will be        ;

     (b) if the Applicable Market Value is between the Threshold Appreciation Price and the Floor Price, the Settlement Rate will equal the Stated Amount divided by the Applicable Market Value (that is, the Settlement Rate will be calculated so that the Applicable Market Value of the Common Stock purchasable under each Purchase Contract would equal the Stated Amount payable therefor) rounded to the nearest 1/10,000th of a share; and

     (c) if the Applicable Market Value is less than or equal to the Floor
         Price, the Settlement Rate will be      .

     "APPLICABLE MARKET VALUE" means the average of the Closing Prices per share of Common Stock on each of the twenty consecutive Trading Days ending on the last Trading Day before the Stock Purchase Date.

     "CLOSING PRICE" of the Common Stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of the Common Stock on the NYSE on such date, or if the Common Stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed, or if the Common Stock is not so listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market, or if the Common Stock is not so reported, the last quoted bid price of the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if such bid price is not available, the market value of the Common Stock on such date as determined by a nationally recognized investment banking firm retained for this purpose by the Company.

     "TRADING DAY" means a day on which the Common Stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

     The Company will not issue any fractional shares of Common Stock pursuant to the Purchase Contracts. In lieu of a fraction of a share otherwise issuable in respect of Purchase Contracts being settled by a holder of Units, the holder will be entitled to receive an amount of cash equal to such fraction times the Applicable Market Value.

     Cash payments on the Units will accrue at a rate per year that is greater than the current dividend yield on the Common Stock. However, since the number of shares of Common Stock issuable upon settlement of each Purchase Contract may decline by up to approximately % as the Applicable Market Value increases, the opportunity for equity appreciation afforded by an investment in the Units is less than that afforded by a direct investment in the Common Stock.

     Prior to the Stock Purchase Date, the Common Stock purchasable on settlement of Purchase Contracts will not be deemed to be outstanding for any purpose and no holder of Units will have any voting rights, rights to dividends or other distributions or other rights or privileges of a stockholder of the Company by virtue of holding such Units.

SETTLEMENT

     In order to settle the Purchase Contracts underlying any Units, the holder of such Units will, by no later than 10:00 a.m., New York City time, on the Stock Purchase Date, deliver payment (in the form of a certified or cashier's check payable to the order of the Company in immediately available funds), at the offices of the Unit Agent, of an amount equal to the aggregate Stated Amount of such Units; provided, however, that the holder's obligation to satisfy such Purchase Contracts may be offset by Contract Payments due and owing by the Company to such holder. The Common Stock purchased on settlement of such Purchase Contracts will then be issued and delivered to such holder or such holder's designee and the Pledged Securities securing such Purchase Contracts (or, in the case of Treasury Securities, the proceeds from the payment of such Treasury Securities at maturity) will then be released from the pledge under the Pledge Agreement and delivered to such holder or such holder's designee, upon presentation and surrender of the certificate evidencing such Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of Common Stock or the transfer of Pledged Securities to any person other than such holder.

     On the Stock Purchase Date, if a holder of Units has not delivered cash to settle the underlying Purchase Contracts in the manner described above and no event described under "--Termination" below has occurred, then (a) the Unit Agent will notify the Collateral Agent and (i) if Trust Preferred Securities underlie such units, the Collateral Agent, on behalf of such holder, will exercise such holder's right to require the Trust to distribute Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate Liquidation Amount of such Trust Preferred Securities, in exchange for such Trust Preferred Securities, and, upon receiving such Junior Subordinated Debentures, will thereupon, as Put Agent, exercise the Junior Subordinated Debenture Put Option with respect thereto, and (ii) if Junior Subordinated Debentures underlie such Units, the Collateral Agent, on behalf of such holder, will, as Put Agent, exercise the Junior Subordinated Debenture Put Option with respect thereto (see "Description of the Junior Subordinated Debentures--Junior Subordinated Debenture Put Options"), (b) a portion of the proceeds from the exercise of such Junior Subordinated Debenture Put Option (or, if Treasury Securities underlie such Units, a portion of the proceeds from the payment of such Treasury Securities at maturity) will be applied to satisfy in full such holder's obligation to purchase Common Stock under such Purchase Contracts and
(c) the remainder of such proceeds, if any, will be paid to such holder. Such Common Stock will then be issued and delivered to such holder or such holder's designee, upon presentation and surrender of the certificate evidencing such Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of Common Stock to any person other than such holder.

EARLY SETTLEMENT

     Prior to the Stock Purchase Date, in the event of a merger involving the Company in which at least 30% of the consideration for the Common Stock consists of cash or cash equivalents ("CASH MERGER"), on or after the date of the Cash Merger each holder of the Units has the right to accelerate and settle the underlying Purchase Contracts at the Settlement Rate (this right, the "EARLY SETTLEMENT RIGHT") as set forth above. The Company will provide each of the holders with a notice of the completion of a Cash Merger. The notice will specify a date on which the optional early settlement will occur (the "EARLY SETTLEMENT DATE") and a date by which each holder's Early Settlement Right must be exercised. The notice will set forth, among other things, the applicable Settlement Rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise his or her Early Settlement Right, a holder must deliver to the Unit Agent, on or before the Early Settlement Date, his or her certificate evidencing such Units and payment of the applicable purchase price in the form of a certified or cashier's check. If a holder has exercised his or her Early Settlement Right, the Company will deliver or cause to be delivered to such holder the cash, securities and other property as set forth in the notice.

CONTRACT PAYMENTS

     The Company will be required to pay Contract Payments to the holders of Units, as specified under "--General" above.

     The Company's obligation to pay Contract Payments to the holder of Units is subordinated and junior in right of payment to the Company's obligations under its Senior Indebtedness (as defined herein), in a manner substantially similar to the manner in which the Junior Subordinated Debentures are subordinated as described under "--Description of the Junior Subordinated Debentures" below.

     So long as no default in the Company's obligations under the Principal Agreements has occurred and is continuing, the Company will have the right to defer the payment of Contract Payments at any time or from time to time for a period not extending beyond the Stock Purchase Date. To exercise such right, the Company must give the holders and the Unit Agent notice at least five Business Days before the earlier of (1) the date such payment would otherwise have been payable, (2) the date the Company is required to give notice to any securities exchange or to holders of Units of the record date or the date such payment is payable and (3) such record date. During any such deferral period, the Company may not take any of the actions that it would be prohibited from taking during an Extension Period as described under "--Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Date" below.

     Any deferred Contract Payments will bear additional Contract Payments at
the Deferral Rate of   % (compounding on each succeeding Quarterly Payment Date)
until paid (the "DEFERRAL RATE"). Contract Payments payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Contract Payments will accrue from and including the date of issuance of the Units to but excluding the Stock Purchase Date and will be payable in arrears on the Quarterly Payment Dates (unless deferred as described above). If the Purchase Contracts are terminated, the right of holders of Units to receive Contract Payments (including any deferred Contract Payments) will also terminate.

ANTI-DILUTION ADJUSTMENTS

     The formula for determining the Settlement Rate may be adjusted if certain events occur, including: (1) the payment of a stock dividend or other distributions on Common Stock; (2) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the Current Market Price (as defined herein); (3) subdivisions of Common Stock (including an effective subdivision of the Common Stock through reclassification of the Common Stock); (4) distributions to all holders of Common Stock of evidences of indebtedness of the Company, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash); (5) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by the Company or a subsidiary for the Common Stock concluded within the preceding 12 months, exceeds 15% of the Company's aggregate market capitalization (such aggregate market capitalization being the product of the Current Market Price of the Common Stock multiplied by the number of shares of Common Stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and (6) the successful completion of a tender or exchange offer made by the Company or any subsidiary for the Common Stock which involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by the Company or a subsidiary for the Common Stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of the Common Stock made within the preceding 12 months, exceeds 15% of the Company's aggregate market capitalization on the date of expiration of such tender or exchange offer.

     The "CURRENT MARKET PRICE" per share of Common Stock on any day means the average of the daily Closing Prices for the five Consecutive Trading Days selected by the Company commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, shall mean the first date on which the Common Stock trades on such exchange or in such market without the right to receive such issuance or distribution.

     Certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions may cause the Common Stock to be converted into the right to receive other securities, cash or property. If this happens, each Purchase Contract would, without the consent of the holders of Units, become a contract to purchase only the kind and amount of securities, cash or other property that the holder would be entitled to receive if the holder had settled its Purchase Contract immediately before such transaction.

     If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for United States federal income tax purposes (that is, distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the Settlement Rate adjustment provisions of the Master Unit Agreement, the Settlement Rate is increased, such increase may be deemed to be the receipt of taxable income to holders of Units. See "Certain Federal Income Tax Consequences--Adjustment of Settlement Rate."

     In addition, the Company may increase the Settlement Rate if the Board of Directors of the Company deems it advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

     Adjustments to the Settlement Rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the Settlement Rate will be required unless such adjustment would require an increase or decrease of at least one percent in the Settlement Rate. If any adjustments are not required to be made because they would not change the Settlement Rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

     The Company will be required, as soon as practicable, following the occurrence of an event that requires or permits an adjustment in the Settlement Rate, to provide written notice to the holders of Units of the occurrence of such event. The Company will also be required to deliver a statement in reasonable detail setting forth the method by which the adjustment to the Settlement Rate was determined and setting forth the revised Settlement Rate.

NO CONSENT TO ASSUMPTION

     Each holder of Normal Units or Stripped Units, by acceptance thereof, will under the terms of the Purchase Contract Agreement and the Normal Units or Stripped Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related Purchase Contracts by the Company or its trustee in the event that the Company becomes the subject of a case under the Bankruptcy Code.

TERMINATION

     The Purchase Contracts, and the rights and obligations of the Company and of the holders of the Units under the Purchase Contracts (including the right to receive Contract Payments or deferred Contract Payments and the right and obligation of the holders to purchase and the Company to sell Common Stock), will automatically terminate if the Company becomes subject to certain events of bankruptcy, insolvency or reorganization. Upon any termination of the Purchase Contracts, the Call Options will terminate and the Pledged Securities will be distributed in the manner described under "--Pledged Securities and Pledge Agreement--Termination of Purchase Contracts."

                        DESCRIPTION OF THE CALL OPTIONS

     At the closing of the offering of the Units, the Call Option Holder will purchase the Call Options from the Underwriters (acting on behalf of the
holders) at a price equal to $     per Call Option. The Call Option Agreement
will govern the Call Options.

     Each Call Option underlying a Normal Unit (unless earlier terminated), when combined with the Call Options underlying all other Normal Units, will entitle the Call Option Holder to acquire the Trust Preferred Securities underlying the Normal Units, on or before the Call Option Expiration Date, in exchange for the Aggregate Call Option Exercise Consideration. The Aggregate Call Option Exercise Consideration will consist of:

     (1) Treasury Securities that will generate, by each Quarterly Payment Date falling after the settlement date for the Call Options (the "CALL SETTLEMENT DATE") and on or before the Stock Purchase Date, an amount of cash equal to the aggregate distributions that are scheduled to be payable on the Trust Preferred Securities underlying the Normal Units (or interest payments on the Junior Subordinated Debentures substituted therefor) on such Quarterly Payment Date (assuming for this purpose, even if not true, that (a) no distributions or interest payments will then have been deferred and (b) the distribution or interest rate thereon remains at the initial Trust Preferred Security Rate and Junior Subordinated Debenture Rate);

     (2) Treasury Securities that will generate, by the Stock Purchase Date, an amount of cash equal to the aggregate Stated Amount of the Normal Units; and

     (3) if the Company is, at the Call Settlement Date, deferring distributions on the Trust Preferred Securities or interest payments on the Junior Subordinated Debentures (see "--Description of the Trust Preferred Securities-Distribution" and "--Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Date"), an amount in cash equal to (a) the aggregate unpaid distributions on the Trust Preferred Securities or interest payments on the Junior Subordinated Debentures underlying the Normal Units accrued to the Call

        Settlement Date, if the Call Settlement Date is a Quarterly Payment Date, and (b) the aggregate unpaid distributions on the Trust Preferred Securities or the interest payments on the Junior Subordinated Debentures underlying the Normal Units accrued to the Quarterly Payment Date immediately before the Call Settlement Date plus interest thereon at the Deferral Rate for the period from and including such Quarterly Payment Date to but excluding such Call Settlement Date, if the Call Settlement Date is not a Quarterly Payment Date.

     The Call Option Holder may exercise all of its Call Options (but not less than all) by (1) delivering to the Unit Agent and the Collateral Agent, on or prior to the Call Settlement Date, a notice stating that the Call Option Holder is exercising its Call Options and specifying the Call Settlement Date (which may not be after the Call Option Expiration Date) and (2) delivering to the Collateral Agent, by noon, New York City time, on the Call Settlement Date, the Aggregate Call Option Exercise Consideration. Pursuant to the Pledge Agreement, when the Collateral Agent receives the Aggregate Call Option Exercise Consideration, the Collateral Agent will transfer the Trust Preferred Securities (or Junior Subordinated Debentures which have been substituted therefor) underlying the Normal Units to the Call Option Holder or its designee free and clear of the pledge and security interest created by the Pledge Agreement. In addition, the Treasury Securities included in the Aggregate Call Option Exercise Consideration will automatically be substituted for the Trust Preferred Securities (or Junior Subordinated Debentures) as Pledged Securities, and the Call Option Holder will cease to have a security interest in the Pledged Securities.

     If the Call Options are exercised, the Unit Agent will, not later than three Business Days after the Call Settlement Date, mail notice of such exercise to the holders of the Normal Units.

     The Call Options, and the rights and obligations of the Call Option Holder and of the holders of the Units under the Call Options, will automatically terminate upon termination of the Purchase Contracts. See "--Description of the Purchase Contracts--Termination" and "--Pledged Securities and Pledge Agreement--Termination of Purchase Contracts."

                    PLEDGED SECURITIES AND PLEDGE AGREEMENT

GENERAL

     Under the Pledge Agreement, the Pledged Securities will be pledged to the Collateral Agent, for the benefit of the Company and the Call Option Holder, to secure (1) the obligations of holders of Units to purchase Common Stock under the Purchase Contracts and (2) the obligations of holders of Normal Units to deliver the underlying Trust Preferred Securities (or Junior Subordinated Debentures) to the Call Option Holder if the Call Options are exercised. The Pledged Securities will initially consist of the Trust Preferred Securities. If Treasury Securities are exchanged for Pledged Securities upon exercise of the Call Options or in connection with the creation of Stripped Units or Junior Subordinated Debentures are distributed in respect of Pledged Securities upon dissolution of the Trust, the Treasury Securities so exchanged or the Junior Subordinated Debentures so distributed will automatically be substituted as Pledged Securities and the former Pledged Securities will automatically be released from the pledge and security interest created by the Pledge Agreement.

     The rights of the holders of the Units to the underlying Pledged Securities will be subject to the pledge and security interest created by the Pledge Agreement. No holder of Units will be permitted to withdraw the Pledged Securities underlying such Units from the pledged arrangement except upon the settlement or termination of the Purchase Contracts or as described under "-- Formation of the Units" above. Subject to such pledge and security interest, however, each holder of Units will have full beneficial ownership of the underlying Pledged Securities and will be entitled (directly or through the Collateral Agent) to all of the rights provided by such Pledged Securities, and the Company and Call Option Holder will have no rights in Pledged Securities other than their respective security interests.

QUARTERLY PAYMENTS ON PLEDGED SECURITIES

     The Unit Agent, upon receipt of any payments of interest on the Pledged Securities, will distribute that amount together with the Contract Payments to the holders of Units on the Record Date. The Record Date for any payment will be one Business Day before such payment date.

SUBSTITUTION OF PLEDGED SECURITIES

     For a description of the right of a holder of Units to substitute Treasury Securities for Pledged Securities, see "--Formation of the Units" above.

SETTLEMENT OF PURCHASE CONTRACTS

     On the Stock Purchase Date, the Pledged Securities (or, if Treasury Securities have been exchanged for the Pledged Securities, the amount paid on such Treasury Securities at maturity) will be released from the pledge and security interest created by the Pledge Agreement and distributed or delivered as specified under "--Description of the Purchase Contracts--Settlement."

                       TERMINATION OF PURCHASE CONTRACTS

     Upon termination of the Purchase Contacts (see "--Description of the Purchase Contracts--Termination"), the Collateral Agent will release the Pledged Securities underlying the Units to the Unit Agent for distribution to the holders of such Units, upon presentation and surrender of the certificates evidencing such Units. If upon such termination any holder would otherwise be entitled to receive a principal amount of Treasury Securities of any series that is not an integral multiple of $1,000, the Unit Agent will distribute to such holder Treasury Securities of such series in a principal amount equal to the next lower integral multiple of $1,000. The Unit Agent will sell the Treasury Securities of such series not otherwise distributed to such holder (together with the Treasury Securities of such series not otherwise distributed to other holders) and will distribute the net proceeds to all such holders (in accordance with their respective interests therein). Upon such termination, however, such release and distribution may be subject to a delay. In the event that the Company becomes the subject of a case under the Bankruptcy Code, such delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until such automatic stay has been lifted. The Company expects any such delay to be limited.

                               BOOK-ENTRY SYSTEM

     The Depository Trust Company (the "DEPOSITARY") will act as securities depositary for the Units. The Units will be issued only as fully-registered securities registered in the name of Cede & Co. or another nominee of the Depositary. Fully-registered global security certificates ("GLOBAL SECURITY CERTIFICATES"), representing the total aggregate number of Units, will be issued, will be deposited with the Depositary and will bear a legend regarding restrictions on their exchanges and registration of transfer as described below.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Units so long as such Units are represented by Global Security Certificates.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). The Depositary holds securities that its participants ("PARTICIPANTS") deposit with it. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("DIRECT PARTICIPANTS"). The Depositary is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("INDIRECT PARTICIPANTS"). The rules applicable to the Depositary and its Participants are on file with the Commission.

     Generally, Units represented by Global Security Certificates may not be exchanged in whole or in part for Units registered. No transfer of Global Security Certificates in whole or in part may be registered, in the name of any person other than the Depositary or a nominee of the Depositary unless the Depositary has notified the Company that it is unwilling or unable to continue as depositary for such Global Security Certificates or has ceased to be qualified to act as Depositary under the Master Unit Agreement or if there occurs and continues a default by the Company under one or more Principal Agreements. All Units and portions of Units represented by Global Security Certificates will be registered in such names as the Depositary may direct.

     As long as the Depositary or its nominee is the registered owner of the Global Security Certificates, such Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the Global Security Certificates and all Units represented thereby for all purposes under the Units, Purchase Contracts, Call Options and Principal Agreements. Except in the limited circumstances referred to in the paragraph above, owners of beneficial interests in Global Security Certificates will not be entitled to have such Global Security Certificates or the underlying Units registered in their names, will not receive or be entitled to receive physical delivery of certificates and will not be considered to be owners or holders of such Global Security Certificates or any underlying

Units for any purpose under the Units, Purchase Contracts, Call Options and Principal Agreements. All payments on the Units represented by the Global Security Certificates and all deliveries of Pledged Securities or Common Stock to the holders thereof will be made to the Depositary or its nominee, as the case may be, as the holder thereof.

     Ownership of beneficial interests in the Global Security Certificates will be limited to Participants or persons that may hold beneficial interests through institutions that have accounts with the Depositary. Ownership of beneficial interests in Global Security Certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee (with respect to Participants' interests) or any such Participant (with respect to interests of persons held by such Participants on their behalf). Procedures for settlement of Purchase Contracts on the Stock Purchase Date will be governed by arrangements among the Depositary, Participants and persons that may hold beneficial interests through Participants designed to permit such settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Security Certificates may be subject to various policies and procedures adopted by the Depositary from time to time. The Depositary has advised the Company that it will not take any action permitted to be taken by a holder of Units unless directed to do so by one or more Participants to whose account the Depositary interests in the Global Security Certificates are credited and only for the number of Units as to which such Participant or Participants has or have given such direction. None of the Company, the Unit Agent nor any of their agents will have any responsibility or liability for any aspect of the Depositary's or any Participant's records relating to, or for payments made on account of, beneficial interests in Global Security Certificates, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's records relating to such beneficial ownership interests.

     The information in this section concerning the Depositary and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for its accuracy.

                 CERTAIN PROVISIONS OF THE PRINCIPAL AGREEMENTS

GENERAL

     Distributions on the Units will be payable, Purchase Contracts (and related documents) will be settled and transfers of the Units will be registrable at the office of the Unit Agent in the Borough of Manhattan, The City of New York. In addition, in the event that the Units do not remain in book-entry form, payment of distributions on the Units may be made, at the option of the Company, by check mailed to the address of the persons shown on the Unit Register.

     In the event that any Quarterly Payment Date, the Stock Purchase Date or any Put Date is not a Business Day, then any payment required to be made on such date must be made on the next Business Day (and so long as such payment is made on the next Business Day, without any interest or other payment on account of any such delay), except that if the next Business Day is in the next calendar year, such payment or settlement will be made on the prior Business Day with the same force and effect as if made on such payment date. "BUSINESS DAY" means any day other than Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to be closed.

     If a holder of Units fails to present and surrender the certificate evidencing its Units to the Unit Agent on the Stock Purchase Date, the shares of Common Stock issuable in settlement of the related Purchase Contracts will be registered in the name of the Unit Agent. These shares of Common Stock, together with any distributions thereon, will be held by the Unit Agent as agent for the benefit of such holder, until such certificate is presented and surrendered or the holder provides satisfactory evidence that such certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Unit Agent and the Company.

     If the Purchase Contracts have terminated prior to the Stock Purchase Date, the related Pledged Securities have been transferred to the Unit Agent for distribution to the holders and a holder of Units fails to present and surrender the certificate evidencing its Units to the Unit Agent, the Pledged Securities that would otherwise be delivered to such holder and any related payments will be held by the Unit Agent as agent for the benefit of such holder, until the holder presents and surrenders its certificate or provides the evidence and indemnity described above.

     The Unit Agent will not be required to invest or to pay interest on any amounts held by it before distribution.

     No service charge will be made for any registration of transfer or exchange of the Units, except for any applicable tax or other governmental charge.

MODIFICATION

     The Principal Agreements will contain provisions permitting the relevant parties to modify the terms of the Principal Agreements, the Purchase Contracts and the Call Options with the consent of the holders of a majority of the Units at the time outstanding (or, in the case of modifications affecting only holders of Normal Units or Stripped Units, the consent of the holders of a majority of the Normal Units or Stripped Units, as the case may be). However, no modification may, without the consent of the holder of each outstanding Unit affected by the modification, (1) change any payment date, (2) change the amount or type of Pledged Securities required to be pledged to secure obligations under the Units, impair the right of the holder of any Units to receive distributions on the Pledged Securities underlying such Units or otherwise adversely affect the holder's rights in or to Pledged Securities, (3) change the place or currency of payment for any amounts payable in respect of the Units, increase any amounts payable by holders in respect of Units or decrease any other amounts receivable by holders in respect of Units, (4) impair the right to institute suit for the enforcement of any Purchase Contract, (5) reduce the amount of Common Stock purchasable under any Purchase Contract, increase the price to purchase Common Stock on settlement of any Purchase Contract, change the Stock Purchase Date or otherwise adversely affect the holder's rights under any Purchase Contract, (6) reduce the amount payable on exercise of any Call Option, extend the Call Option Expiration Date or otherwise adversely affect the holder's rights under any Call Option or (7) reduce the above-stated percentage of outstanding Units the consent of whose holders is required for the modification or amendment of the provisions of the Principal Agreements, the Purchase Contracts or the Call Options.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Company will agree in the Master Unit Agreement that it will not merge with or into or consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person, firm or corporation unless (1) the Company is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or a state thereof; (2) such corporation expressly assumes the obligations of the Company under the Principal Agreements and the Purchase Contracts; and (3) the Company or such successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of its obligations under the Purchase Contracts and the Principal Agreements.

TITLE

     The Company, the Unit Agent, the Collateral Agent and the Call Option Holder may treat the registered holder of any Units as the absolute owner of those Units for the purpose of making payment and settling the related Purchase Contracts or Call Options and for all other purposes.

REPLACEMENT OF UNITS CERTIFICATES

     In the event that physical certificates are issued, any mutilated certificate will be replaced by the Company at the expense of the holder upon surrender of such certificate to the Unit Agent. Certificates that become destroyed, lost or stolen will be replaced by the Company at the expense of the holder upon delivery to the Company and the Unit Agent of satisfactory evidence that such certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Unit Agent and the Company.

     The Company, however, is not required to issue any certificates representing Units on or after the Stock Purchase Date or after the Purchase Contracts have terminated. In place of the delivery of a replacement certificate following the Stock Purchase Date, the Unit Agent, upon delivery of the evidence and indemnity described above, will deliver the Common Stock issuable pursuant to the Purchase Contracts included in the Units evidenced by such certificate, or, if the Purchase Contracts have terminated prior to the Stock Purchase Date, transfer the Pledged Securities related to the Units evidenced by such certificate.

GOVERNING LAW

     The Principal Agreements, the Purchase Contracts and the Call Options will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE UNIT AGENT

     The Bank of New York will initially act as Unit Agent. The Unit Agent will act as the agent for the holders of Units from time to time. The Master Unit Agreement will not obligate the Unit Agent to exercise any discretionary actions in connection with a default under the terms of the Principal Agreements, the Purchase Contracts, the Call Options or the Pledged Securities.

     The Master Unit Agreement will contain provisions limiting the liability of the Unit Agent. The Master Unit Agreement will contain provisions under which the Unit Agent may resign or be replaced. Resignation or replacement of the Unit Agent will be effective upon appointment of a successor.

     The Unit Agent is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking and trust relationships.

INFORMATION CONCERNING THE COLLATERAL AGENT

     The Chase Manhattan Bank will initially act as Collateral Agent. The Collateral Agent will act solely as the agent of the Company or the Call Option Holder and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Units except for the obligations owed by a pledgee of property to the owner thereof under the Pledge Agreement and applicable law.

     The Pledge Agreement will contain provisions limiting the liability of the Collateral Agent. The Pledge Agreement will contain provisions under which the Collateral Agent may resign or be replaced. Such resignation or replacement would be effective upon the appointment of a successor.

     The Collateral Agent is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking and trust relationships.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

GENERAL

     The Trust Preferred Securities will be issued by the Trust, a statutory business trust created under Delaware law pursuant to the Declaration. The Trust's affairs are conducted by the issuer trustees (the "ISSUER TRUSTEES"), which are currently The Bank of New York, as the Property Trustee (the "PROPERTY TRUSTEE"), and The Bank of New York (Delaware), as the Delaware Trustee (the "DELAWARE TRUSTEE"), and the two administrators, who are employees of the Company (the "ADMINISTRATORS"). The Trust exists for the exclusive purposes of
(a) issuing and selling the Trust Securities consisting of the Trust Preferred Securities and the Trust Common Securities (together, the "TRUST SECURITIES"),
(b) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by the Company and (c) engaging in only those other activities necessary or incidental thereto. Accordingly, the Junior Subordinated Debentures will be the sole assets of the Trust, and payments under the Junior Subordinated Debentures will be the sole revenue of the Trust. All of the Trust Common Securities will be owned by the Company.

     The Trust Preferred Securities will represent preferred undivided beneficial ownership interests in the assets of the Trust and the holders thereof will be entitled to a preference over the Trust Common Securities in certain circumstances with respect to distributions and amounts payable on redemption of the Trust Securities or liquidation of the Trust. See "--Subordination of Trust Common Securities" below. The Trust Preferred Securities will be issued pursuant to, and be governed by, the Declaration. The Declaration will be qualified under the Trust Indenture Act.

     Each Trust Preferred Security will have a Liquidation Amount that is equal to the Stated Amount. The Trust Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Common Securities except as described under "--Subordination of Trust Common Securities" below. Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Preferred Securities and the Trust Common Securities.

     The Trust Preferred Securities will be subject to mandatory redemption on the Trust Preferred Securities Redemption Date and Junior Subordinated Debenture Maturity Date at a redemption price equal to the aggregate Liquidation Amount thereof plus unpaid distributions accrued thereon to but excluding such date, out of the proceeds of the repayment of the Junior Subordinated Debentures at maturity. The Junior Subordinated Debentures are not redeemable at the option of the Company prior to the Trust Preferred Securities Redemption Date and Junior Subordinated Debenture Maturity Date.

DISTRIBUTIONS

     Distributions on the Trust Preferred Securities will be cumulative, will accumulate from the first date of issuance of the Trust Preferred Securities at
an initial rate of      % per annum (i.e., the initial Trust Preferred
Securities and Junior Subordinated Debenture Rate, which rate is subject to reset in the manner described under "--Description of the Junior Subordinated Debentures--Market Rate Reset" below) as applied to the Liquidation Amount thereof and will be payable quarterly in arrears on each Quarterly Payment Date (subject to the deferral provisions described below), to the holders of record on the relevant record dates. The record date for any payment of Distributions will be one Business Day prior to such payment date. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Trust Preferred Securities is not a Business Day, payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "DISTRIBUTION DATE").

     So long as no Junior Subordinated Debenture Event of Default shall have occurred and be continuing, the Company will have the right under the Indenture to elect to defer the payment of interest on the Junior Subordinated Debentures at any time and from time to time for a period not extending beyond the Trust Preferred Securities Redemption Date and Junior Subordinated Debenture Maturity Date (each such period of deferral, an "EXTENSION PERIOD"). See "--Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Date" and "Certain Federal Income Tax Consequences." Upon any such election, quarterly Distributions on the Trust Preferred Securities will be deferred by the Trust during such Extension Period. Distributions to which holders of the Trust Preferred Securities are entitled during any such Extension Period will accumulate additional Distributions thereon at the Deferral Rate, compounded on each succeeding Distribution Date. The term "DISTRIBUTIONS", as used in this Description of the Trust Preferred Securities, shall include any such additional Distributions and any Additional Sums (as defined herein) paid on the Junior Subordinated Debentures.

     During any Extension Period, the Company may not take any of the prohibited actions described under "--Description of the Junior Subordinated
Debentures--Certain Covenants of the Company."

     Although the Company may in the future exercise its option to defer payments of interest on the Junior Subordinated Debentures, the Company has no such current intention.

     The revenue of the Trust available for distribution to holders of the Trust Preferred Securities will be limited to payments under the Junior Subordinated Debentures. If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Trust Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds on hand legally available for the payment of such Distributions) will be guaranteed by the Company on a limited basis as set forth herein under "--Description of the Guarantee."

MANDATORY REDEMPTION

     Upon the repayment of the Junior Subordinated Debentures, the proceeds from such repayment shall be applied by the Property Trustee to redeem a Like Amount (as defined herein) of the Trust Securities, at a redemption price (the "FINAL REDEMPTION PRICE") which shall be equal to the principal of, and accrued and unpaid interest on, the Junior Subordinated Debentures.

     "LIKE AMOUNT" means (i) with respect to the redemption of the Trust Securities, Trust Securities having an aggregate Liquidation Amount equal to the principal amount of Junior Subordinated Debentures to be paid in accordance with their terms and (ii) with respect to a distribution of Junior Subordinated Debentures upon the liquidation of the Trust, Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

RIGHT TO EXERCISE JUNIOR SUBORDINATED DEBENTURE PUT OPTION

     Each holder of Trust Preferred Securities will have the right to require the Trust to distribute Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate Liquidation Amount of such Trust Preferred Securities to the Put Agent, on the Stock Purchase Date, in exchange for such Trust Preferred Securities, in connection with the concurrent exercise by the Put Agent on behalf of each such holder of the Junior Subordinated Debenture Put Option related thereto, but only if the cash received on the exercise of such option is used to settle the Purchase Contracts secured thereby.

     In the event the Call Option is not exercised by the Call Option Holder, a holder of Trust Preferred Securities may exercise the right referred to above by presenting and surrendering the certificate evidencing such Trust Preferred Securities, at the offices of the Property Trustee, with the form of "Notice to Require Exercise of Junior Subordinated Debenture Put Option" on the reverse side of the certificate completed and executed as indicated, by 10:00 a.m., New York City time, on the Stock Purchase Date. If such right is properly exercised, the applicable Junior Subordinated Debentures will be distributed to an agent for the holder appointed by the Company for such purpose (the "PUT AGENT", who shall be the Collateral Agent), and the Put Agent will then exercise the Junior Subordinated Debenture Put Option related thereto on behalf of the holder.

LIQUIDATION OF THE TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     The Company will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust.

     The Trust shall automatically dissolve upon the first to occur of: (a) certain events of bankruptcy, dissolution or liquidation of the Company or the Trust; (b) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the Company, as Sponsor, has given written direction to the Property Trustee to dissolve the Trust (which direction is optional and wholly within the discretion of the Company, as Sponsor); (c) redemption of all of the Trust Securities as described under "--Mandatory Redemption"; (d) expiration of the term of the Trust; (e) repayment of the Junior Subordinated Debentures or at such time as no Junior Subordinated Debentures are outstanding; and (f) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in clauses (a), (b), (d) or (e) of the preceding paragraph, the Trust shall be liquidated by the Administrators as expeditiously as practicable by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Securities a Like Amount of the Junior Subordinated Debentures (such amount being the "LIQUIDATION DISTRIBUTION"). If the Liquidation Distribution can be paid only in part because the Trust has insufficient assets on hand legally available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Trust Preferred Securities and the Trust Common Securities shall be paid on a pro rata basis, except that if a Junior Subordinated Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a priority over the Trust Common Securities. See "--Subordination of Trust Common Securities" below.

     After the liquidation date is fixed for any distribution of Junior Subordinated Debentures to holders of the Trust Securities, (a) the Trust Securities will no longer be deemed to be outstanding, (b) the Depositary or its nominee will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution and (c) any certificates representing Trust Securities not held by the Depositary or its nominee will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of such Trust Securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such Trust Securities until such certificates are presented to the Administrators or their agent for cancellation, whereupon the Company will issue to such holder, and the Debenture Trustee will authenticate, a certificate representing such Junior Subordinated Debentures.

REDEMPTION PROCEDURES

     The Trust Preferred Securities shall be redeemed at the Final Redemption Price with the proceeds from the contemporaneous repayment of the Junior Subordinated Debentures. The redemption of Trust Preferred Securities shall be made and the Final Redemption Price shall be payable on the Trust Preferred Securities Redemption Date and Junior Subordinated Debenture Maturity Date only to the extent that the Trust has funds legally available for the payment of such Redemption Price.

     If the Trust gives a notice of redemption in respect of the Trust Preferred Securities, then, by noon, New York City time, on the Trust Preferred Securities Redemption Date and Junior Subordinated Debenture Maturity Date, to the extent funds are legally available, with respect to the Trust Preferred Securities held by the Depositary or its nominees, the Property Trustee will give irrevocable instructions and authority to the Depositary and will irrevocably deposit with the Depositary for the Trust Preferred Securities funds sufficient to pay the Final Redemption Price to the holders thereof. With respect to the Trust Preferred Securities held in certificated form, the Property Trustee, to the extent funds are legally available, will give irrevocable instructions and authority to the Paying Agent and will irrevocably deposit with the Paying Agent funds sufficient to pay the Final Redemption Price to the holders of the Trust Preferred Securities. If a notice of redemption shall have been given and funds deposited as required to pay the Final Redemption Price, then all rights of the holders of the Trust Preferred Securities will cease, except the right of the holders of Trust Preferred Securities to receive the Final Redemption Price, but without interest on the Final Redemption Price, and the Trust Preferred Securities will cease to be outstanding. In the event that the Trust Preferred Securities Redemption Date and Junior Subordinated Debenture Maturity Date is not a Business Day, then the Final Redemption Price payable on such date will be paid on the next succeeding day that is a Business Day (and so long as such payment is made on the next succeeding Business Day without any interest or other payment in respect of any such delay). In the event that payment of the Final Redemption Price is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "--Description of the Guarantee", distributions on the Trust Preferred Securities will accumulate on the Final Redemption Price at the Trust Preferred Securities and Junior Subordinated Debenture Rate from the Trust Preferred Securities and Junior Subordinated Debenture Maturity Date to the date the Final Redemption Price is actually paid.

SUBORDINATION OF TRUST COMMON SECURITIES

     Payment of Distributions on, and the Final Redemption Price of, the Trust Preferred Securities and the Trust Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of the Trust Preferred Securities and Trust Common Securities; provided, however, that if on any Distribution Date or Trust Preferred Securities Redemption Date and Junior Subordinated Debenture Maturity Date, a Junior Subordinated Debenture Event of Default (solely as the result of an event described in clauses (1), (2) or (3) thereto) shall have occurred and be continuing, no payment of any Distribution on, or Final Redemption Price of, any of the Trust Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Trust Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Trust Preferred Securities for all Distribution periods terminating on or prior thereto or, in the case of the Trust Preferred Securities Redemption Date and Junior Subordinated Debenture Maturity Date, the full amount of the Final Redemption Price therefor, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Final Redemption Price of, the Trust Preferred Securities then due and payable.

     In the case of any Event of Default, the Company as holder of the Trust Common Securities will be deemed to have waived any right to act with respect to such Event of Default until the effect of such Event of Default shall have been cured, waived or otherwise eliminated. Until any such Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Trust Preferred Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

     The occurrence of a Junior Subordinated Debenture Event of Default (see "--Description of the Junior Subordinated Debentures--Events of Default") constitutes an "Event of Default" under the Declaration; provided that pursuant to the Declaration, the holder of the Trust Common Securities will be deemed to have waived any Event of Default with respect to such Trust Common Securities until all Events of Default with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until such Events of Default have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Trust Preferred Securities and only the holders of such Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture. The holders of a majority in Liquidation Amount of the Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as holder of the Junior Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Junior Subordinated Debentures after the holders of a majority in Liquidation Amount of Trust Preferred Securities have so directed the Property Trustee, a holder of record of such Trust Preferred Securities (or, for so long as Trust Preferred Securities underlie Normal Units, a holder of record of Normal Units) may, to the fullest extent permitted by law, institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the respective dates such interest or principal is payable (after giving effect to any Extension Period), then a holder of record of Trust Preferred Securities (or, for so long as Trust Preferred Securities underlie Normal Units, a holder of record of Normal Units) may institute a Direct Action against the Company for payment to such holder of the portion of such principal or interest attributable to Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities held by such holder (or underlying such holder's Normal Units). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Trust Preferred Securities (or Normal Units) under the Declaration to the extent of any payment made by the Company to such holder of Trust Preferred Securities (or Normal Units) in such Direct Action; provided, however, that no such subrogation right may be exercised so long as an Event of Default has occurred and is continuing. The holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures.

     Upon occurrence of an Event of Default, the Property Trustee, so long as it is the sole holder of Junior Subordinated Debentures, will have the right under the Indenture to declare the principal of (or premium, if any) and interest on the Junior Subordinated Debentures to be immediately due and payable.

     Within ten Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Trust Preferred Securities, the Administrators and the Company, as Sponsor, unless such Event of Default shall have been cured or waived. The Company, as Sponsor, and the Administrators are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Declaration.

     If a Junior Subordinated Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a preference over the Trust Common Securities as described under "--Liquidation of the Trust and Distribution of Junior Subordinated Debentures" and "--Subordination of Trust Common Securities."

REMOVAL OF ISSUER TRUSTEES AND ADMINISTRATORS

     Unless a Junior Subordinated Debenture Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Trust Common Securities. If a Junior Subordinated Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Trust Preferred Securities. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrators, which voting rights are vested exclusively in the Company as the holder of the Trust Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor Trustee in accordance with the provisions of the Declaration.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

     Any Person into which the Property Trustee or the Delaware Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Declaration, provided such Person shall be otherwise qualified and eligible.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

     The Trust may not merge or convert with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, except as described below or as otherwise described under "--Liquidation of the Trust and Distribution of Junior Subordinated Debentures." The Trust may, at the request of the Company, as Sponsor and holder of the Trust Common Securities, but without the consent of the holders of the Trust Preferred Securities, merge or convert with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided, that (a) such successor entity either (i) expressly assumes all of the obligations of the Trust with respect to the Trust Preferred Securities or (ii) substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust

Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (b) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee with respect to the Junior Subordinated Debentures, (c) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Trust Preferred Securities are then listed or quoted, if any, (d) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities (including any Successor Securities) or Units to be downgraded by any nationally recognized statistical rating organization, if then so rated,(e) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, (f) such successor entity has a purpose substantially identical to that of the Trust, (g) prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (i) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, (ii) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT") and
(iii) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes and (h) the Company or any permitted successor or assignee owns all of the Trust Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Securities, consolidate, amalgamate, merge or convert with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge or convert with or into, or replace it if such consolidation, amalgamation, merger, conversion, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE DECLARATION

     Except as provided below and under "--Mergers, Conversions, Consolidations, Amalgamations or Replacements of the Trust" above and "--Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Declaration, the holders of the Trust Preferred Securities will have no voting rights.

     The Declaration may be amended from time to time by the Company and the Property Trustee, without the consent of the holders of the Trust Preferred Securities, (a) to cure any ambiguity, correct or supplement any provisions in the Declaration that may be inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Declaration, which shall not be inconsistent with the other provisions of the Declaration, or (b) to modify, eliminate or add to any provisions of the Declaration to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust or as other than an association taxable as a corporation at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in each case, such action shall not adversely affect in any material respect the interests of the holders of the Trust Securities. Any amendments of the Declaration pursuant to the foregoing shall become effective when notice thereof is given to the holders of the Trust Securities. The Declaration may be amended by the Issuer Trustees and the Company (x) with the consent of holders of Trust Preferred Securities (or Normal Units) representing a majority (based upon Liquidation Amount) of the outstanding Trust Preferred Securities, (y) upon receipt by the Property Trustee of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not cause the Trust to be classified as an association taxable as a corporation or affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act, and (z) upon receipt by the Property Trustee and/or Delaware Trustee of Officer's Certificates of Opinions and Consents that such amendment is permitted by and conforms to the Declaration, provided that, without the consent of each holder of Trust Securities, the Declaration may not be amended to (i) change the amount or timing of any Distribution or other payment on the Trust Securities (including payment of the Put Price) or otherwise adversely affect the amount of any Distribution or other payment (including payment of the Put Price) required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date. So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (a) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (b) waive certain past defaults under the Indenture, (c) exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the Junior Subordinated Debentures or (d) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of Trust Preferred Securities (or Normal Units) representing a majority in Liquidation Amount of all outstanding Trust Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior approval of each holder of the Trust Preferred Securities (or Normal Units). The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities (or Normal Units) except by subsequent vote of such holders. The Property Trustee shall notify each holder of Trust Securities (or Normal Units) of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation or as other than a grantor trust for United States federal income tax purposes on account of such action.

     Any required approval of holders of Trust Preferred Securities (or Normal Units) may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred Securities (or Normal Units) are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Trust Preferred Securities (or Normal Units) in the manner set forth in the Declaration.

     No vote or consent of the holders of Trust Preferred Securities (or Normal Units) will be required for the Trust to redeem and cancel the Trust Preferred Securities in accordance with the Declaration.

     Notwithstanding that holders of the Trust Preferred Securities (or Normal Units) are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities (or Normal Units) that are owned by the Company or any affiliate of the Company shall, for purposes of such vote or consent, be treated as if they were not outstanding.

FORM AND BOOK-ENTRY PROCEDURES

     As long as the Trust Preferred Securities constitute Pledged Securities, the Trust Preferred Securities will be represented by a single certificate and held for the benefit of the holders of the Normal Units. If the Trust Preferred Securities cease to constitute Pledged Securities, the Trust Preferred Securities may be represented by one or more Trust Preferred Securities in registered, global form registered in the name of the Depositary or its nominee. The depositary arrangements for the Trust Preferred Securities are expected to be substantially similar to those in effect for the Units. For a description of the Depositary and the terms of the depositary arrangements, see "--Book-Entry System."

PAYMENT AND PAYING AGENT

     If the Trust Preferred Securities cease to constitute Pledged Securities, payments in respect of the Trust Preferred Securities held in global form shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or in respect of the Trust Preferred Securities that are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent (the "PAYING AGENT") shall initially be the Property Trustee and any additional paying agent chosen by the Property Trustee and acceptable to the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee (if not the Paying Agent) and the Administrators. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrators shall appoint a successor to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

     The Property Trustee will initially act as registrar and transfer agent for the Trust Preferred Securities.

     Registration of transfers of the Trust Preferred Securities will be effected without charge by or on behalf of the Trust but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of any Trust Preferred Securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. The Property Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if repayment or adequate indemnity is not reasonably assured to the Property Trustee.

MISCELLANEOUS

     The Administrators are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation or as other than a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Administrators are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Declaration, that the Company and the Administrators determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Securities.

     Holders of the Trust Securities have no preemptive or similar rights.

     The Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

GENERAL

     The Junior Subordinated Debentures are to be issued under the Indenture. The Bank of New York will initially act as Trustee under the Indenture. The Indenture will be qualified under the Trust Indenture Act.

     The Junior Subordinated Debentures will be unsecured and subordinate and rank junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Indebtedness of the Company.

     The Junior Subordinated Debentures will mature on the Maturity Date of July 1, 2004. The Junior Subordinated Debentures will not be redeemable at the option of the Company prior to the Trust Preferred Securities and Junior Subordinated Debenture Maturity Date.

INTEREST

     Interest on the Junior Subordinated Debentures will accrue from the first date of issuance of the Junior Subordinated Debentures at an initial rate of
     % per year (the "DEBENTURE RATE") and will be payable quarterly in arrears on each Quarterly Payment Date (each, an "INTEREST PAYMENT DATE"), subject to the deferral provisions described below. Interest will be payable to the holders of the Junior Subordinated Debentures on the relevant record dates, which will be one Business Day before the relevant Interest Payment Date. The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be on the next Business Day (and if payment is made on the next Business Day without any interest or other payment as a result of such delay), except that if such Business Day is in the next succeeding calendar year, the payment will be made on the prior Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. The term "interest", as used in this Description of the Junior Subordinated Debentures, includes any Additional Sums payable on the Junior Subordinated Debentures.

MARKET RATE RESET

     By 9:30 a.m., New York City time, on the Call Option Expiration Date, the Rate Reset Agent will reset the interest rate to select a rate equal to the rate that it determines is sufficient to cause the then current aggregate market value of such Trust Preferred Securities (or, if the Trust Preferred Securities are no longer outstanding, such Junior Subordinated Debentures) to be approximately equal to 100.75% of the Cash Equivalent of the Aggregate Call Option Exercise Consideration; provided, that the Company may limit such rate to the Maximum Trust Preferred Securities and Debenture Rate, and provided, further that such rate shall in no event exceed the maximum rate permitted by applicable law. If there is an adjustment to the Trust Preferred Securities and Debenture Rate, the Rate Reset Agent will notify the Company and the Call Option Holder of such new rate and the Trust Preferred Securities and Debenture Rate will then become such adjusted rate.

     "CASH EQUIVALENT OF THE AGGREGATE CALL OPTION EXERCISE CONSIDERATION" means the cash value on the Call Option Expiration Date of the Aggregate Call Option Exercise Consideration, assuming for this purpose, even if not true, that the Call Options are exercised on the Call Option Expiration Date, and further assuming that (1) the Treasury Securities included in the Aggregate Call Option Exercise Consideration are highly liquid Treasury Securities maturing on or within 35 days prior to the Stock Purchase Date (as designated in good faith by the Call Option Holder in a notice delivered to the Rate Reset Agent by 8:30 a.m., New York City time, on the Call Option Expiration Date or, if the Call Option Holder fails to so designate such Treasury Securities, as designated in good faith by the Rate Reset Agent, in either case in a manner intended to minimize the Cash Equivalent of the Aggregate Call Option Exercise Consideration) and (2) such Treasury Securities are valued based on the ask-side price of the Treasury Securities at 9:00 a.m., New York City time, on the Call Option Expiration Date (as determined on a same day settlement basis by a reasonable and customary means selected in good faith by the Rate Reset Agent and notified to the Call Option Holder prior thereto) plus accrued interest to such date.

     "MAXIMUM TRUST PREFERRED SECURITIES AND DEBENTURE RATE" means (1) the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price at 9:00 a.m., New York City time, on the Call Option Expiration Date (as determined by a reasonable and customary means selected in good faith by the Rate Reset Agent and notified to the Call Option Holder prior thereto) of highly liquid Treasury Securities maturing on or around the Trust Preferred Securities Redemption Date and Junior Subordinated Debenture Maturity Date as selected in good faith by the Rate Reset Agent plus (2) 500 basis points (5.00%).

OPTION TO EXTEND INTEREST PAYMENT DATE

     So long as no Event of Default has occurred and is continuing, the Company will have the right under the Indenture at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not extending beyond the Trust Preferred Securities Redemption Date and Junior Subordinated Debentures Maturity Date (each such period of deferral, an "Extension Period"). At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with accrued interest at the Deferral Rate compounded on each succeeding Interest Payment Date). During an Extension Period, (i) interest will continue to accrue and (ii) holders of Trust Preferred Securities (including holders of Normal Units of which Trust Preferred Securities are a part) or, if the Junior Subordinated Debentures have been distributed to the holders of the Trust Preferred Securities, holders of Junior Subordinated Debentures will be required to accrue interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income. See "Certain Federal Income Tax Consequences--Trust Preferred Securities--Interest Income and Original Issue Discount."

     During any Extension Period, the Company may not take any of the prohibited actions described in the first paragraph under "--Certain Covenants of the Company."

     Prior to the expiration of any Extension Period, the Company may further extend the Extension Period, provided that the extension does not cause the Extension Period to extend beyond the Maturity Date. Upon the termination of any Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period, subject to the above requirements. No interest will be due and payable during an Extension Period. The Company must give the Trustee written notice of its election of any Extension Period (or its further extension) at least five Business Days prior to the earlier of (1) the date the Distributions on the Trust Securities would have been payable except for the election to begin or extend the Extension Period,
(2) the date the Trustees are required to give notice to any securities exchange or to holders of Trust Preferred Securities of the record date or the date the interest is payable and (3) such record date. The Debenture Trustee must give notice of the Company's election to begin or extend a new Extension Period to the holders of the Trust Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

ADDITIONAL SUMS

     If the Trust is required to pay any additional taxes, duties or other governmental charges, the Company will pay as additional amounts on the Trust Preferred Securities the Additional Sums.

     "ADDITIONAL SUMS" means such additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Trust on the outstanding Trust Securities shall not be reduced as a result of any additional taxes, duties or other governmental charges to which the Trust has become subject.

     In lieu of paying Additional Sums that have not yet accrued on the Trust Preferred Securities, the Company may dissolve the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in liquidation of the Trust. See "--Description of the Trust Preferred Securities--Liquidation of the Trust and Distribution of Junior Subordinated Debentures."

JUNIOR SUBORDINATED DEBENTURE PUT OPTIONS

     Each holder of Junior Subordinated Debentures will have the right (a "JUNIOR SUBORDINATED DEBENTURE PUT OPTION") to require the Company to repurchase its Junior Subordinated Debentures, on the Stock Purchase Date or, in the event of a Cash Merger before the Stock Purchase Date, on or after the date of the Cash Merger, for a purchase price (the "PUT PRICE") equal to the Principal Amount plus unpaid interest accrued to but not including the Stock Purchase Date, but only if the cash received on the exercise of such option is used to settle the related Purchase Contracts.

     Each holder of Junior Subordinated Debentures or the Put Agent on behalf of the holder may exercise the Junior Subordinated Debenture Put Option related to its securities by presenting and surrendering the certificate evidencing such securities, at the offices of the Debenture Trustee, with the form of "Notice of Exercise of Put Right" on the reverse side of the certificate completed and executed as indicated, by 10:00 a.m., New York City time, on the Stock Purchase Date.

EVENTS OF DEFAULT

     In addition to the Events of Default specified under "Subordinated Debentures-Events of Default" in the accompanying base prospectus, any failure to pay the Put Price when due upon exercise of a Junior Subordinated Debenture Put Option will also constitute an Event of Default.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If a Junior Subordinated Debenture Event of Default shall have occurred and be continuing and shall be attributable to the failure of the Company to pay interest or premium, if any, on or principal of the Junior Subordinated Debentures on the due date (after giving effect to any Extension Period), a holder of record of Trust Preferred Securities (or, for so long as Trust Preferred Securities underlie Normal Units, a holder of record of Normal Units) may institute a Direct Action. See "--Description of the Trust Preferred Securities--Events of Default; Notice." The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities (or, for so long as Trust Preferred Securities form a part of Normal Units, the holders of all the Normal Units).

     The holders of the Trust Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Junior Subordinated Debentures.

FORM AND BOOK-ENTRY PROCEDURES

     If the Junior Subordinated Debentures do not constitute Pledged Securities with respect to the Units and the Trust has been dissolved in accordance with the terms set forth under "Description of the Trust Preferred Securities-Liquidation of the Trust and Distribution of Junior Subordinated Debentures," the Junior Subordinated Debentures may be represented by one or more global certificates registered in the name of the Depositary or its nominee. The depositary arrangements for such Junior Subordinated Debentures are expected to be substantially similar to those for the Units. For a description of the Depositary and the terms of the depositary arrangements, see "--Book-Entry System."

                                 GOVERNING LAW

     The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Michigan.

                       INFORMATION CONCERNING THE TRUSTEE

     Except as described above, the Trustee is not required to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless the holder offers reasonable indemnity against any costs, expenses and liabilities. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The Trustee is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking and trust relationships. The Trustee currently has commitments under two credit facilities with the Company for a maximum aggregate amount of $170 million.

                          DESCRIPTION OF THE GUARANTEE

GENERAL

     The Guarantee will be executed and delivered by the Company concurrently with the issuance by the Trust of the Trust Preferred Securities for the benefit of the holders from time to time of the Trust Preferred Securities. The Bank of New York will initially act as Guarantee Trustee under the Guarantee. The Guarantee will be qualified under the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities.

     The Company will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined herein) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the "GUARANTEE PAYMENTS"), will be subject to the
Guarantee: (a) any accumulated and unpaid Distributions required to be paid on Trust Preferred Securities, to the extent the Trust has funds on hand legally

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available therefor and (b) the Final Redemption Price with respect to the Trust
Preferred Securities, to the extent that the Trust has funds on hand legally available therefor. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Trust Preferred Securities or by causing the Trust to pay such amounts to such holders.

     The Guarantee will be unsecured and subordinate and rank junior in right of payment to the extent and in the manner provided therein to all Senior Indebtedness. See "Risk Factors--Subordination of Company Obligations" "Risk Factors--Leverage, Debt Service and Ability to Pay Dividends" and "--Status" below.

     The Guarantee, when taken together with the Company's obligations under the Declaration, the Junior Subordinated Debentures and the Indenture, including its obligations to pay costs, expenses, debt, taxes and other liabilities of the Trust (other than with respect to the Trust Securities), will provide in the aggregate, a full, irrevocable and unconditional guarantee of all of the Trust's obligations of payments due under the Trust Preferred Securities. See "--Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

     The Company also has agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to Trust Common Securities issued by the Trust to the same extent as the Guarantee, except that upon an Event of Default under the Declaration, holders of Trust Preferred Securities shall have priority over holders of Trust Common Securities with respect to Distributions and payments on liquidation, redemption or otherwise.

STATUS

     The Guarantee will be unsecured and subordinate and rank junior in right of payment to all Senior Indebtedness to the extent and in the manner provided therein, which is similar to extent and manner of subordination of the Junior Subordinated Debentures as described under "--Description of the Junior Subordinated Debentures--Subordination" above.

     Because the Company is a holding company, the Guarantee is effectively subordinated to all existing and future liabilities of the Company's subsidiaries, except to the extent the Company is a creditor of the subsidiary recognized as such. See "Risk Factors--Structural Subordination."

     The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the holders of the Trust Preferred Securities of the Junior Subordinated Debentures. The Guarantee does not place a limitation on the amount of Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur indebtedness constituting Senior Indebtedness.

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EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in Liquidation Amount of the Trust Preferred Securities will have the right to (a) waive any past event of default under the Guarantee and its consequences, whereby such event of default shall cease to exist and any event of default under the Guarantee arising therefrom shall be deemed to have been cured for every purpose of the Guarantee and (b) direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     Any holder of the Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

     The Company, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

CERTAIN COVENANTS OF THE COMPANY

     In the Guarantee, the Company will covenant that, so long as any Trust Preferred Securities remain outstanding, if there shall have occurred any event that is or would constitute an event of default under the Guarantee, that is continuing, or the Declaration, then the Company will not take any of the prohibited actions described under "--Description of the Junior Subordinated Debentures--Certain Covenants of the Company."

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the Trust Preferred Securities in any material respect (in which case no approval will be required), the Guarantee may not be amended without the prior approval of the holders of a majority in Liquidation Amount of such outstanding Trust Preferred Securities. The manner of obtaining any such approval will be as set forth under "--Description of the Trust Preferred Securities--Voting Rights; Amendment of the Declaration." All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

TERMINATION

     The Guarantee will terminate and be of no further force and effect upon full payment of the Final Redemption Price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust and distribution of the Junior Subordinated Debentures to the holders of the Trust Preferred Securities or at such other time when there are no longer any Trust Preferred Securities outstanding. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

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INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee may be appointed or removed by the Guarantor without cause at any time, except during an event of default under the Guarantee. The Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Guarantee Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The Company or its affiliates maintain certain business relationships with the Guarantee Trustee and its affiliates in the ordinary course of business.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of Michigan.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on the Trust Preferred Securities (to the extent the Trust has funds on hand legally available for the payment of such Distributions) will be irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." If and to the extent that the Company does not make the required payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including Distributions, on the Trust Preferred Securities. The Guarantee will not cover any such payment unless and until the Trust has sufficient funds for the payment therefor. The Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debentures, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts, taxes and other liabilities of the Trust (other than with respect to the Trust Securities), will provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Trust Preferred Securities. The obligations of the Company under the Guarantee will be unsecured and subordinate and rank junior in right of payment to all Senior Indebtedness.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Preferred Securities, primarily because: (a) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the aggregate Liquidation Amount of the Trust Preferred Securities and Trust Common Securities; (b) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and Distribution and other payment dates for the Trust Securities; (c) the Company shall pay for all and any costs, expenses, taxes and

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

other liabilities of the Trust except the Trust's obligations to holders of Trust Securities under such Trust Securities; and (d) the Declaration will provide that the Trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

ENFORCEMENT OF RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES

     If the Company fails to make interest or other payments on the Junior Subordinated Debentures when due (after giving effect to any Extension Period), the Declaration provides a mechanism whereby the holders of the Trust Preferred Securities (or, for so long as Trust Preferred Securities underlie Normal Units, the holders of the Normal Units) may direct the Property Trustee to enforce its rights under the Junior Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Junior Subordinated Debentures after a majority in Liquidation Amount of Trust Preferred Securities have so directed the Property Trustee, a holder of record of the Trust Preferred Securities (or, for so long as Trust Preferred Securities underlie Normal Units, a holder of record of Normal Units) may, to the fullest extent permitted by law, institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceedings against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay principal or interest on the Junior Subordinated Debentures on the respective dates such principal or interest is payable, after giving effect to any Extension Period, then a holder of record of Trust Preferred Securities (or, for so long as Trust Preferred Securities form a part of Normal Units, a holder of record of Normal Units) may institute a Direct Action for payment to such holder of the portion of such principal or interest attributable to Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities held by such holder (or underlying such holder's Normal Units). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Trust Preferred Securities (or Normal Units) under the Declaration to the extent of any payment made by the Company to such holder of Trust Preferred Securities in such Direct Action; provided, however, that no such subrogation right may be exercised so long as an Event of Default has occurred and is continuing.

     In addition, a holder of Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

     A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Declaration. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Indenture will provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default under the Declaration.

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LIMITED PURPOSE OF THE TRUST

     The Trust Preferred Securities will represent preferred undivided beneficial ownership interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing and selling the Trust Securities, using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and engaging in only those other activities necessary or incidental thereto.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness as set forth in the Indenture, but entitled to receive payment in full of principal (and premium, if any) and interest, before any stockholders of the Company receive payments or distributions. Since the Company will be the guarantor under the Guarantee and will agree to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its Trust Securities), the positions of a holder of Trust Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of the Units, Trust Preferred Securities and Common Stock to investors generally. Unless otherwise stated, this summary deals only with Units, Trust Preferred Securities and Common Stock held as capital assets (generally, assets held for investment) by U.S. Holders who purchase Units upon original issuance. The tax treatment of a U.S. Holder may vary depending on such U.S. Holder's particular situation. This summary does not address all of the tax consequences that may be relevant to holders who may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organization, or foreign taxpayers. In addition this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax law in effect as of the date hereof, which is subject to change, possibly on a retroactive basis. Each investor is urged to consult its tax advisor as to the particular tax consequences of purchasing, owning, and disposing of the Units or Trust Preferred Securities, including the application and effect of United States, federal, state, local, foreign and other tax laws.

     No statutory, administrative or judicial authority directly addresses the treatment of Units or instruments similar to Units for United States federal income tax purposes. As a result, no assurance can be given that the Internal Revenue Service (the "IRS") will agree with the tax consequences described herein.

     For purposes of this summary, the term "U.S. HOLDER" means (i) a person who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation, regardless of its source, or
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

     This discussion assumes that, in connection with the formation of the Units, the Underwriters will be acting on behalf of the holders and will (a) sell the Call Options to the Call Option Holder and apply the proceeds from such sale (the "CALL PREMIUM") together with the amount paid directly by the holders to the Underwriters (the "PURCHASE PRICE") to the purchase of the Units and (b) enter in the Purchase Contracts with the Company, and that holders will assume the rights and obligations arising from these actions undertaken on their behalf.

NORMAL UNITS

     Allocation of Purchase Price. A U.S. Holder's acquisition of Normal Units will be treated as an acquisition of a unit consisting of two components--the Trust Preferred Security and the Purchase Contract constituting such Normal Unit. The amount paid by a U.S. Holder for a Normal Unit (which will equal the sum of the Purchase Price plus the Call Premium treated as received by such U.S. Holder) will be allocated between the two components in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. Holder's initial tax basis in the Trust Preferred Security and the Purchase Contract. The Company will report the fair market value of each Trust Preferred Security so that the entire amount paid for a Normal Unit will be allocable to the Trust Preferred Security and no amount will be allocable to the Purchase Contract. This position will be binding upon each U.S. Holder (but not on the IRS) unless such U.S. Holder explicitly discloses a contrary position on a statement attached to such U.S. Holder's timely filed United Sates federal income tax return for the taxable year in which a Normal Unit is acquired. The remainder of this discussion assumes that this allocation will be respected for United States federal income tax purposes. A different allocation could affect the timing and character of income to a U.S. Holder.

     [The following paragraph assumes that the Purchase Price approximates par plus the Call Premium]

     A U.S. Holder's tax basis in the Trust Preferred Securities will exceed the amount payable at maturity with respect to the Trust Preferred Securities by the amount of the Call Premium. Such excess will be treated as amortizable bond premium. See "Trust Preferred Securities--Interest Income and Original Issue Discount."

     Ownership of Trust Preferred Securities. A U.S. Holder will be treated as owning the Trust Preferred Securities constituting a part of the Normal Units. The Company and, by acquiring Normal Units, each U.S. Holder agree to treat such U.S. Holder as the owner, for United States federal, state and local income and franchise tax purposes, of the Trust Preferred Securities constituting a part of the Normal Units beneficially owned by such U.S. Holder. Based upon such agreement, the Company intends to take the position, and the remainder of this summary assumes, that U.S. Holders of Normal Units will be treated as the owners of the Trust Preferred Securities constituting a part of such Normal Units for United States federal, state and local income and franchise tax purposes. The United States federal income tax consequences of owning the Trust Preferred Securities are discussed below. See "Trust Preferred Securities."

     Sales, Exchanges or Other Taxable Dispositions of Units. Upon a sale, exchange or other taxable disposition (collectively, a "DISPOSITION") of Units, a U.S. Holder will be treated as having sold, exchanged or disposed of the Purchase Contract and the Trust Preferred Securities (subject to the Call Option) or, in the case of Stripped Units, the Treasury Securities, that constitute such Units. A U.S. Holder should be treated as having received total consideration ("TOTAL CONSIDERATION") equal to the sum of (i) the actual consideration received by the U.S. Holder on the disposition (the "ACTUAL CONSIDERATION") and (ii) an additional amount equal to the value of the Call Option on the date of the disposition, which should be treated as received as additional consideration and paid to the purchaser to be released from such U.S. Holder's obligation under the Call Option (the "ADDITIONAL CONSIDERATION"). The Total Consideration will be allocated between the Purchase Contract and the Trust Preferred Securities or, in the case of Stripped Units, the Treasury Securities, based on their relative fair market values on the date of such disposition. A U.S. Holder will generally recognize gain or loss with respect to the Purchase Contract and the Trust Preferred Securities or Treasury Securities, as the case may be, equal to the difference between the amount of the Total Consideration allocated to such Purchase Contract and the Trust Preferred Securities or Treasury Securities, as the case may be, and such U.S. Holder's respective adjusted tax bases in such Purchase Contract and the Trust Preferred Securities or Treasury Securities.

     Gain or loss realized upon the disposition of a Unit will generally be capital gain or loss, except to the extent that such U.S. Holder is treated as receiving an amount with respect to accrued but unpaid interest on the Trust Preferred Securities or Treasury Securities, which amount will be treated as ordinary interest income, or to the extent such U.S. Holder is treated as receiving an amount with respect to accrued Contract Payments or deferred Contract Payments, which may be treated as ordinary income, in each case to the extent not previously included income. Such capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held such Units for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to limitations.

     Upon a sale of Units, a U.S. Holder should also be treated as having paid an amount equal to the Additional Consideration to the purchaser of the Units as consideration for the purchaser's assumption of the Call Option. Such U.S. Holder should recognize short-term capital gain or loss on the purchaser's assumption of the Call Option equal to the difference between the Call Premium received by such U.S. Holder and the Additional Consideration treated as paid to the purchaser of the Units.

     If the disposition of Units occurs when the Purchase Contract has negative value, the U.S. Holder should be considered to have received additional consideration for the Trust Preferred Securities, or Treasury Securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from the U.S. Holder's obligation under the Purchase Contract. U.S. Holders should consult their tax advisors regarding a disposition of the Units at a time when the Purchase Contract has negative value.

     In determining gain or loss, payments to a U.S. Holder of Contract Payments or deferred Contract Payments that have not previously been included in the income of such U.S. Holder should either reduce such U.S. Holders' adjusted tax basis in the Purchase Contract or result in an increase in the amount realized on the disposition of the Purchase Contract. Any Contract Payments or deferred Contract Payments included in a U.S. Holder's income but not paid should increase such U.S. Holder's adjusted tax basis in the Purchase Contract.

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

TRUST PREFERRED SECURITIES

     Classification of the Trust. In connection with the issuance of the Units, Skadden Arps, Slate, Meagher & Flom LLP ("TAX COUNSEL"), will deliver an opinion that, under current law and assuming compliance with the terms of the Declaration, and based on certain facts and assumptions contained in such opinion, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each U.S. Holder of Trust Preferred Securities will be treated as owning an undivided beneficial ownership interest in the Junior Subordinated Debentures and, as further discussed below, each U.S. Holder of Trust Preferred Securities will be required to include in its gross income its pro rata share of the interest income that is paid or accrued on the Junior Subordinated Debentures. See "--Interest Income and Original Issue Discount."

     Classification of the Junior Subordinated Debentures. The Company intends to take the position that the Junior Subordinated Debentures constitute indebtedness for United States federal income tax purposes. The Company, the Trust and, by acquiring Units, each U.S. Holder agree to treat the Junior Subordinated Debentures as indebtedness of the Company for all United States tax purposes.

     Interest Income and Original Issue Discount. Under the applicable Treasury regulations, the Junior Subordinated Debentures will not be considered to have been issued with OID. Accordingly, except as set forth below, stated interest on the Junior Subordinated Debentures will generally be included in income by a U.S. Holder at the time such interest income is paid or accrued in accordance with such U.S. Holder's regular method of tax accounting. If, however, the Company exercises its right to defer payments of interest on the Junior Subordinated Debentures, U.S. Holders will be required to accrue the stated interest on the Junior Subordinated Debentures (as OID) on an economic accrual basis regardless of the holder's method of accounting even though the Company will not pay such interest during the deferral period, and even though some U.S. Holders may use the cash method of tax accounting. Thereafter, the Junior Subordinated Debentures will be subject to tax as OID instruments for as long as they remain outstanding, which will require U.S. Holders to include accrued OID in gross income in advance of the receipt of cash attributable to such accrued OID. Under the OID economic accrual rules, a U.S. Holder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income. Any amount of OID included in a U.S. Holder's gross income will increase such U.S. Holder's adjusted tax basis in its Trust Preferred Securities, and the amount of a distribution received by a U.S. Holder with respect to such Trust Preferred Securities will reduce the adjusted tax basis of such Trust Preferred Securities.

     The Treasury regulations described above have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a contrary position. If the IRS were to assert successfully that the stated interest on the Junior Subordinated Debentures was OID regardless of whether the Company exercises its right to defer payments of interest on such Junior Subordinated Debentures, all U.S. Holders would be required to include such stated interest in income on a daily economic accrual basis as described above.

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     Because a U.S. Holder's tax basis in the Trust Preferred Securities will exceed the amount payable at maturity with respect to such Trust Preferred Securities by the amount of the Call Premium, the Junior Subordinated Debentures will be treated as having amortizable bond premium. If a U.S. Holder elects to amortize such bond premium, the amount of such premium will be allocated on an economic accrual basis among the interest payments on the Junior Subordinated Debentures and the amount so allocated with be treated as a reduction to such interest payments.

     U.S. Holders that are corporations will not be entitled to a dividends received deduction with respect to any income recognized with respect to the Trust Preferred Securities.

     Distribution of Junior Subordinated Debentures to U.S. Holders of Trust Preferred Securities. A U.S. Holder will not be subject to tax upon a distribution by the Trust of the Junior Subordinated Debentures upon liquidation. In such event, a U.S. Holder would have an aggregate adjusted tax basis in the Junior Subordinated Debentures received in the liquidation equal to the aggregate adjusted tax basis such U.S. Holder had in its Trust Preferred Securities surrendered therefor, and the holding period of such Junior Subordinated Debentures would include the period during which such U.S. Holder had held such Trust Preferred Securities. In addition, a U.S. Holder would continue to include interest in respect of Junior Subordinated Debentures received from the Trust in the manner described under "--Interest Income and Original Issue Discount."

     Sales, Exchanges or Other Taxable Dispositions of Trust Preferred Securities. Gain or loss will be recognized by a U.S. Holder on a disposition of a Trust Preferred Security (including a redemption for cash or the exercise of the Call Option) in an amount equal to the difference between the amount realized by the U.S. Holder on the disposition of the Trust Preferred Security (except to the extent that such amount realized is characterized as a payment in respect of accrued but unpaid interest on such U.S. Holder's allocable share of the Junior Subordinated Debentures that such U.S. Holder has not previously included in gross income, which amount will be subject to tax as ordinary interest income) and the U.S. Holder's adjusted tax basis in such Trust Preferred Security. Selling expenses incurred by a U.S. Holder will reduce the amount of gain or increase the amount of loss recognized by such U.S. Holder upon a disposition of a Trust Preferred Security. Gain or loss realized by a U.S. Holder on a disposition of a Trust Preferred Security will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder held such Trust Preferred Security for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to limitations.

TREATMENT OF THE CALL OPTION AND TREASURY SECURITIES

     Treatment of the Call Option. A U.S. Holder will not recognize income, gain or loss upon the receipt of the Call Premium at the time the Call Premium is received. If the Call Option expires or is otherwise terminated, a U.S. Holder will recognize short-term capital gain equal to the Call Premium. If the Call Option is exercised, each U.S. Holder will recognize gain or loss equal to the difference between the amount realized from the exercise of the Call Option (which will equal the sum of the amount of the Call Premium and the fair market value of the U.S. Holder's allocable portion of the Aggregate Call Option Exercise Consideration, determined as of the Call Settlement Date), over the

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U.S. Holder's adjusted tax basis in the Trust Preferred Securities. Such gain or loss will be subject to tax in the manner described under "Trust Preferred Securities--Sales, Exchanges and Other Taxable Dispositions of Trust Preferred Securities."

     Treatment of the Treasury Securities. A U.S. Holder's initial tax basis in the Treasury Securities received as a result of the exercise of the Call Option will equal the fair market value of such Treasury Security, determined as of the Call Settlement Date. Except to the extent the Treasury Securities are zero-coupon Treasury Securities ("STRIPPED TREASURY SECURITIES"), (a) interest with respect to the Treasury Securities will be subject to tax as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes, (b) if the U.S. Holder's tax basis in the Treasury Securities exceeds the amount payable at maturity, such U.S. Holder may elect to amortize such excess on an economic accrual basis over the remaining term as an offset to interest income on the Treasury Securities and (c) any gain recognized by a U.S. Holder at maturity will generally be treated as capital gain, unless the Treasury Securities are considered to have more than a "de minimis" amount of market discount (generally, less that 1/4 of 1% of the stated redemption price multiplied by the number of complete years to maturity). If the Treasury Securities have more than a "de minimis" amount of market discount, any gain recognized at maturity will be treated as ordinary income to the extent of such market discount.

     A U.S. Holder will be required to treat a Stripped Treasury Security as a bond that was originally issued on the date such Stripped Treasury Security was received by such U.S. Holder and that has OID equal to the excess of the amount payable on such Stripped Treasury Security over the U.S. Holder's initial tax basis in such Stripped Treasury Security. A U.S. Holder will be required to include such OID in income (other than OID on a short-term Stripped Treasury Security, as defined below) on an economic accrual basis over the life of the Stripped Treasury Security, regardless of such U.S. Holder's method of tax accounting and in advance of the receipt of cash attributable to such OID. Amounts of OID included in a U.S. Holder's gross income will increase such U.S. Holder's adjusted tax basis in its interest in the Stripped Treasury Securities (including any OID accrued on a short-term Stripped Treasury Security, determined as described below).

     Stripped Treasury Securities with a remaining term of one year or less (a "short-term Stripped Treasury Securities") will generally be considered to have "acquisition discount" equal to the difference between the principal amount of the short-term Stripped Treasury Securities over the taxpayer's tax basis in the short-term Stripped Treasury Securities. Accrual basis taxpayers will be required to accrue acquisition discount in income on a straight-line basis unless such an accrual basis taxpayer elects to accrue such acquisition discount on a daily economic accrual basis. Cash basis taxpayers who have not elected to accrue acquisition discount will recognize ordinary income upon maturity of the short-term Stripped Treasury Security equal to the amount of acquisition discount.

PURCHASE CONTRACTS

     Contract Payments and Deferred Contract Payments. There is no direct authority addressing the treatment, under current law, of the Contract Payments and deferred Contract Payments, and such treatment is, therefore, unclear. Contract Payments and deferred Contract Payments may constitute taxable income to a U.S. Holder of Units when received or accrued, in accordance with the U.S. Holder's regular method of tax accounting. To the extent the Company is required to file information returns with respect to Contract Payments or deferred Contract Payments, it intends to report such payments as taxable income to each U.S. Holder. U.S. Holders should consult their tax advisors concerning the treatment of Contract Payments and deferred Contract Payments, including the possibility that any Contract Payment or deferred Contract Payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of Contract Payments and deferred Contract Payments could affect a U.S. Holder's adjusted tax basis in a Purchase Contract or Common Stock received under a Purchase Contract or the amount realized by a U.S. Holder upon the sale or disposition of a Unit or the termination of a Purchase Contract. See "--Acquisition of Common Stock Under a Purchase Contract," "Normal Units--Sales, Exchanges or Other Taxable Dispositions of Units" and "--Termination of Purchase Contract."

     Acquisition of Common Stock Under a Purchase Contract. A U.S. Holder of Units will generally not recognize gain or loss on the purchase of Common Stock under a Purchase Contract, except with respect to any cash paid in lieu of a fractional share of Common Stock. Subject to the following discussion, a U.S. Holder's aggregate initial tax basis in the Common Stock received under a Purchase Contract should generally equal the purchase price paid for such Common Stock plus such U.S. Holder's adjusted tax basis in the Purchase Contract (if any), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. Payments of Contract Payments or deferred Contract Payments that have been received in cash by a U.S. Holder but not included in income by such U.S. Holder should reduce such U.S. Holder's adjusted tax basis in the Purchase Contract or the Common Stock to be received thereunder. See "--Contract Payments and Deferred Contract Payments." A U.S. Holder will recognize capital gain or loss upon receipt of cash in lieu of a fractional share of Common Stock equal to the difference between the amount of cash received and the holder's adjusted basis in such fractional share. Such capital gain or loss will be subject to tax in the manner described under "--Ownership of Common Stock Acquired Under the Purchase Contract." The holding period for Common Stock received under a Purchase Contract will commence on the day following the acquisition of such Common Stock.

     Ownership of Common Stock Acquired Under the Purchase Contract. Any distribution on Common Stock paid by the Company out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. Holder when received. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction.

     Upon a disposition of Common Stock, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized and such U.S. Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held such Common Stock for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to limitations.

     Termination of Purchase Contract. If a Purchase Contract terminates, a U.S. Holder of Units will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and such U.S. Holder's adjusted tax basis (if any) in the Purchase Contract at the time of such termination. Payments of Contract Payments or deferred Contract Payments received by a U.S. Holder but not included in income by such U.S. Holder should either reduce such U.S. Holder's tax adjusted basis in the Purchase Contract or increase the amount realized on the termination of the Purchase Contract. Any Contract Payments or deferred Contract Payments included in a U.S. Holder's income but not paid should increase such U.S. Holder's adjusted tax basis in the Purchase Contract. See "Contract Payments and Deferred Contract Payments." Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder held such Purchase Contract for more than one year immediately prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation depending upon the holder period of such capital assets. The deductibility of capital losses is subject to limitations. A U.S. Holder will not recognize gain or loss on the receipt of such U.S. Holder's proportionate share of the Trust Preferred Securities or Treasury Securities upon termination of the Purchase Contract and will have the same adjusted tax basis and holding period in such Trust Preferred Securities or Treasury Securities as before such distribution.

SUBSTITUTION OF TREASURY SECURITIES TO CREATE STRIPPED UNITS

     A U.S. Holder of Normal Units that delivers Treasury Securities to the Collateral Agent in substitution for Trust Preferred Securities will generally not recognize gain or loss upon the delivery of such Treasury Securities or the release of the Trust Preferred Securities to such U.S. Holder. Such U.S. Holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. Holder with respect to such Treasury Securities and Trust Preferred Securities, and such U.S. Holder's adjusted tax bases and holding period in the Treasury Securities, the Trust Preferred Securities and the Purchase Contract will not be affected by such delivery and release.

     A U.S. Holder that makes a payment to the Call Option Holder to be released for such U.S. Holder's obligation under the Call Option should recognize short-term capital gain or loss on settling the Call Option equal to the difference between the Call Premium received by such U.S. Holder and the amount paid to settle the Call Option.

                              ERISA CONSIDERATIONS

     Each of the Company (the obligor with respect to the Junior Subordinated Debentures held by the Trust) and its affiliates and the Property Trustee may be considered a "party in interest" (within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to many employee benefit plans ("PLANS") that are subject to ERISA. The purchase and/or holding of Units by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company, the Property Trustee or any affiliate is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Units are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for transactions involving certain insurance company general accounts) or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager).

     In addition, a Plan fiduciary considering the purchase of Units should be aware that the assets of the Trust may be considered "plan assets" for ERISA purposes unless the Units meet the conditions for the "publicly offered securities" exception from the "plan asset" rules under ERISA. These conditions include, but are not limited to, investment in the Units by more than 100 investors independent of the Company and each other. Although no assurances can be given, the Company expects that the Units will be held by less than 100 independent investors at the conclusion of the offering.

     In the event that the "publicly offered securities" exception is not available and the assets of the Trust are, accordingly, deemed to be "plan assets" of Plans that are holders of the Units, the Property Trustee, as well as any other persons exercising discretion with respect to the Junior Subordinated Debentures, would be fiduciaries and parties in interest with respect to the investing Plans. Accordingly, each investing Plan, by purchasing the Units, will be deemed to have directed the Trust to invest in the Junior Subordinated Debentures and to have appointed the Property Trustee. In this regard, it should be noted that, in the event of a Default, the Company may not remove the Property Trustee without the approval of a majority of the holders of the Units.

     ANY PURCHASER PROPOSING TO ACQUIRE UNITS WITH ASSETS OF ANY PLAN SHOULD CONSULT WITH ITS COUNSEL.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, (a) the Company has agreed to enter into the Purchase Contracts with each of the Underwriters named below (the "UNDERWRITERS") underlying the respective number of Units set forth opposite its name below, (b) the Trust has agreed to sell to each of the Underwriters the Trust Preferred Securities underlying the respective number of Units set forth opposite its name below, and (c) each of such Underwriters has severally agreed to enter into such Purchase Contracts with the Company, purchase such Trust Preferred Securities from the Trust, pledge under the Pledge Agreement such Trust Preferred Securities and sell (on behalf of the initial investors in the Units) to the Call Option Holder the Call Options with respect to such Units:

                    UNDERWRITERS:                         NUMBER OF UNITS
Salomon Smith Barney Inc. ............................
Donaldson, Lufkin & Jenrette Securities Corporation...
Banc of America Securities LLC........................
                                                            ----------
     Total............................................
                                                            ==========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to enter into Purchase Contracts, purchase and pledge Trust Preferred Securities and sell Call Options with respect to all of the Units offered hereby, if any Purchase Contracts are entered into, Trust Preferred Securities are taken and Call Options sold.

     The Underwriters propose to offer the Units in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and in part to certain securities dealers at such price
less a concession of $     per Unit. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $     per Unit to certain
brokers and dealers. After the Units are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company and the Trust have granted the Underwriters an option
exercisable for   days after the date of this prospectus to enter into Purchase
Contracts and purchase Trust Preferred Securities underlying up to an aggregate
of      additional Units solely to cover over-allotments, if any. If Purchase
Contracts underlying any such additional Units are entered into and Trust Preferred Securities are purchased, the Underwriters would pledge under the Pledge Agreement such Trust Preferred Securities and would sell to the Call Option Holder the Call Options underlying such Units. If the Underwriters exercise their over-allotment option, each of the Underwriters has severally agreed, subject to certain conditions, to effect the foregoing transactions with respect to approximately the same percentage of such Units that the respective number of Units set forth opposite its name in the foregoing table bears to the
          Units offered hereby.

     The Company has agreed, subject to certain exceptions, that during the period beginning from the date of this prospectus supplement and continuing to
and including the date      days after the date of this prospectus supplement,
it will not offer, sell, contract to sell or otherwise dispose of any Units, Trust Preferred Securities or Common Stock (other than pursuant to employee stock option or purchase plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this prospectus supplement) or any securities of the Company which are substantially similar to the Common Stock, or which are convertible into or exchangeable for, or otherwise represent the right to receive, Common Stock or any such other similar securities, without the prior written consent of the Underwriters.

     The Units will be a new issue of securities with no established trading market. Application will be made to list the Normal Units on the NYSE. The Underwriters have advised the Company that they intend to make a market in the Normal Units, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Units.

     In connection with the Offering, the Underwriters may purchase and sell the Units of Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Units or Common Stock, as applicable; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Units than they are required to purchase from the Company and the Trust in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Units sold in the Offering may be reclaimed by the Underwriters if such Units are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Units or the Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     Each of Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Banc of America Securities LLC and certain of their respective affiliates have provided, and may continue to provide, investment banking and/or commercial banking services to the Company and its affiliates.

     The Company and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL OPINIONS

     Opinions as to the legality of the Units will be rendered for CMS by Michael D. Van Hemert, Assistant General Counsel for CMS. Skadden, Arps, Slate, Meagher & Flom LLP will act as counsel for the Underwriters. As of March 31, 1999, an attorney currently employed by Skadden, Arps, Slate, Meagher & Flom LLP, and formerly employed by CMS, owned approximately 50,326 shares of CMS Energy Common Stock, 2,000 shares of Class G Common Stock, 10 shares of Consumers $4.50 Series Preferred Stock, $100 par value, and $50,000 aggregate principal amount of certain debt securities issued by CMS. As of March 31, 1999, Mr. Van Hemert beneficially owned approximately 2,889 shares of CMS Common Stock.

                                    EXPERTS

     The consolidated financial statements and schedule of CMS as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 incorporated by reference in this Prospectus Supplement and the accompanying Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim consolidated financial information for the periods ended March 31, 1999 and 1998, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim consolidated financial information because that report is not a "report" or "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     Future consolidated financial statements of CMS and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying base prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying base prospectus offer to sell only the Units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
  UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF CMS ENERGY CORPORATION

     The following Unaudited Pro Forma Combined Financial Statements (the "PRO FORMA FINANCIAL STATEMENTS") of CMS Energy Corporation ("CMS ENERGY") illustrate the effects of: (1) various restructuring, realignment, and elimination of activities between the Panhandle Companies (as defined below) and Duke Energy Corporation and its subsidiaries ("DUKE ENERGY") prior to the closing of the acquisition (the "ACQUISITION") of Panhandle Eastern Pipe Line Company ("PANHANDLE") and its principal subsidiaries, Trunkline Gas Company and Pan Gas Storage Company, and its affiliates, Panhandle Storage Company and Trunkline LNG Company (collectively the "PANHANDLE COMPANIES") by CMS Energy; (2) the adjustments resulting from the Acquisition by CMS Energy; and (3) the public issuance of $800 million of Notes by CMS Panhandle Holding Company ("CMS HOLDING"), $500 million of Senior Notes by CMS Energy, and 13 million shares of common stock by CMS Energy aggregating approximately $600 million (the "FINANCING TRANSACTIONS"). A portion of the net proceeds from the Financing Transactions were used to retire bridge facilities of CMS Energy which initially were used in financing the Acquisition. The Unaudited Pro Forma Combined Balance Sheet has been prepared as if such transactions occurred on December 31, 1998; the Unaudited Pro Forma Combined Income Statement has been prepared as if such transactions occurred as of January 1, 1998.

     The Pro Forma Financial Statements reflect CMS Energy acquiring all of the common stock of the Panhandle Companies. The Pro Forma Financial Statements also reflect, prior to the Acquisition, the transfer of Panhandle's interest in Northern Border Partners LP and certain non-operating assets to other subsidiaries of Duke Energy, and the elimination of certain intercompany accounts, including advances, between Panhandle and Duke Energy. The purchase price for the common stock of the Panhandle Companies was $1.9 billion in cash. After giving effect to the merger of CMS Holding into Panhandle during the second quarter of 1999, Panhandle has approximately $1.1 billion of debt outstanding. This indebtedness includes approximately $300 million of pre-existing Panhandle debt and the $800 million of CMS Holding debt incurred in the Financing Transactions. CMS Energy's acquisition of the Panhandle Companies was accounted for under the purchase method.

     A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values and the final determination of estimated remaining useful lives of the acquired property, plant and equipment, have not yet been made. Accordingly, the pro forma accounting adjustments made in connection with the development of the Pro Forma Financial Statements are preliminary and have been made solely for purposes of developing the pro forma combined financial information. However, CMS Energy management believes that the pro forma adjustments and the underlying assumptions reasonably present the significant effects of the Acquisition and the Financing Transactions. In addition, CMS Energy will undertake studies to determine the fair value of the assets and liabilities and estimated remaining useful lives of the acquired property, plant and equipment of the Panhandle Companies and will revise the accounting adjustments upon completion of these studies. The actual financial position and results of operations of the combined entity will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value and changes in operating results between the dates of the Pro Forma Financial Statements and the date of the Acquisition. In addition, changes will result from the consummation of CMS Energy's financing of the Acquisition as compared to the financing plans described above. The Pro Forma Financial Statements are not necessarily indicative of actual operating results or financial position had the Acquisition and the Financing Transactions occurred as of the dates indicated above, nor do they purport to indicate operating results or financial position which may be attained in the future.

     The significant adjustments to the pro forma net income reflect (1) higher depreciation and amortization expense to give effect to the allocation of excess purchase price amortized over 40 years and the fair value of net assets acquired related to property, plant and equipment prospectively depreciated over a revised estimated average remaining life of 40 years, (2) elimination of pension and rental income, and (3) lower interest expense from the cancellation of certain indebtedness between Panhandle and Duke Energy and additional interest expense reflecting the new debt issuances of both Panhandle and CMS Energy.

     The significant adjustments to the pro forma financial position reflect (1) elimination of the advances to Duke Energy and the notes payable to Duke Energy,
(2) increases to property, plant and equipment and accrued liabilities for the purchase price allocation, (3) recognition of goodwill in the fair value calculation, (4) decreases in taxes and other liabilities assumed by Duke Energy, and (5) increases in long-term debt and common stockholders' equity in connection with the Acquisition and the Financing Transactions.

     The Panhandle Companies financial statements utilized in the preparation of the Pro Forma Financial Statements are based upon financial statements and information obtained from Duke Energy and Panhandle.

     The Pro Forma Financial Statements should be read in conjunction with the historical financial statements of both CMS Energy and Panhandle and the notes to the Pro Forma Financial Statements included elsewhere herein. The pro forma adjustments do not reflect any potential operating efficiencies or cost savings which CMS Energy management believes may be achievable with respect to the combined companies.

                             CMS ENERGY CORPORATION

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                    PANHANDLE COMPANIES
                                                                 PRE-ACQUISITION PRO FORMA
                                                 ---------------------------------------------------------
                                                              RESTRUCTURING   ELIMINATION OF    PANHANDLE
                                    CMS ENERGY   PANHANDLE         AND         DUKE ENERGY      COMPANIES
                                    HISTORICAL   HISTORICAL    REALIGNMENT      ACTIVITIES     AS ADJUSTED
                                    ----------   ----------   -------------   --------------   -----------
Operating revenue..................   $5,141        $496           $(3)(a)         $(14)(b)       $479
Operating expenses
  Operations and maintenance.......    3,667         213            (2)(a)            9(c)         220
  Depreciation and amortization....      484          56            (2)(a)           (4)(d)         50
  Property and other taxes.........      215          26             2(a)            (1)(e)         27
                                      ------        ----           ---             ----           ----
                                       4,366         295            (2)               4            297
                                      ------        ----           ---             ----           ----
Pretax operating income............      775         201            (1)             (18)           182
Other income (deductions)..........      (46)         24                            (14)(f)         10
Fixed charges......................      387          77            (1)(a)          (54)(g)         22
                                      ------        ----           ---             ----           ----
Income before income taxes.........      342         148            --               22            170
Income taxes.......................      100          57             1(a)             7(h)          65
                                      ------        ----           ---             ----           ----
Consolidated net income before
  cumulative effect of change in
  accounting principle.............      242          91            (1)              15            105
Cumulative effect of change in
  accounting for property taxes,
  net of $23 Tax...................       43                                                        43
                                      ------        ----           ---             ----           ----
Consolidated net income............   $  285        $ 91           $(1)            $ 15           $105
                                      ======        ====           ===             ====           ====
Basic earnings per average common
  share
  CMS Energy.......................   $ 2.65
                                      ======
  Class G..........................   $ 1.56
                                      ======
Diluted earnings per average common
  share
  CMS Energy.......................   $ 2.62
                                      ======
  Class G..........................   $ 1.56
                                      ======
Average common shares outstanding
  CMS Energy.......................      102
                                      ======
  Class G..........................        8
                                      ======


                                                     PRO FORMA ACQUISITION
                                     ------------------------------------------------------
                                     ACQUISITION    FINANCING     INTERCOMPANY   CMS ENERGY
                                     ADJUSTMENTS   TRANSACTIONS   ELIMINATIONS   PRO FORMA
                                     -----------   ------------   ------------   ----------
Operating revenue..................     $ (9)(i)       $ --           $(45)(o)     $5,566
Operating expenses
  Operations and maintenance.......                                    (45)(o)      3,842
  Depreciation and amortization....        7(j)                                       541
  Property and other taxes.........                                                   242
                                        ----           ----           ----         ------
                                           7             --            (45)         4,625
                                        ----           ----           ----         ------
Pretax operating income............      (16)            --             --            941
Other income (deductions)..........                                                   (36)
Fixed charges......................                      91(l)                        500
                                        ----           ----           ----         ------
Income before income taxes.........      (16)           (91)            --            405
Income taxes.......................       (6)(k)        (32)(m)                       128
                                        ----           ----           ----         ------
Consolidated net income before
  cumulative effect of change in
  accounting principle.............      (10)           (59)            --            277
Cumulative effect of change in
  accounting for property taxes,
  net of $23 Tax...................                                                    43
                                        ----           ----           ----         ------
Consolidated net income............     $(10)          $(59)          $ --         $  320
                                        ====           ====           ====         ======
Basic earnings per average common
  share
  CMS Energy.......................                                                $ 2.66
                                                                                   ======
  Class G..........................                                                $ 1.56
                                                                                   ======
Diluted earnings per average common
  share
  CMS Energy.......................                                                $ 2.63
                                                                                   ======
  Class G..........................                                                $ 1.56
                                                                                   ======
Average common shares outstanding
  CMS Energy.......................                      14(n)                        116
                                                       ====                        ======
  Class G..........................                      --                             8
                                                       ====                        ======

See accompanying Notes to Unaudited Pro Forma Combined Income Statement.

                             CMS ENERGY CORPORATION
             NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1998

RESTRUCTURING AND REALIGNMENT:

(a) To reflect the results of operations of Panhandle Storage Company and Trunkline LNG Company, both acquired by CMS Energy, and the transfer of Panhandle's interest in Northern Border Partners LP and certain non-operating assets to other subsidiaries of Duke Energy under the provisions of the Stock Purchase Agreement dated as of October 31, 1998, between CMS Energy and subsidiaries of Duke Energy (the "STOCK PURCHASE AGREEMENT").

ELIMINATION OF DUKE ENERGY ACTIVITIES:

(b) To reflect the elimination of rental income earned by Panhandle on an office building, which was transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

(c) To reflect the elimination of pension income recognized by Panhandle on the overfunded pension plans of Duke Energy. Under the provisions of the Stock Purchase Agreement, Duke Energy transferred to CMS Energy an amount of pension assets equivalent to the Panhandle Companies' liabilities assumed by CMS Energy.

(d) To reflect the elimination of depreciation associated with an office building and certain other assets, which were transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

(e) To reflect the elimination of ad valorem taxes associated with an office building, which was transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

(f) To reflect the elimination of a December 1998 gain on the sale of Panhandle's general partnership interest in Northern Border Partners LP.

(g) To reflect a reduction in interest expense relating to the settlement of certain short-term notes payable to Duke Energy under the provisions of the Stock Purchase Agreement.

(h) To reflect the income tax expense effects of the pro forma adjustments (b) through (g) at an estimated rate of 35%.

ACQUISITION ADJUSTMENTS:

(i) To reflect the elimination of non-cash amortization of deferred credits associated with a Trunkline LNG Company rate settlement.

(j) To reflect depreciation expense on the fair value of property, plant and equipment prospectively depreciated over a revised estimated average remaining life of 40 years. Also reflects amortization expense over a 40-year period of the estimated goodwill recognized in the Acquisition.

(k)  To reflect the income tax expense effects of pro forma adjustment (i) and
     (j) at an estimated rate of 35%.

FINANCING TRANSACTIONS:

(l) To reflect the increase of interest expense relating to the issuance of $800 million of CMS Holding Notes with a weighted average interest rate of 6.8% and $500 million of CMS Energy Senior Notes with a weighted average interest rate of 7.5%.

(m) To reflect the income tax expense effects of pro forma adjustment (l) at an estimated rate of 35%.

(n) Represents an estimated per share offering price of $45. The difference between the referenced 14 million shares and the 13 million shares referenced elsewhere herein is a function of rounding.

INTERCOMPANY ELIMINATIONS:

(o) To reflect the elimination of intercompany transactions between CMS Energy and the Panhandle Companies.

                             CMS ENERGY CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                              (DOLLARS IN MILLION)

                                                                    PANHANDLE COMPANIES
                                                                 PRE-ACQUISITION PRO FORMA
                                                 ---------------------------------------------------------
                                                              RESTRUCTURING   ELIMINATION OF    PANHANDLE
                                    CMS ENERGY   PANHANDLE         AND         DUKE ENERGY      COMPANIES
                                    HISTORICAL   HISTORICAL    REALIGNMENT      ACTIVITIES     AS ADJUSTED
                                    ----------   ----------   -------------   --------------   -----------
ASSETS
NET PROPERTY, PLANT AND
  EQUIPMENT........................  $ 6,040       $  979         $101(a)         $ (72)(b)      $1,008
INVESTMENTS
  Advances and notes receivable --
    parent.........................       --          738           --             (738)(c)          --
  Investments in affiliates and
    other..........................    2,073           50          (41)(a)                            9
                                     -------       ------         ----            -----          ------
                                       2,073          788          (41)            (738)              9
                                     -------       ------         ----            -----          ------
CURRENT ASSETS
  Cash and temporary cash
    investments....................      101                                         --
  Accounts receivable and accrued
    revenue........................      720           94           (3)(a)           (1)(c)          90
  Other current assets.............      586           86           (2)(a)           (6)(d)          78
                                     -------       ------         ----            -----          ------
                                       1,407          180           (5)              (7)            168
                                     -------       ------         ----            -----          ------
NON-CURRENT ASSETS.................    1,790           26           --               (2)(d)          24
                                     -------       ------         ----            -----          ------
      TOTAL ASSETS.................  $11,310       $1,973         $ 55            $(819)         $1,209
                                     =======       ======         ====            =====          ======
STOCKHOLDER'S EQUITY AND
  LIABILITIES
CAPITALIZATION
  Common stockholders' equity......  $ 2,216       $  558         $ 16(a)         $ 142(g)       $  716
  Preferred stock of subsidiary....      238                                                         --
  Trust preferred securities.......      393                                                         --
  Long-term debt...................    4,726          299           (3)(a)            3(c)          299
  Non-current portion of capital
    leases.........................      105                                                         --
                                     -------       ------         ----            -----          ------
                                       7,678          857           13              145           1,015
                                     -------       ------         ----            -----          ------
CURRENT LIABILITIES
  Current portion of long-term debt
    and capital leases.............      293                                                         --
  Notes payable....................      328          675                          (675)(e)          --
  Accounts payable.................      501           56          (48)(a)                            8
  Other current liabilities........      688          183            3(a)           (68)(f)         108
                                                                                    (10)(d)
                                     -------       ------         ----            -----          ------
                                       1,810          914          (45)            (753)            116
                                     -------       ------         ----            -----          ------
NON-CURRENT LIABILITIES
  Deferred income taxes............      649           99           51(a)          (150)(f)          --
  Postretirement benefits..........      489                                                         --
  Other non-current liabilities....      684          103           36(a)           (61)(b)          78
                                     -------       ------         ----            -----          ------
                                       1,822          202           87             (211)             78
                                     -------       ------         ----            -----          ------
TOTAL STOCKHOLDERS' INVESTMENT AND
  LIABILITIES......................  $11,310       $1,973         $ 55            $(819)         $1,209
                                     =======       ======         ====            =====          ======


                                                     PRO FORMA ACQUISITION
                                     ------------------------------------------------------

                                     ACQUISITION    FINANCING     INTERCOMPANY   CMS ENERGY
                                     ADJUSTMENTS   TRANSACTIONS   ELIMINATIONS   PRO FORMA
                                     -----------   ------------   ------------   ----------
ASSETS
NET PROPERTY, PLANT AND
  EQUIPMENT........................    $  603(h)     $    --        $     --      $ 7,616
                                          (35)(i)
INVESTMENTS
  Advances and notes receivable --
    parent.........................
  Investments in affiliates and
    other..........................                                                 2,082
                                       ------        -------        --------      -------
                                           --             --              --        2,082
                                       ------        -------        --------      -------
CURRENT ASSETS
  Cash and temporary cash
    investments....................                                       (3)(o)      101
  Accounts receivable and accrued
    revenue........................                                                   807
  Other current assets.............                                                   664
                                       ------        -------        --------      -------
                                           --             --              (3)       1,572
                                       ------        -------        --------      -------
NON-CURRENT ASSETS.................       700(j)          --              --        2,514
                                       ------        -------        --------      -------
      TOTAL ASSETS.................    $1,268        $    --        $     (3)     $13,784
                                       ======        =======        ========      =======
STOCKHOLDER'S EQUITY AND
  LIABILITIES
CAPITALIZATION
  Common stockholders' equity......    $1,184(k)     $   600(l)     $     --      $ 2,816
                                                      (1,900)(m)
  Preferred stock of subsidiary....                                                   238
  Trust preferred securities.......                                                   393
  Long-term debt...................        19(j)       1,300(n)                     6,344
  Non-current portion of capital
    leases.........................                                                   105
                                       ------        -------        --------      -------
                                        1,203             --              --        9,896
                                       ------        -------        --------      -------
CURRENT LIABILITIES
  Current portion of long-term debt
    and capital leases.............                                                   293
  Notes payable....................                                                   328
  Accounts payable.................                                                   506
  Other current liabilities........                                                   796
                                       ------        -------        --------      -------
                                           --             --              (3)(o)    1,923
                                       ------        -------        --------      -------
NON-CURRENT LIABILITIES
  Deferred income taxes............                                                   649
  Postretirement benefits..........                                                   489
  Other non-current liabilities....       100(j)                                      827
                                          (35)(i)
                                       ------        -------        --------      -------
                                           65             --              --        1,965
                                       ------        -------        --------      -------
TOTAL STOCKHOLDERS' INVESTMENT AND
  LIABILITIES......................    $1,268        $    --        $     (3)     $13,784
                                       ======        =======        ========      =======

See accompanying Notes to Unaudited Pro Forma Combined Balance Sheet.

                             CMS ENERGY CORPORATION
              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1998

RESTRUCTURING AND REALIGNMENT:

(a) To reflect the financial position of Panhandle Storage Company and Trunkline LNG Company, both acquired by CMS Energy, and the transfer of Panhandle's interest in Northern Border Partners LP and certain non-operating assets to other subsidiaries of Duke Energy under the provisions of the Stock Purchase Agreement.

ELIMINATION OF DUKE ENERGY ACTIVITIES:

(b) To reflect the transfer to Duke Energy of certain assets, primarily an office building, under the provisions of the Stock Purchase Agreement.

(c) To reflect the settlement of the advances and notes receivable from Duke Energy under the provisions of the Stock Purchase Agreement.

(d) To reflect the transfer from the Panhandle Companies to Duke Energy of certain environmental and litigation liabilities and the related assets under the provisions of the Stock Purchase Agreement.

(e) To reflect the settlement of certain short-term notes payable to Duke Energy under the provisions of the Stock Purchase Agreement.

(f) To reflect the transfer from the Panhandle Companies to Duke Energy of all tax liabilities under the provisions of the Stock Purchase Agreement.

(g) To reflect the settlement and transfer of certain assets and liabilities described in pro forma adjustments (b) through (f).

ACQUISITION ADJUSTMENTS:

(h) To reflect the increase in property, plant and equipment to adjust the historical value of these assets to their estimated fair values. The allocation reflects CMS Energy's internal evaluation of the excess purchase price and is subject to the completion of a study to determine the fair value of the property. Should the study not support such allocation to property, plant and equipment, the excess of total purchase price over the fair value of the net assets acquired will be reflected as an adjustment to the preliminary estimate of goodwill.

(i) To reflect the elimination of deferred credits associated with a Trunkline LNG Company rate settlement.

(j) To reflect the preliminary estimated acquisition adjustments under the purchase method of accounting to record assets acquired and liabilities assumed at estimated fair value for (1) the preliminary estimate of goodwill, (2) the increase of certain other assets, (3) the elimination of previously recorded regulatory assets, assuming Panhandle ceases to apply Statement of Financial Accounting Standards No. 71 accounting for its regulated assets, (4) the long-term debt assumed, (5) the assumption of benefit plan obligations by the Panhandle Companies, previously assumed by Duke Energy, and (6) the accrual of certain obligations of the

     Panhandle Companies which are expected to be paid after completion of the transaction. The following adjustments reflect CMS Energy management's intended business strategies and outlook which may differ from the business strategies and outlook of Duke Energy management prior to the Acquisition:

                                                         (DOLLARS IN MILLIONS)
       Other assets including goodwill...............            $700
       Other non-current liabilities.................             100

(k) To reflect the increase in common stockholders' equity as a result of pro forma adjustments (h) through (j).

FINANCING TRANSACTIONS:

(l) To reflect the assumed public issuance of approximately 14 million shares of common stock of CMS Energy aggregating $600 million.

(m) To reflect the payment of $1.9 billion in cash to Duke Energy for the acquisition of the Panhandle Companies.

(n) To reflect the issuance of $800 million of CMS Holding Notes and $500 million CMS Energy Senior Notes.

INTERCOMPANY ELIMINATIONS:

(o) To reflect the elimination of intercompany transactions between CMS Energy and the Panhandle Companies.

                             CMS ENERGY CORPORATION

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                 PANHANDLE COMPANIES
                                              PRE-ACQUISITION PRO FORMA
                                     -------------------------------------------     PRO FORMA ACQUISITION
                                                  RESTRUCTURING   ELIMINATION OF   --------------------------
                        CMS ENERGY   PANHANDLE         AND         DUKE ENERGY     ACQUISITION    FINANCING
                        HISTORICAL   HISTORICAL    REALIGNMENT      ACTIVITIES     ADJUSTMENTS   TRANSACTIONS
                        ----------   ----------   -------------   --------------   -----------   ------------
Operating revenue.....    $1,538        $133           $--             $ (3)(b)        $(2)(g)       $ --
Operating expenses
  Operations and
    maintenance.......     1,077          43            (1)(a)            4(c)
  Depreciation and
    amortization......       150          14            (1)(a)           (1)(d)          2(h)
  Property and other
    taxes.............        66           7            --               --
                          ------        ----           ---             ----            ---           ----
                           1,293          64            (2)               3              2             --
                          ------        ----           ---             ----            ---           ----
Pretax operating
  income..............       245          69             2               (6)            (4)            --
Other income
  (deductions)........         1           5
Fixed charges.........       111          19             2              (13)(e)                        23(j)
Income before income
  taxes...............       135          55            --                7             (4)           (23)
Income taxes..........        37          21            --                2(f)          (1)(i)         (8)(k)
                          ------        ----           ---             ----            ---           ----
Consolidated net
  income..............    $   98        $ 34           $--             $  5            $(3)          $(15)
                          ======        ====           ===             ====            ===           ====
Basic earnings per
  average common share
  CMS Energy..........    $  .82
                          ======
  Class G.............    $ 1.19
                          ======
Diluted earnings per
  average common share
  CMS Energy..........    $  .80
                          ======
  Class G.............    $ 1.19
                          ======
Average common shares
  outstanding CMS
  Energy..............       108                                                                       13(l)
                          ======                                                                     ====
  Class G.............         8                                                                       --
                          ======                                                                     ====


                          PRO FORMA ACQUISITION
                        -------------------------
                        INTERCOMPANY   CMS ENERGY
                        ELIMINATIONS   PRO FORMA
                        ------------   ----------
Operating revenue.....      $ (4)(n)     $1,650
                             (12)(m)
Operating expenses
  Operations and
    maintenance.......        (2)(n)      1,109
                             (12)(m)
  Depreciation and
    amortization......        (1)(n)        163
  Property and other
    taxes.............                       73
                            ----         ------
                             (15)         1,345
                            ----         ------
Pretax operating
  income..............        (1)           305
Other income
  (deductions)........                        6
Fixed charges.........                      142
Income before income
  taxes...............        (1)           169
Income taxes..........        (1)            50
                            ----         ------
Consolidated net
  income..............      $ --         $  119
                            ====         ======
Basic earnings per
  average common share
  CMS Energy..........                   $  .90
                                         ======
  Class G.............                   $ 1.19
                                         ======
Diluted earnings per
  average common share
  CMS Energy..........                   $  .88
                                         ======
  Class G.............                   $ 1.19
                                         ======
Average common shares
  outstanding CMS
  Energy..............                      121
                                         ======
  Class G.............                        8
                                         ======

See accompanying Notes to Unaudited Pro Forma Combined Income Statement.

                             CMS ENERGY CORPORATION
             NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

RESTRUCTURING AND REALIGNMENT:

(a) To reflect the results of operations of Panhandle Storage Company and Trunkline LNG Company, both acquired by CMS Energy, and the transfer of Panhandle's interest in Northern Border Partners LP and certain non-operating assets to other subsidiaries of Duke Energy under the provisions of the Stock Purchase Agreement.

ELIMINATION OF DUKE ENERGY ACTIVITIES:

(b) To reflect the elimination of rental income earned by Panhandle on an office building, which was transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

(c) To reflect the elimination of pension income recognized by Panhandle on the overfunded pension plans of Duke Energy. Under the provisions of the Stock Purchase Agreement, Duke Energy transferred to CMS Energy an amount of pension assets equivalent to the Panhandle Companies' liabilities assumed by CMS Energy.

(d) To reflect the elimination of depreciation associated with an office building and certain other assets, which were transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

(e) To reflect a reduction in interest expense relating to the settlement of certain short-term notes payable to Duke Energy under the provisions of the Stock Purchase Agreement.

(f) To reflect the income tax expense effects of the pro forma adjustments (b) through (e) at an estimated rate of 35%.

ACQUISITION ADJUSTMENTS:

(g) To reflect the elimination of non-cash amortization of deferred credits associated with a Trunkline LNG Company rate settlement.

(h) To reflect depreciation expense on the fair value of property, plant and equipment prospectively depreciated over a revised estimated average remaining life of 40 years. Also reflects amortization expense over a 40-year period of the estimated goodwill recognized in the Acquisition.

(i)  To reflect the income tax expense effects of pro forma adjustment (g) and
     (h) at an estimated rate of 35%.

FINANCING TRANSACTIONS:

(j) To reflect the increase of interest expense relating to the issuance of $800 million of CMS Holding Notes with a weighted average interest rate of 6.8% and $500 million of CMS Energy Senior Notes with a weighted average interest rate of 7.5%.

(k) To reflect the income tax expense effects of pro forma adjustment (j) at an estimated rate of 35%.

(l)  Represents an estimated per share offering price of $45.

INTERCOMPANY ELIMINATIONS:

(m) To reflect the elimination of intercompany transactions between CMS Energy and the Panhandle Companies.

(n) To eliminate three days of activity subsequent to the acquisition which is included in CMS Energy historical amounts.

                             CMS ENERGY CORPORATION

                            CMS ENERGY COMMON STOCK
                              CLASS G COMMON STOCK
                               SENIOR DEBENTURES
                            SUBORDINATED DEBENTURES
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                   GUARANTEES
                                      AND
                              CMS ENERGY TRUST II
                              CMS ENERGY TRUST III
                           TRUST PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                             CMS ENERGY CORPORATION

                         OFFERING PRICE: $1,500,000,000

                            ------------------------

We may offer, from time to time:

     (i) shares of CMS Energy Common Stock,
     (ii) shares of Class G Common Stock,
     (iii) unsecured senior or subordinated debt securities consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness,
     (iv) stock purchase contracts to purchase CMS Energy Common Stock,
     (v) stock purchase units, each representing ownership of a stock purchase contract and unsecured senior or subordinated debt securities or trust preferred securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the stock purchase contract, or any combination of the above, and
     (vi) Guarantees of CMS Energy with respect to Trust Preferred Securities of CMS Energy Trusts II and III.

For each type of securities listed above, the amount, price and terms will be determined at or prior to the time of sale.

CMS Energy Trust II and CMS Energy Trust III, which are Delaware business trusts, may offer trust preferred securities. The trust preferred securities represent preferred undivided beneficial interests in the assets of CMS Energy Trust II and CMS Energy Trust III in amounts, at prices and on terms to be determined at or prior to the time of sale.

We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

CMS Energy Common Stock and Class G Common Stock are traded on the New York Stock Exchange under the symbol "CMS". CMS Energy Common Stock and Class G Common Stock sold pursuant to a prospectus supplement or supplements accompanying this prospectus will also be listed for trading on the New York Stock Exchange, subject to official notice of issuance.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We intend to sell these securities through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and any securities to be purchased by or through, these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be provided in the related prospectus supplement or supplements.

This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

                   The date of this prospectus is May 7, 1999

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CMS ENERGY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

     CMS Energy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "COMMISSION"). Information, as of particular dates, concerning CMS Energy's directors and officers, their remuneration, the principal holders of CMS Energy's securities and any material interest of such persons in transactions with CMS Energy is disclosed in proxy statements distributed to shareholders of CMS Energy and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding CMS Energy. The outstanding shares of CMS Energy Common Stock and Class G Common Stock are listed on the New York Stock Exchange ("NYSE") and reports, proxy statements and other information concerning CMS Energy may also be inspected and copied at the offices of such exchange at 20 Broad Street, New York, New York 10005.

     No separate financial statements of the Trusts have been included herein. CMS Energy and the Trusts do not consider that such financial statements would be material to holders of Trust Preferred Securities because each Trust is a newly organized special purpose entity, has no operating history and no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described under "CMS Energy Trusts". Further, CMS Energy believes that financial statements of the Trusts are not material to the holders of the Trust Preferred Securities since CMS Energy will guarantee the Trust Preferred Securities such that the holders of the Trust Preferred

Securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position vis-a-vis the assets of CMS Energy as a preferred stockholder of CMS Energy. CMS Energy beneficially owns directly or indirectly all of the undivided beneficial interests in the assets of the Trusts (other than the beneficial interests represented by the Trust Preferred Securities). See "CMS Energy Trusts," "Description of Securities -- Trust Preferred Securities" and "Description of Securities -- The Guarantees." In future filings under the Exchange Act, an audited footnote to CMS Energy's annual financial statements will state that the Trusts are wholly-owned by CMS Energy, that the sole assets of the Trusts are the Senior Debentures or the Subordinated Debentures of CMS Energy having a specified aggregate principal amount, and, considered together, the back-up undertakings, including the Guarantees, constitute a full and unconditional guarantee by CMS Energy of the Trusts' obligations under the Trust Preferred Securities issued by the Trusts.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by CMS Energy (File No. 1-9513) with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this prospectus and shall be deemed to be a part hereof:

     (1) CMS Energy's Registration Statement on Form 8-B/A dated November 21, 1996;

     (2) CMS Energy's Annual Report on Form 10-K for the year ended December 31, 1998; and

     (3) CMS Energy's Current Reports on Form 8-K filed January 20 and April 6, 1999.

     All documents subsequently filed by CMS Energy pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering made by this prospectus (the "OFFERING") shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "INCORPORATED DOCUMENTS"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     CMS Energy undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to CMS Energy at its principal executive offices located at Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126, Attention: Office of the Secretary, telephone:
(313) 436-9200.

     Certain information contained in this prospectus summarizes, is based upon, or refers to information and financial statements contained in one or more Incorporated Documents;

accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

                             CMS ENERGY CORPORATION

     CMS Energy Corporation, a Michigan corporation ("CMS ENERGY") incorporated in 1987, is the parent holding company of Consumers Energy Company ("CONSUMERS") and CMS Enterprises Company ("ENTERPRISES"). Consumers, a combination electric and gas utility company serving all 68 counties of Michigan's Lower Peninsula, is the largest subsidiary of CMS Energy. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Enterprises is engaged in several domestic and international energy-related businesses including: (i) oil and gas exploration and production; (ii) acquisition, development and operation of independent power production facilities; (iii) energy marketing, services and trading; (iv) storage, transmission and processing of natural gas; and (v) international energy distribution.

     CMS Energy conducts its principal operations through the following six business segments: (i) electric utility operations; (ii) gas utility operations;
(iii) oil and gas exploration and production operations; (iv) independent power production; (v) energy marketing, services and trading; and (vi) storage, transmission and processing of natural gas. Consumers or Consumers' subsidiaries are engaged in two segments: electric operations and gas operations. Consumers' electric and gas businesses are principally regulated utility operations. CMS Energy and its subsidiaries routinely evaluate, invest in, acquire and divest energy-related assets and/or companies both domestically and internationally. Consideration for such transactions may involve the delivery of cash or securities.

     CMS Energy's 1998 consolidated operating revenue was $5.1 billion. This consolidated operating revenue was derived from its electric utility operations (approximately 51%), its gas utility operations (approximately 21%), marketing, services and trading (approximately 18%), independent power production and other non-utility activities (approximately 6%), gas transmission, storage and processing activities (approximately 3%), and oil and gas exploration and production activities (approximately 1%). Consumers' consolidated operations in the electric and gas utility businesses account for the majority of CMS Energy's total assets, revenue and income. The unconsolidated share of non-utility independent power production, gas transmission and storage, marketing services and trading, and international energy distribution revenue for 1998 was $1.317 billion.

     Consumers is a public utility serving gas or electricity to almost six million of Michigan's nine and a half million residents in Michigan's Lower Peninsula. Industries in Consumers' service area include automotive, metal, chemical, food and wood products industries and a diversified group of other industries. Consumers' 1998 consolidated operating revenue of $3.7 billion was derived approximately 70% from its electric utility business, approximately 29% from its gas utility business and approximately 1% from its non-utility business. Consumers' rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission (the "MPSC") and the Federal Energy Regulatory Commission. Consumers' nuclear operations are subject to the jurisdiction of the Nuclear Regulatory Commission.

     CMS Energy and its subsidiaries routinely evaluate, invest in, acquire and divest energy-related assets and/or businesses both domestically and internationally. Consideration for such transactions may involve the delivery of cash or securities.

     The foregoing information concerning CMS Energy and it subsidiaries does not purport to be comprehensive. For additional information concerning CMS Energy and its subsidiaries' business and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, prospective purchasers should refer to the Incorporated Documents. See "Incorporation of Certain Documents by Reference" and "Available Information" above.

     The address of the principal executive offices of CMS Energy is Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126. Its telephone number is (313) 436-9200.

                              RECENT DEVELOPMENTS

ACQUISITION OF THE PANHANDLE COMPANIES

     On March 29, 1999 we acquired from Duke Energy Corporation all of the outstanding common stock of Panhandle Eastern Pipe Line Company ("PANHANDLE") and its principal subsidiaries, Trunkline Gas Company ("TRUNKLINE") and Pan Gas Storage Company, as well as its affiliates, Panhandle Storage Company and Trunkline LNG Company ("TRUNKLINE LNG" and, collectively, the "PANHANDLE COMPANIES"). We paid $1.9 billion in cash to Duke Energy Corporation and assumed approximately $300 million of existing Panhandle debt.

     The Panhandle Companies are primarily engaged in the interstate transmission and storage of natural gas. The Panhandle Companies operate one of the nation's largest natural gas pipeline networks, providing customers in the Midwest and Southwest with a comprehensive array of transportation services. This interconnected 10,400 mile system accesses virtually all major natural gas regions in the United States.

     Panhandle's transmission system consists of four large-diameter parallel pipelines and extends approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through the states of Missouri, Illinois, Indiana and Ohio into Michigan. Panhandle's system connects with the Trunkline system at Tuscola, Illinois.

     Trunkline's transmission system consists principally of three large-diameter parallel pipelines extending approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through the states of Arkansas, Mississippi, Tennessee, Kentucky, Illinois and Indiana to a point on the Indiana-Michigan border. Trunkline also owns and operates two offshore Louisiana natural gas supply systems consisting of 337 miles of pipeline extending approximately 81 miles into the Gulf of Mexico.

     Panhandle's major customers include approximately 20 utilities located in the Midwest market area that encompasses large portions of Michigan, Ohio, Indiana, Illinois and Missouri. Trunkline's major customers include six utilities located in portions of Illinois, Indiana, Michigan, Ohio and Tennessee. Transportation service for Consumers accounted for approximately 10% of the combined revenue of the Panhandle Companies.

     The Panhandle Companies own and operate five underground gas storage fields located in Illinois, Michigan, Kansas, Oklahoma and Louisiana with a combined maximum working gas storage capacity of 70 billion cubic feet.

     Trunkline LNG owns a liquified natural gas ("LNG") regasification plant and related LNG tanker port, unloading facilities and LNG and gas storage facilities located at Lake Charles, Louisiana. The LNG plant has the capacity to deliver 700 million cubic feet per day but has been operated on a limited basis for a number of years.

     The rates and operations of the Panhandle Companies are subject to regulation by the Federal Energy Regulatory Commission.

     We used approximately $600 million in bridge financing, $500 million in revolving credit loans and $800 million of senior unsecured notes issued by CMS Panhandle Holding Company to fund the cash portion of the purchase price for the acquisition of the Panhandle Companies. We expect to complete permanent financing of the acquisition with existing arrangements and the sale of approximately $600 million of our common stock and/or other securities.

     Please refer to our Forms 8-K filed January 20 and April 6, 1999 for further information concerning this transaction.

                               CMS ENERGY TRUSTS

     CMS Energy Trust II and CMS Energy Trust III are statutory business trusts formed under the Delaware Business Trust Act (the "TRUST ACT") (each, a "TRUST" and collectively, the "TRUSTS") pursuant to: (i) a trust agreement executed by CMS Energy, as sponsor, and the trustees of the Trusts (the "CMS TRUSTEES"); and
(ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. At the time of public issuance of Trust Preferred Securities, each trust agreement will be amended and restated in its entirety (as so amended and restated, the "TRUST AGREEMENT") and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "TRUST INDENTURE ACT"). CMS Energy will directly or indirectly acquire common securities of each Trust (the "COMMON SECURITIES" and, together with the Trust Preferred Securities, the "TRUST SECURITIES") in an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. Each Trust exists for the exclusive purposes of: (i) issuing the Trust Preferred Securities and Common Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust Securities in the Senior Debentures or Subordinated Debentures; and (iii) engaging in only those other activities necessary or incidental thereto. Each Trust has a term of approximately 30 years, but may terminate earlier as provided in the Trust Agreement.

     The undivided common beneficial interests in the Trust will be owned by CMS Energy. The proceeds from the offering of the Trust Preferred Securities and the sale of the Common Securities may be contributed by the Trust to purchase from CMS Energy Senior Debentures or Subordinated Debentures in an aggregate principal amount equal to the aggregate liquidation preference of the Trust Securities, bearing interest at an annual rate equal to the annual distribution rate of such Trust Securities and having certain redemption terms which correspond to the redemption terms for the Trust Securities. The Senior Debentures will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt. The Subordinated Debentures will rank subordinate in right of payment to all of CMS Energy's Senior Indebtedness (as defined herein).

Distributions on the Trust Securities may not be made unless the Trust receives corresponding interest payments on the Senior Debentures or the Subordinated Debentures from CMS Energy. CMS Energy will irrevocably guarantee, on a senior or subordinated basis, as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand. Each Guarantee will be unsecured and will be either equal to or subordinate to, as applicable, all Senior Indebtedness, of CMS Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement) the Trust may be liquidated and the holders of the Trust Securities could receive Senior Debentures or Subordinated Debentures in lieu of any liquidating cash distribution.

     Pursuant to the Trust Agreement, the number of CMS Trustees will initially be three. Two of the CMS Trustees (the "ADMINISTRATIVE TRUSTEES") will be persons who are employees or officers of or who are affiliated with CMS Energy. The third trustee will be a financial institution that is unaffiliated with CMS Energy, which trustee will serve as property trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "PROPERTY TRUSTEE"). Initially, either The Bank of New York, a New York banking corporation, or NBD Bank, a Michigan banking corporation, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York or NBD Bank will also act as trustee (each a "GUARANTEE TRUSTEE" and collectively the "GUARANTEE TRUSTEES"). The Bank of New York (Delaware) will act as the Delaware Trustee for the purposes of the Trust Act, until removed or replaced by the holder of the Common Securities. See "Description of Securities -- The Guarantees."

     Each Property Trustee will hold title to the applicable Debt Securities for the benefit of the holders of the Trust Securities and each Property Trustee will have the power to exercise all rights, powers and privileges under the applicable indentures (as defined herein) as the holder of the Debt Securities. In addition, each Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "PROPERTY ACCOUNT") to hold all payments made in respect of the Debt Securities for the benefit of the holders of the Trust Securities. Each Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustees will hold the Guarantees for the benefit of the holders of the Trust Securities. CMS Energy, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any CMS Trustee and to increase or decrease the number of CMS Trustees; provided, that the number of CMS Trustees shall be at least three, a majority of which shall be Administrative Trustees. CMS Energy will pay all fees and expenses related to the Trusts and the offering of the Trust Securities.

     The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Trust Act and the Trust Indenture Act.

     The trustee in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

     The principal place of business of each Trust shall be c/o CMS Energy Corporation, Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126-2712.

                                USE OF PROCEEDS

     The proceeds received by each of the Trusts from the sale of its Trust Preferred Securities or the Common Securities will be invested in the Senior Debentures or the Subordinated Debentures. As will be more specifically set forth in the applicable prospectus supplement, CMS Energy will use such borrowed amounts and the net proceeds from the sale of CMS Energy Common Stock, Class G Common Stock, Stock Purchase Contracts, Stock Purchase Units and any Senior Debentures or Subordinated Debentures offered hereby for its general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The ratios of earnings to fixed charges and the ratios of earnings to fixed charges and preferred stock dividends for each of the years ended December 31, 1993 through 1998, are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                --------------------------------------------
                                                1998    1997    1996    1995    1994    1993
                                                ----    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges..........    1.59    1.78    1.96    1.90    2.07    1.75
Ratio of earnings to fixed charges and
  preferred stock dividends.................    1.43    1.59    1.75    1.74    1.88    1.68

     For the purpose of computing such ratios, earnings represent net income before income taxes, net interest charges and the estimated interest portion of lease rentals.

                           DESCRIPTION OF SECURITIES

INTRODUCTION

     Specific terms of the shares of Common Stock, par value $.01 per share ("CMS ENERGY COMMON STOCK"), shares of Class G Common Stock, no par value ("CLASS G COMMON STOCK"), unsecured senior debt securities (the "SENIOR DEBENTURES") and unsecured subordinated debt securities (the "SUBORDINATED DEBENTURES") (individually a "DEBT SECURITY" and collectively the "DEBT SECURITIES") consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness, Stock Purchase Contracts (the "STOCK PURCHASE CONTRACTS") to purchase CMS Energy Common Stock, Stock Purchase Units (the "STOCK PURCHASE UNITS"), each representing ownership of a Stock Purchase Contract and Debt Securities, or Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the Stock Purchase Contract, or any combination of the foregoing, irrevocable guarantees (individually a "GUARANTEE" and collectively "GUARANTEES") of CMS Energy, on a senior or subordinated basis as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of fund on hand, and trust preferred securities (the "TRUST PREFERRED SECURITIES") representing preferred undivided beneficial interests in the assets of the Trust, in respect of which this prospectus is being delivered (collectively, the "OFFERED SECURITIES"), will be set forth in an accompanying prospectus supplement or supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The prospectus supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, the designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of CMS Energy, if any, to defer payment or interest on the Debt Securities and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering; (ii) in the case of CMS Energy Common Stock or Class G Common Stock, the designation, number of shares, public offering price and other specific terms of the Offering, from the sale thereof;
(iii) in the case of Trust Preferred Securities, the designation, number of shares, liquidation preference per security, initial public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Trust Preferred Securities including a description of the Guarantee (as defined herein), as the case may be; and (iv) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities, Trust Preferred Securities, or debt obligations of third parties securing the holders obligation to purchase CMS Energy Common Stock and Class G Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

CAPITAL STOCK

     The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the

Restated Articles of Incorporation of CMS Energy (the "ARTICLES OF INCORPORATION") and the By-Laws of CMS Energy, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part, and by express reference to the Registration Statement on Form 8-B/A, which is incorporated into this prospectus by reference. See "Incorporation of Certain Documents by Reference" herein.

     The authorized capital stock of CMS Energy consists of 250 million shares of CMS Energy Common Stock, 60 million shares of Class G Common, and 10 million shares of CMS Energy Preferred Stock, $.01 par value ("PREFERRED STOCK"). The CMS Energy Common Stock and the Class G Common Stock are sometimes together referred to herein as the "Common Stock."

COMMON STOCK

     The Class G Common Stock is intended to reflect the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage, a subsidiary of Consumers (such businesses, collectively, have been attributed to the "CONSUMERS GAS GROUP"). The CMS Energy Common Stock is intended to reflect the performance of all businesses of CMS Energy and its subsidiaries, including the businesses of the Consumers Gas Group, except for the interest in the Consumers Gas Group attributable to the outstanding shares of Class G Common Stock.

DIVIDEND RIGHTS AND POLICY; RESTRICTIONS ON DIVIDENDS

     Dividends on the CMS Energy Common Stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of CMS Energy, including the Consumers Gas Group, except for the interest in the Consumers Gas Group attributable to the outstanding shares of the Class G Common Stock, and other factors. Dividends are payable out of the assets of CMS Energy legally available therefore, including the Available Class G Dividend Amount (as defined in the Articles of Incorporation).

     Dividends on the Class G Common Stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of the Consumers Gas Group, and, to a lesser extent, CMS Energy as a whole. Dividends are payable out of the lesser of (i) the assets of CMS Energy legally available therefore and (ii) the Available Class G Dividend Amount. Although the Available Class G Dividend Amount is intended to reflect the amount available for dividends to holders of outstanding Class G Common Stock, it is also legally available for dividends to holders of CMS Energy Common Stock.

     CMS Energy, in the sole discretion of its Board of Directors could pay dividends exclusively to the holders of CMS Energy Common Stock, exclusively to the holders of Class G Common Stock, or to the holders of both of such classes in equal or unequal amounts.

     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy's ability to pay dividends, including dividends on CMS Energy Common Stock and Class G Common Stock, is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy, in particular, Consumers, and other factors. CMS Energy's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

     Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on Common Stock may be subject to the rights of the holders, if any, of the CMS Energy Preferred Stock.

     There are restrictions on CMS Energy's ability to pay dividends contained in certain revolving credit and term loan agreements, the indenture dated as of September 15, 1992, as amended and supplemented, between CMS Energy and NBD Bank, as Trustee, and the indenture dated as of January 15, 1994, as amended and supplemented, between CMS Energy and The Chase Manhattan Bank, as Trustee. A discussion of specific restrictions on CMS Energy's ability to pay dividends will be set forth in an accompanying prospectus supplement pursuant to which convertible Senior Debentures, Subordinated Debentures, convertible Trust Preferred Securities, Stock Purchase Contracts, Stock Purchase Units, CMS Energy Common Stock or Class G Common Stock are offered.

VOTING RIGHTS

     The holders of CMS Energy Common Stock vote with the holders of Class G Common Stock as a single class, except on matters which would be required by law or the Articles of Incorporation to be voted on by class. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of the Board of Directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.

     Under Michigan law, the approval of the holders of a majority of the outstanding shares of a class of Common Stock, voting as a separate class, would be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such class of stock, and to authorize any amendment to the Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of such class (except pursuant to Section 303 of the Michigan Business Corporation Act, which, under certain circumstances, would enable the Board of Directors to increase the number of authorized shares to satisfy the exchange features of the Common Stock described below) or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The Articles of Incorporation also provide that unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of all the shares of either class of Common Stock then outstanding, voting as a separate class, will be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of such class of Common Stock, either directly by amendment to the Articles of Incorporation or indirectly by requiring the holders of such class to accept or retain, in such merger or consolidation, anything other than
(i) shares of such class or (ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such class prior to such merger or consolidation. The effect of these provisions may be to permit the holders of a majority of the outstanding shares of either class of Common Stock to block any such merger or amendment which would adversely affect the powers or special rights of holders of such class of Common Stock.

PREEMPTIVE RIGHTS

     The Articles of Incorporation provide that holders of Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures, or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

LIQUIDATION RIGHTS

     In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock and Class G Common Stock shall be entitled to receive, on a per share basis, the same portion of all of the assets of CMS Energy remaining for distribution to the holders of Common Stock, regardless of whether or not any of such assets were attributed to the Consumers Gas Group. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

     Because CMS Energy has subsidiaries which have debt obligations and other liabilities of their own, CMS Energy's rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to prior claims of the subsidiary's creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

SUBDIVISION OR COMBINATION

     If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of either Class G Common Stock or CMS Energy Common Stock, the voting and liquidation rights of shares of CMS Energy Common Stock relative to Class G Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights of either class of Common Stock. For example, in case CMS Energy were to effect a two-for-one split of Class G Common Stock, the per share liquidation rights of CMS Energy Common Stock would be multiplied by two in order to avoid dilution in the aggregate liquidation rights of holders of CMS Energy Common Stock and each post-split share of Class G Common Stock would have one-half of a vote on matters voted upon by the Shareholders.

EXCHANGES

     The Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock but do provide that Class G Common Stock may be exchanged for CMS Energy Common Stock as described in the Registration Statement on Form 8-B/A incorporated by reference herein. CMS Energy cannot predict the impact of the potential for such exchanges on the market prices of CMS Energy Common Stock.

     CMS Energy may exchange the Class G Common Stock for a proportionate number of shares of a subsidiary that holds all the assets and liabilities attributed to the Consumers Gas Group, and no other assets and liabilities. If CMS Energy transfers all or substantially all of the properties and assets attributed to the Consumers Gas Group, CMS Energy is required, subject to certain exceptions and conditions, to exchange each outstanding share of Class G Common Stock for a number of shares of CMS Energy Common Stock having a Fair Market Value (defined in the Articles of Incorporation) equal to 110% of the Fair Market Value of one share of Class G Common Stock.

     CMS Energy may, in the sole discretion of the Board of Directors, at any time, exchange each outstanding share of Class G Common Stock for a number of shares of CMS Energy Common Stock having a Fair Market Value equal to 115% of the Fair Market Value of one share of Class G Common Stock.

     CMS Energy cannot predict the impact of the potential for such exchanges on the market prices of the CMS Energy Common Stock.

TRANSFER AGENT AND REGISTRAR

     CMS Energy Common Stock and Class G Common Stock are transferable at Consumers Energy Company, 212 W. Michigan Avenue, Jackson, MI 49201. CMS Energy is the registrar and transfer agent for CMS Energy Common Stock and Class G Common Stock.

PREFERRED STOCK

     The authorized Preferred Stock may be issued without the approval of the holders of Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy's Board of Directors. The Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

PRIMARY SOURCE OF FUNDS OF CMS ENERGY; RESTRICTIONS ON SOURCES OF DIVIDENDS

     The ability of CMS Energy to pay (i) dividends on its capital stock and
(ii) its indebtedness, including the Debt Securities, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers. Consumers' ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers' revenues and earnings will depend substantially upon rates authorized by the MPSC.

     Consumers' ability to pay dividends is restricted by its First Mortgage Bond Indenture (the "MORTGAGE INDENTURE") and its Articles of Incorporation ("ARTICLES"). The Mortgage Indenture provides that Consumers can only pay dividends on its common stock out of retained earnings accumulated subsequent to September 30, 1945, provided that upon such payment, there shall remain of such retained earnings an amount equivalent to any deficiency in maintenance and replacement expenditures as compared with maintenance and replacement requirements since December 31, 1945. Because of restrictions in its Articles and Mortgage Indenture, Consumers was prohibited from paying dividends on its common stock from June 1991 to December 31, 1992. However, as of December 31, 1992, Consumers effected a quasi-reorganization in which Consumers' accumulated deficit of $574 million was eliminated against other paid-in capital. With the accumulated deficit eliminated, Consumers satisfied the requirements under its Mortgage Indenture and resumed paying dividends on its common stock in May 1993.

     Consumers' Articles also provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers, and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to: (i) 50% of net income available for the payment of dividends during the base period (hereinafter defined) if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the "BASE PERIOD"), adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

     In addition, Consumers' Indenture dated January 1, 1996, between Consumers and Bank of New York as Trustee ("INDENTURE"), and certain Preferred Securities Guarantees by Consumers dated January 23, 1996 and September 11, 1997 (collectively the "CONSUMERS PREFERRED SECURITIES GUARANTEES"), in connection with which the 8.36% Trust Preferred Securities of Consumers Power Company Financing 1 and the 8.20% Trust Securities of Consumers Energy Financing II (collectively the "CONSUMERS TRUST PREFERRED SECURITIES") were issued, provide that Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock if: (i) there shall have occurred any event that would constitute an event of default under the Indenture or the

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

trust agreements pursuant to which the Consumers Trust Preferred Securities were issued, (ii) a default with respect to its payment of any obligations under the Consumers Preferred Securities Guarantees or certain Consumers common stock guarantees, or (iii) it gives notice of its election to extend the interest payment period on the subordinated notes issued under the Indenture, at any time for up to 20 consecutive quarters provided, however, Consumers may declare and pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.

     Consumers' Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the articles permit otherwise, the amount that would be needed, if Consumers were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers' policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers' Board of Directors reserves the right to change this policy at any time.

DEBT SECURITIES

     The Debt Securities offered by this prospectus will be unsecured obligations of CMS Energy and will be either senior or subordinated debt. Senior Debentures will be issued under a senior debt indenture and Subordinated Debentures will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "INDENTURE" and collectively as the "INDENTURES."

     The following briefly summarizes the material provisions of the indentures and the Debt Securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of Debt Securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from CMS Energy or the applicable trustee.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be NBD Bank and the trustee under the subordinated debt indenture will be The Bank of New York.

GENERAL

     The indentures provide that Debt Securities of CMS Energy may be issued in one or more series, with different terms, in each case as authorized from time to time by CMS Energy.

     Federal income tax consequences and other special considerations applicable to any Debt Securities issued by CMS Energy at a discount will be described in the applicable prospectus supplement.

     Because CMS Energy is a holding company, the claims of creditors of CMS Energy's subsidiaries will have a priority over CMS Energy's equity rights and the rights of CMS

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

Energy's creditors, including the holders of Debt Securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     The applicable prospectus supplement relating to any series of Debt Securities will describe the following terms, where applicable:

     - the title of the Debt Securities;

     - whether the Debt Securities will be senior or subordinated debt;

     - the total principal amount of the Debt Securities;

     - the percentage of the principal amount at which the Debt Securities will be sold and, if applicable, the method of determining the price;

     - the maturity date or dates;

     - the interest rate or the method of computing the interest rate;

     - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

     - the location where payments on the Debt Securities will be made;

     - the terms and conditions on which the Debt Securities may be redeemed at the option of CMS Energy;

     - any obligation of CMS Energy to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     - any provisions for the discharge of CMS Energy's obligations relating to the Debt Securities by deposit of funds or United States government obligations;

     - whether the Debt Securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

     - any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities;

     - any additional amounts with respect to the Debt Securities that CMS Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of CMS Energy to redeem the Debt Securities rather than paying these additional amounts; and

     - any other specific terms of the Debt Securities.

CONCERNING THE TRUSTEES

     Each of NBD Bank, the trustee under the senior debt indenture, and The Bank of New York, the trustee under the subordinated debt indenture, is one of a number of banks with which CMS Energy and its subsidiaries maintain ordinary banking relationships, including credit facilities.

EXCHANGE AND TRANSFER

     Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer at the offices and subject to the restrictions set forth therein and in the applicable prospectus supplement without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any limitations contained in the applicable indenture. Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery.

PAYMENT

     Distributions on the Debt Securities in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, the City of New York or its other designated office. However, at the option of CMS Energy, payment of any interest may be made by check or by wire transfer. Payment of any interest due on Debt Securities in registered form will be made to the persons in whose name the Debt Securities are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the prospectus supplement.

EVENTS OF DEFAULT

     Each indenture provides that events of default regarding any series of Debt Securities will be:

     - failure to pay required interest on any Debt Security of such series for 30 days;

     - failure to pay principal other than a scheduled installment payment or premium, if any, on any Debt Security of such series when due;

     - failure to make any required scheduled installment payment for 30 days on Debt Securities of such series;

     - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of Debt Securities other than such series;

     - certain events of bankruptcy or insolvency, whether voluntary or not; or

     - entry of final judgments against CMS Energy or Consumers for more than $25,000,000 which remain undischarged or unbonded for 60 days or a default resulting in the acceleration of indebtedness of CMS Energy or Consumers more than $25,000,000, and the acceleration has not been rescinded or annulled within 10 days after written notice of such default as provided in the applicable indenture; and

     Additional events of default may be prescribed for the benefit of the holders of a particular series of Debt Securities and will be described in the prospectus supplement relating to those Debt Securities.

     If an event of default regarding Debt Securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding Debt Securities of such series may declare each Debt Security of that series due and payable.

     Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to

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

waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of Debt Securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

     Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder's Debt Security when due, the holders of not less than 25% in principal amount of the Debt Securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

     CMS Energy is required to annually furnish the relevant trustee a statement as to CMS Energy's compliance with all conditions and covenants under the applicable indenture. Each indenture provides that the relevant trustee may withhold notice to the holders of the Debt Securities of any series of any default affecting such series, except payment on holders' Debt Securities when due, if it considers withholding notice to be in the interests of the holders of the Debt Securities of such series.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Each indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of CMS Energy under the Debt Securities and the indentures and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia.

MODIFICATION OF THE INDENTURE

     Each indenture permits CMS Energy and the relevant trustee to enter into supplemental indentures without the consent of the holders of the Debt Securities to establish the form and terms of any series of securities under the indentures.

     Each indenture also permits CMS Energy and the relevant trustee, with the consent of the holders of at least a majority in total principal amount of the Debt Securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the applicable indenture or modify in any manner the rights of the holders of the Debt Securities of each such affected series. CMS Energy and the relevant trustee may not, without the consent of the holder of each Debt Security affected, enter into any supplemental indenture to:

     - change the time of payment of the principal;

     - reduce the principal amount of such Debt Security;

     - reduce the rate or change the time of payment of interest on such Debt Security;

     - reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy; or

     - impair the right to institute suit for the enforcement of any payment on any Debt Security when due.

     In addition, no such modification may reduce the percentage in principal amount of the Debt Securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the applicable indenture.

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

     Prior to the acceleration of the maturity of any Debt Security, the holders, voting as one class, of a majority in total principal amount of the Debt Securities with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected Debt Securities waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the applicable indenture or of any Debt Security which cannot be modified or amended without the consent of the holder of each Debt Security affected.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

     Each indenture provides that, at the option of CMS Energy:

     - CMS Energy will be discharged from all obligations in respect of the Debt Securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to maintain the trust described below); or

     - CMS Energy need not comply with certain restrictive covenants of the relevant indenture (including those described under "Consolidation, Merger or Sale of Assets").

     If CMS Energy in each case irrevocably deposits in trust with the relevant trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the Debt Securities of such series on the stated maturities of such Debt Securities in accordance with the terms thereof.

     To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:

     - the exercise of such option would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

     - in the case of a discharge as described above, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the applicable indenture there has been a change in the applicable federal income tax law.

     In the event:

     - CMS Energy exercises its option to effect a covenant defeasance with respect to the Debt Securities of any series as described above,

     - the Debt Securities of such series are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants which are defeased,

     - the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such event of default,

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

     CMS Energy would remain liable for such amounts.

GOVERNING LAW

     Each indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

SENIOR DEBENTURES

     The Senior Debentures will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt.

SUBORDINATED DEBENTURES

     The Subordinated Debentures will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "SENIOR INDEBTEDNESS" (as defined below) of CMS Energy.

     If CMS Energy defaults in the payment of any distributions on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, CMS Energy cannot make a payment on account of or redeem or otherwise acquire the Subordinated Debentures. The subordinated debt indenture provisions described in this paragraph, however, do not prevent CMS Energy from making sinking fund payments in Subordinated Debentures acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to CMS Energy, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of Subordinated Debentures. Holders of Subordinated Debentures must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full.

     "SENIOR INDEBTEDNESS" means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

     - indebtedness of CMS Energy for money borrowed by CMS Energy or evidenced by debentures (other than the Subordinated Debentures), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by CMS Energy;

     - obligations of CMS Energy with respect to letters of credit;

     - all indebtedness of others of the type referred to in the two preceding clauses assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy; or

     - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

     The subordinated debt indenture does not limit the total amount of Senior Indebtedness that may be issued. As of December 31, 1998, Senior Indebtedness of CMS Energy totaled approximately $2.766 billion.

CERTAIN COVENANTS

     If Debt Securities are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Preferred Securities by such Trust, CMS Energy will covenant that it will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures) with or junior (in the case of Senior and Subordinated Debentures) to that Debt Security (other than
(a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indentures and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure,
(ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantees or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the indentures with respect to the Debt Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy will also covenant (i) for so long as Trust Preferred Securities are outstanding, not to convert the Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent (as defined in the indentures) by a holder of Trust Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successor which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common Securities, (iii) not to voluntarily terminate, wind-up or liquidate such Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of such Trust or
(b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding,
(v) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause such Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) to deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

CONVERSION RIGHTS

     If the prospectus supplement provides, the Holders of Debt Securities may convert such Debt Securities into CMS Energy Common Stock, as defined herein (see "Description of Securities -- Common Stock"), at the option of the Holders at the principal amount thereof, or of such portion thereof, at any time during the period specified in the prospectus supplement, at the conversion price or conversion rate specified in the prospectus supplement; except that, with respect to any Debt Securities (or portion thereof) called for redemption, such conversion right shall terminate at the close of business on the fifteenth day prior to the date fixed for redemption of such Debt Security, unless CMS Energy shall default in payment of the amount due upon redemption thereof.

     The conversion privilege and conversion price or conversion rate will be adjusted in certain events, including if CMS Energy:

     - pays a dividend or makes a distribution in shares of CMS Energy Common Stock;

     - subdivides its outstanding shares of CMS Energy Common Stock into a greater number of shares;

     - combines its outstanding shares of CMS Energy Common Stock into a smaller number of shares;

     - pays a dividend or makes a distribution on its CMS Energy Common Stock other than in shares of its CMS Energy Common Stock;

     - issues by reclassification of its shares of CMS Energy Common Stock any shares of its capital stock;

     - issues any rights or warrants to all holders of shares of its CMS Energy Common Stock entitling them (for a period expiring within 45 days, or such other period as may be specified in the prospectus supplement) to purchase shares of CMS Energy Common Stock (or Convertible Securities as defined in the indentures) at a price per share less than the Average Market Price (as defined in the indentures) per share for such CMS Energy Common Stock; and

     - distributes to all holders of shares of its CMS Energy Common Stock any assets or Debt Securities or any rights or warrants to purchase securities, provided that no adjustment shall be made under (vi) or (vii) above if the adjusted conversion price would be higher than, or the adjusted conversion rate would be less than, the conversion price or conversion rate, as the case may be, in effect prior to such adjustment.

     CMS Energy may reduce the conversion price or increase the conversion rate, temporarily or otherwise, by any amount but in no event shall such adjusted conversion price or conversion rate result in shares of CMS Energy Common Stock being issuable upon conversion of the Debt Securities if converted at the time of such adjustment at an effective conversion price per share less than the par value of the CMS Energy Common Stock at the time such adjustment is made. No adjustments in the conversion price or conversion rate need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the initial conversion price or conversion rate. Any adjustment which is not made shall be carried forward and taken into account in any subsequent adjustment. The foregoing conversion provisions may be modified to the extent set forth in the prospectus supplement.

TRUST PREFERRED SECURITIES

  GENERAL

     Each Trust may issue, from time to time, Trust Preferred Securities having terms described in the prospectus supplement relating thereto. The Trust Agreement of each Trust will authorize the establishment of no more than one series of Trust Preferred Securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the Trust Trustees pursuant thereto. Reference is made to the prospectus supplement relating to the Trust Preferred Securities for specific terms, including: (i) the distinctive designation and the number of Trust Preferred Securities to be offered which will represent undivided beneficial interests in the assets of the Trust; (ii) the annual distribution rate and the dates or date upon which such distributions will be paid, provided, however distributions on the Trust Preferred Securities will be paid quarterly in arrears to holders of Trust Preferred Securities as of a record date on which the Trust Preferred Securities are outstanding; (iii) whether holders' can convert the Trust Preferred Securities into shares of CMS Energy Common Stock; (iv) whether distributions on Trust Preferred Securities would be deferred during any deferral of interest payments on the Debt Securities, provided, however that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the Debt Securities, and at the end of any such deferrals, CMS Energy shall make all interest payments then accrued or deferred and unpaid (including any compounded interest); (v) the amount of any liquidation preference; (vi) the obligation, if any, of the Trust to redeem Trust Preferred Securities through the exercise of CMS Energy of an option on the corresponding Debt Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which the Trust Preferred Securities shall be convertible or exchangeable at the option of the holder of the Trust Preferred Securities or other property or cash; (viii) the voting rights, if any, of the Trust Preferred Securities in addition to those required by law and in the Trust Agreement, or set forth under a Guarantee (as defined below); (ix) the additional payments, if any, which the Trust will pay as a distribution as necessary so that the net amounts reserved by the Trust and distributable to the holders of the Trust Preferred Securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid will not be less than the amount that would have been reserved and distributed by the Trust, and the amount the holders of the Trust Preferred Securities would have reserved, had no such taxes, duties, assessments or governmental charges been imposed; (x) the terms and conditions, if any, upon which the Debt Securities may be distributed to holders of Trust Preferred Securities; and (xi) any other relative rights, powers, preferences, privileges, limitations or restrictions of the Trust Preferred Securities not inconsistent with the Trust Agreement or applicable law. All Trust Preferred Securities offered hereby will be irrevocably guaranteed by CMS Energy, on a senior or subordinated basis, as applicable, and to the extent set forth below under "The Guarantees." Any applicable federal income tax considerations applicable to any offering of the Trust Preferred Securities will be described in the prospectus supplement relating thereto. The aggregate number of Trust Preferred Securities which the Trust shall have authority to issue will be pursuant to the terms of the Trust Agreement.

                EFFECT OF OBLIGATIONS UNDER THE DEBT SECURITIES
                               AND THE GUARANTEES

     As set forth in the Trust Agreement, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each of the Trust, and to invest the proceeds from such issuance and sale to acquire directly the Debt Securities from CMS Energy.

     As long as payments of interest and other payments are made when due on the Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:

     - the aggregate principal amount of Debt Securities will be equal to the sums of the aggregate stated liquidation amount of the Trust Securities;

     - the interest rate and the interest and other payment dates on the Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Securities;

     - CMS Energy shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the Trust (other than with respect to the Trust Securities); and

     - the Trust Agreement further provides that CMS Energy Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefore are available) and other payments due on the Trust Preferred Securities (to the extent funds therefor are available) are guaranteed by CMS Energy as and to the extent set forth under "The Guarantees" below. If CMS Energy does not make interest payments on the Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Trust Preferred Securities. The Guarantees do not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of distributions and other payments on the Trust Preferred Securities only if and to the extent that CMS Energy has made a payment of interest or principal on the Debt Securities held by the Trust as its sole asset. The Guarantees, when taken together with CMS Energy's obligations under the Debt Securities and the Indenture and its obligations under the Trust Agreement, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust securities), provide a full and unconditional guarantee of amounts on the Trust Preferred Securities.

     If CMS Energy fails to make interest or other payments on the Debt Securities when due (taking account of any extension period), the Trust Agreement provides a mechanism whereby the holders of the Trust Preferred Securities may direct a Property Trustee to enforce its rights under the Debt Securities. If a Property Trustee fails to enforce its rights under the Debt Securities, a holder of Trust Preferred Securities may institute a legal proceeding against CMS Energy to enforce a Property Trustee's rights under the Debt Securities without first instituting any legal proceeding against a Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the Trust Agreement, and such event is attributable to the failure of CMS Energy to pay interest or principal on the Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Trust Preferred Securities may institute legal proceedings directly against CMS Energy to obtain payment. If CMS Energy fails to make payments under the Guarantees, the Guarantees provide a mechanism whereby the holders of the Trust Preferred Securities may direct a Guarantee Trustee to enforce its rights thereunder. Any holder of Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce a Guarantee Trustee's rights under a Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

THE GUARANTEES

     Set forth below is a summary of information concerning the Guarantees which will be executed and delivered by CMS Energy for the benefit of the holders, from time to time, of the Trust Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. Either The Bank of New York, or NBD Bank, each an independent trustee, will act as indenture trustee under the Guarantees for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

GENERAL

     CMS Energy will irrevocably agree to pay in full, on a senior or subordinated basis, as applicable, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the "GUARANTEE PAYMENTS"), will be subject to a
Guarantee: (i) any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor at such time; or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debt Securities are distributed to holders of the Trust Preferred Securities), the lesser of (a) the liquidation distribution, to the extent that the Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities. CMS Energy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts of CMS Energy to the holders of the Trust Preferred Securities or by causing the Trust to pay such amount to such holders.

     Such Guarantees will be irrevocable guarantees, on a senior or subordinated basis, as applicable, of the Trust's obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and are not guarantees of collection. If CMS Energy does not make interest payments on the Debt Securities held by the Trust, the Trust will not be able to pay distributions on the Trust Preferred Securities and will not have funds legally available therefor.

     CMS Energy has, through the Guarantees, the Trust Agreements, the Senior Debentures, the Subordinated Debentures, the indentures and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities.

     CMS Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities to the same extent as the Guarantees, except that upon the occurrence and during the continuation of a Trust Agreement Event of Default, holders of Trust Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF CMS ENERGY

     CMS Energy will covenant in each Guarantee that if and so long as (i) the Trust is the holder of all the Debt Securities, (ii) a Tax Event (as defined in the Guarantee) in respect of the Trust has occurred and is continuing and (iii) CMS Energy has elected, and has not revoked such election, to pay Additional Sums (as defined in the Guarantee) in respect of the Trust Preferred Securities and Common Securities, CMS Energy will pay to the Trust such Additional Sums. CMS Energy will also covenant that it will not, and it will not cause any of its subsidiaries to (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures with or junior in the case of the Senior and Subordinated Debentures) to the Debt Securities (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a event of default and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure, (ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantee or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the indentures with respect to the Debt Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy also will covenant to (i) for so long as Trust Preferred Securities are outstanding, not convert Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Trust Preferred Securities, (ii) maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common Securities, (iii) not voluntarily terminate, wind-up or liquidate the Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding, (v) use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantees may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation amount of such outstanding Trust Preferred Securities. All guarantees and agreements contained in the Guarantees shall bind the successors, assigns, receivers, trustees and representatives of CMS Energy and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

TERMINATION OF THE GUARANTEES

     The Guarantees will terminate and be of no further force and effect upon full payment of the redemption price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust, upon the distribution, if any, of CMS Energy Common Stock to the holders of Trust Preferred Securities in respect of the conversion of all such holders' Trust Preferred Securities into CMS Energy Common Stock or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities in exchange for all of the Trust Preferred Securities. The Guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or the Guarantees.

EVENTS OF DEFAULT

     An event of default under a Guarantee will occur upon the failure of CMS Energy to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to a Guarantee Trustee in respect of a Guarantee or to direct the exercise of any trust or power conferred upon a Guarantee Trustee under the Guarantees.

     If a Guarantee Trustee fails to enforce a Guarantee, any holder of the Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce its rights under such Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. In addition, any record holder of Trust Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against CMS Energy to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced a Guarantee or instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. CMS Energy has waived any right or remedy to require that any action be brought just against the Trust, or any other person or entity before proceeding directly against CMS Energy.

     CMS Energy, as guarantor, is required to file annually with each Guarantee Trustee a certificate as to whether or not CMS Energy is in compliance with all the conditions and covenants applicable to it under the Guarantees.

STATUS OF THE GUARANTEES

     The Guarantees will constitute unsecured obligations of CMS Energy and will rank equal to or subordinate and junior in right of payment to all other liabilities of CMS Energy, as applicable. The Guarantees will rank pari passu with or senior to, as applicable, any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy.

     The Guarantees will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantees will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantees will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities. The Guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by CMS Energy or any of its subsidiaries.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     CMS Energy may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from CMS Energy, and CMS Energy to sell to the holders, a specified number of shares of CMS Energy Common Stock at a future date or dates. The price per share of CMS Energy Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Stock Purchase Units consisting of a Stock Purchase Contract and Senior Debentures, Subordinated Debentures, Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require CMS Energy to make periodic payments to the holders of the Stock Purchase Units or visa versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                                 LEGAL OPINIONS

     Opinions as to the legality of certain of the Offered Securities will be rendered for CMS Energy by Michael D. Van Hemert, Esq., Assistant General Counsel for CMS Energy. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the Trusts by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the Trusts. Certain United States Federal income taxation matters may be passed upon for CMS Energy and the Trust by either Theodore J. Vogel, tax counsel for CMS Energy, or by special tax counsel to CMS Energy and of the Trust, who will be named in the prospectus supplement. Certain legal matters with respect to Offered Securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of CMS Energy as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Future consolidated financial statements of CMS Energy and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

                              PLAN OF DISTRIBUTION

     CMS Energy and/or the Trusts may sell the Offered Securities: (i) through the solicitation of proposals of underwriters or dealers to purchase the Offered Securities; (ii) through underwriters or dealers on a negotiated basis; (iii) directly to a limited number of purchasers or to a single purchaser; or (iv) through agents. The prospectus supplement with respect to any Offered Securities will set forth the terms of such offering, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to CMS Energy and/or the Trust from such sale; any underwriting discounts and commissions and other items constituting underwriters' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities, CMS Energy and/or the Trusts will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

     The Offered Securities may be sold directly by CMS Energy and/or the Trusts or through agents designated by CMS Energy and/or the Trusts from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this prospectus is delivered will be named, and any commissions payable by CMS Energy and/or the Trusts to such agent will be set forth, in the prospectus supplement relating thereto. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Offered Securities may be sold directly by CMS Energy and/or the Trust to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     The CMS Energy Common Stock and the Class G Common Stock may be offered other than through the facilities of a national securities exchange and other than to or through a market marker other than on an exchange.

     Agents, dealers and underwriters may be entitled under agreements with CMS Energy and/or the Trust to indemnification by CMS Energy and/or the Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for CMS Energy and/or the Trust in the ordinary course of business.

     The Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("REMARKETING FIRMS"), acting as principals for their own accounts or as agents for CMS Energy and/or the Trusts. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with CMS Energy and/or the Trusts to indemnification or contribution by CMS Energy and/or the Trusts against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for CMS Energy and its subsidiaries in the ordinary course of business.

     The Offered Securities may or may not be listed on a national securities exchange. Reference is made to the prospectus supplement with regard to such matter. No assurance can be given that there will be a market for any of the Offered Securities.

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

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JUNE   , 1999

                                     [LOGO]

                                  $300,000,000

                                              UNITS

                     % ADJUSTABLE CONVERTIBLE TRUST SECURITIES

                   ------------------------------------------
                             PROSPECTUS SUPPLEMENT
                   ------------------------------------------

                          Joint Book-Running Managers

SALOMON SMITH BARNEY                                DONALDSON, LUFKIN & JENRETTE

                         BANC OF AMERICA SECURITIES LLC

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No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement or the base prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the base prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the base prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to its date.
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